BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

SHAREHOLDERS´ MANUAL

ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

APRIL 29, 2019

CONTENTS

1. Management Message	p. 3
2. Guidance to Participate in the General Shareholders’ Meeting
2.1. Physical Presence
2.1.1 Shareholders
2.1.1.1 Individual Shareholders	p. 5
2.1.1.2. Corporate Shareholders	p. 5
2.1.1.3. Shareholders represented by Proxy	p. 5
2.1.1.4. Foreign Shareholders	p. 6
2.1.2. Holders of American Depositary Receipts – ADRs	p. 6
2.2. Participation by distance vote	p. 6
2.2.1. For completion instructions transmitted to the Company bookkeeping agent	p. 7
2.2.2. For completion instruction transmitted to their respective custodian agents	p. 7
2.2.3. By sending the Distance Voting Form Directly to BRF	p. 8
3. Management Proposal	p. 11

1.            MANAGEMENT MESSAGE

Dear Shareholders,

BRF S.A. (“BRF” or “Company”) is a company which is marked by a widespread and diffuse shareholding control in which shareholders are granted equal rights and protection mechanisms.

Our shares are listed on the Novo Mercado of B3 – Brasil, Bolsa, Balcão (B3”), and on the New York Stock Exchange (“NYSE”), with level III ADRs.

In line with the high level of corporate governance adopted by the Company and reflecting the principles of transparency, uniformity, and equality that support our relationship with investors, we hereby invite Shareholders to participate in our Ordinary and Extraordinary General Shareholders’ Meeting to be held on April 29, 2019, at 11:00 a.m., at our head office located at Jorge Tzachel, 475 – Bairro Fazenda, in the City of Itajaí in the State of Santa Catarina (“AGOE”).

To reinforce our concern over the information provided, we have made available on our Investor Relations website (https://ri.brf-global.com/, item Governança Corporativa) and on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), the B3 (www.b3.com.br) and the SEC - Securities and Exchange Commission (www.sec.gov), all the documents legally required and other that we deem as necessary to endorse the understanding and the decision to be taken by the shareholders that will be subject to deliberation at this AGOE, as well as in this Manual.

We will discuss the following subjects to be approved:

I – At the Ordinary General Shareholders’ Meeting:

(i)           To take the account of the managers, to examine, discuss and vote on the Management Report, Financial Statements and other documents related to the fiscal year ended on December 31, 2018;

(ii)         To set the annual global compensation of the management for the 2019 fiscal year;

(iii)        To authorize the increase in value of the annual global compensation of the management for the 2019 fiscal year, to be applicable in case the Board of Directors decide for the increase in up to eight of the number of the members of the Company’s Executive Board;

(iv)        To elect the members of the Fiscal Council; and

(v)         To set the global compensation of the members of the Fiscal Council for the 2019 fiscal year.

II – At the Extraordinary General Shareholders’ Meeting:

(i)            To amend the Company’s Restricted Share Plan and ratify the payments already made under the Plan.

We welcome your participation in our Meeting, since it will deal with matters of importance for the Company which are directed at creating value for our shareholders.

We believe the information presented here will enable our shareholders to consider their positions and facilitate the decision making. Our Investor Relations team is ready and available to answer any questions or guide you.

We are counting on your presence and take advantage of this occasion to convey our appreciation.

Sincerely,

Pedro Pullen Parente

Chairman of the Board of Directors and Global Chief Executive Officer

Ivan de Souza Monteiro

Chief Financial Officer and of Investor Relations

2.            GUIDANCE TO PARTICIPATE IN THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

2.1. PHYSICAL PRESENCE

2.1.1. SHAREHOLDERS

As stated in article 15 of the Bylaws, the Company requests the shareholders who intend to take part in the Meeting, personally or through a proxy, to forward the notarized copy of the following documents (waived the authentication of those available on the CVM website) up to April 24, 2019, i.e. 5 (five) days before the AGOE at Avenida das Nações Unidas, 8.501 - Zip Code 05425-070, Pinheiros, São Paulo-SP, to the care of the Corporate-Legal Department:

2.1.1.1. INDIVIDUAL SHAREHOLDERS

▪	Picture ID; and
▪	Statement disclosing the respective shareholding stake, issued by the custodian institution responsible for the custody of the shares.

2.1.1.2. CORPORATE SHAREHOLDERS

▪	Latest version of the Bylaws or consolidated articles of association and the corporate documentation granting powers to represent the legal entity (e.g. minutes of the election of officers);
▪	Picture ID of the legal representative(s);
▪	Statement disclosing the respective shareholding stake, issued by the custodian institution responsible for the custody of the shares;
▪	In case of Investment Funds: (i) the latest consolidated version of the fund regulation; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of officers, term(s) of office and/or power of attorney); and (iii) picture ID of the legal representative(s) of the fund administrator or manager.

2.1.1.3. SHAREHOLDERS REPRESENTED BY PROXY

▪	In addition to the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year for any attorney-in-fact who is a shareholder, manager of the Company, lawyer or financial institution, with the investment funds administrator responsible for representing its joint owners, as stated in the first paragraph of article 126 of Law Nº 6.404/1976. Corporate shareholders may be represented by a proxy established according to their bylaws/articles of association, not being mandatory that the proxy is a shareholder, manager of the Company, lawyer of financial institution;

▪	Picture ID of the attorney-at-law;
▪	If the shareholders so desire, they may use the proxies made available previously by the Company to vote on matters of interest to the AGOE, as stated in the Public Request for a Proxy undertaken by the Company, in the form provided in article 22 and following CVM Instruction Nº 481/2009. The documents referring to the public request for proxy were disclosed by the Company on the Investor Relations website (www.brf-global.com/ri, in the item Governança Corporativa) and on the websites of the Brazilian Securities and Exchange Commission – CVM (www.cvm.gov.br), of B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br) and of the Securities and Exchange Commission (www.sec.gov).

2.1.1.4. FOREIGN SHAREHOLDERS

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must be accompanied by a sworn translation, not being necessary its legalization and consularization.

2.1.2. HOLDERS OF AMERICAN DEPOSITARY RECEIPTS - ADRs

The holders of ADRs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement signed with the Company.

2.2. PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and in line with CVM Instruction Nº 481/2009, Company shareholders may send their voting instructions, from this date, on the matters to be raised at the AGOE by completing and sending the form allowing them to cast their vote from a distance (“Distance Voting Form”) whose model was made available, separately, in the website of Relations with Investors of the Company (www.brf-global.com/ri, in the item Corporate Governance) and in the websites of the Securities and Exchange Commission (www.cvm.gov.br) and of B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br)..

To do so, the Distance Voting Form should:

•         be accessed to be printed and completed in advance in the item “Governança Corporativa” of the Company´s Investor Relations site (www.brf-global.com/ri), as well as in the websites of the Brazilian Securities and Exchange Commission – CVM and of B3 S.A- Brasil, Bolsa, Balcão (www.b3.com.br); and

•         be received within a period of 7 (seven) days before the date of the Meeting, i.e. by April 22, 2019 (inclusive). Any voting forms received after this date will be disregarded.

Shareholders who choose to exercise their voting right through the Distance Voting Form should do so through one of the options described below:

2.2.1. For completion instructions transmitted to the Company bookkeeping agent

This option is aimed exclusively at shareholders whose shares are kept by Itaú Corretora de Valores S.A. (“Itaú”) and which are not held in the central depositary:

Shareholders with shares which are not held in the central depositary and who choose to exercise their voting right from a distance through service providers may transmit their instructions to the bookkeeping agent of the shares issued by BRF, Itaú Corretora de Valores S.A., in line with its rules. In this sense, Itaú created the website Assembleia Digital, a safe solution where it is possible to make the distance vote. To vote by the website, it is necessary to register and to have a digital certificate. Information on the registration and step by step on the issue of the digital certificate are described at the website: https://www.itau.com.br/securitiesservices/assembleiadigital/.

In case of doubt, shareholders should contact Itaú Corretora de Valores S.A. and verify the procedures it has established for the issue of instructions via the Distance Voting Form along with the documents and information it requires to exercise this service. The contact details for Itaú are as follows:

∙ Telephone – Shareholder attendance: 3003-9285 (Brazilian state capitals and metropolitan regions)/0800 7209285 (other locations).

∙ Attendance hours: working days, from 9:00 to 18:00 hours.

∙ E-mail: atendimentoescrituracao@itau-unibanco.com.br

∙ Address: Rua Faria Lima, 3400 – 10º andar, São Paulo, SP.

Within the terms of article 21-B of CVM Instruction Nº 481/2009, the shareholder must transmit the instructions for completion of the Distance Voting Form to the bookkeeping agent up to 7 days of the date of the Meeting, i.e. by April 22, 2019 (inclusive), unless a different deadline has been set by Itaú Corretora de Valores S.A..

2.2.2.  For completion instruction transmitted to their respective custodian agents

This option is aimed exclusively at shareholders whose shares are in the custody of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”). In this case, distance voting will be exercised by the shareholders according to the procedures adopted by their custodian agents.

Shareholders whose shares are deposited in the Central Depositary of the B3 and who choose to exercise their voting right from a distance through service providers should transmit their instructions to the respective custodian agents, in line with their rules, which, in turn, will forward these voting instructions to the Central Depositary of the B3.

To do so, shareholders should contact their custodian agents and verify the procedures they have established for the issue of instructions via the Distance Voting Form along with the documents and information they require to exercise this service.

Within the terms of article 21-B of CVM Instruction Nº 481/2009, the shareholders must transmit the instructions for completion of the Distance Voting Form to their custodian agents up to 7 days before the date of the Meeting, i.e. by April 22, 2019 (inclusive), unless a different deadline has been set by their custodian agents which must always be before this date.

2.2.3   By sending the Distance Voting Form Directly to BRF

Instead of following the procedures described in items 2.2.1 and 2.2.2 above, shareholders may also send their Distance Voting Forms directly to the Company.

To do so, shareholders should print the Distance Voting Form, complete it, initial all the pages and sign it. Shareholders should then send the Distance Voting Form, duly completed, initialed and signed, to the following postal address: Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, Zip Code 05425-070, São Paulo - SP, care of the Legal-Corporate Department, along with the notarized copy of the documents described below (dismissed the certification of the documents available at CVM´s website):

Individual shareholders

▪  Picture ID of the shareholder.

Corporate shareholders

•	latest bylaws or consolidated articles of association and the corporate documents that prove the powers of representation (e.g. minutes of the election of officers); and
•	picture ID of the legal representative(s).

Investment funds

▪	the latest consolidated regulations of the fund;
▪	bylaws or articles of incorporation of its administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of officers, term(s) of office and/or power of attorney); and
▪	picture ID of the legal representative(s) of the administrator or manager.

The Company does not require the notarization of the signature of the Distance Voting Forms, neither its consularization.

The corporate documents and those representing corporate shareholders and investment funds in a foreign language must have a sworn translation, not being necessary its notarization nor its consularization.

Should they prefer, shareholders may also send the documents to the Company in advance, sending the Distance Voting Form and the above-mentioned documents by digital means to the following electronic address: acoes@brf-br.com. Regardless of this, the Company must receive the original Distance Voting Form and notarized copy of the other documents sent previously by e-mail by the shareholder up to 7 (seven) days before the AGOE, i.e. by April 22, 2019, at the following address: Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, Zip Code 05425-070, São Paulo, care of the Corporate-Legal Department.

Within 3 (three) days of receiving these documents, the Company will inform the shareholder through the electronic address indicated in item 2.1 of the Distance Voting Form of its receipt and acceptance.

Should the Distance Voting Form not be fully completed or accompanied by the corroborating documents described above, it will be disregarded, and this information will be sent to the shareholders through the electronic address indicated in item 2.1. of the Distance Voting Form informing the shareholders of the need to rectify or resend the Distance Voting Form or documents which accompany it (providing there is enough time), describing the procedures and periods needed to regularize the distance voting.

BRF stresses that:

▪	should there be differences between the Distance Voting Form received directly by the Company and the voting instruction contained in the summary voting statement from the bookkeeping agent for the same CPF (individual taxpayer number) or CNPJ (corporate taxpayer number), the voting instruction of the bookkeeping agent will prevail, as stated in Paragraph Two of article 21-W of CVM Instruction Nº 481/2009;

▪	as stated in article 21-S of CVM Instruction Nº 481/2009, the Central Depositary of the B3, on receiving the voting instructions of the shareholders through their respective custodian agents, will disregard any different instructions in relation to a same resolution which had been issued by the same CPF or CNPJ registration number;

▪	once the deadline for distance voting has ended, i.e. on April 22, 2019, the shareholder may not alter the voting instructions which have already been sent except in person or through a proxy at the General Meeting, through an application, explicitly calling for the voting instructions sent to be disregarded via Distance Voting Form, before the respective material is put to the vote; and

▪	as provided in article 21-X of Instruction CVM n° 481/2009, the instructions of distance vote shall be considered normally in the event of an eventual postponement of the Meeting or it is necessary that the Meeting is held on second call, provided that the eventual postponement or performance on second call do not exceed 30 days from the date initially provided for its performance on first call.

3.            MANAGEMENT PROPOSAL FOR THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 29, 2019

Dear Shareholders,

Further to Instruction Nº 481/2009 of the Brazilian Securities and Exchange Commission, (local acronym CVM), we hereby present the following management proposal (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Ordinary and Extraordinary Shareholders’ Meeting of the Company to be held on April 29, 2019, at 11:00 a.m. (“AGOE”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina.

I. ORDINARY GENERAL SHAREHOLDERS’ MEETING.

(i) To take the account of the managers, to examine, discuss and vote on the Management Report, Financial Statements and other documents related to the fiscal year ended on December 31, 2018.

Management Proposal. To approve the management accounts and financial statements of the Company for the fiscal year ended on December 31, 2018 (“2018 Fiscal Year”), accompanied by the management report, explanatory notes, of the independent auditors report, of the Fiscal Council opinion, of the summarized annual report of the Audit and  Integrity Committee and the comments of the Management on the Company´s financial situation, within the terms of Item 10 of the Company´s Reference Form, according to Appendix I of the Proposal, as required by article 9 of Instruction CVM no 481/2009.

We emphasize that the allocation of the net income from the 2018 Fiscal Year will not be the purpose of the AGO, since the Company registered a loss in this period. In this sense, it is not presented the Appendix 9-1-II of the CVM Instruction nº 481/2009.

(ii) To set the annual global compensation of the management for the 2019 fiscal year.

Management Proposal. In terms of article 17 of the Bylaws, to approve the annual global compensation related to the 2019 fiscal year for the members of the Board of Directors and Executive Board in the amount of up to R$ 90.5 million. The proposed amount refers to the limit proposed for the fixed compensation (salary or pro-labore, direct and indirect benefits and social contributions) and benefits due to termination of office, as well as the variable compensation (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan of the Company, as summarized below.

	Approved 2018	Performed 2018	Proposal 2019
Board of Directors
Members	10	10	10
Fees + Contributions and Benefits	12.127	11.371	16.545
Compensation based in Shares	3.092	3.025	9.631
Total Board of Directors	15.219	14.549	26.176
Executive Board
Members	6	4,33	4
Fees + Contributions and Benefits	46.246	33.816	38.348
Compensation based in Shares	13.750	2.596	13.072
Profit sharing	17.142	3.912	12.816
Total Executive Board	77.137	40.324	64.236

TOTAL Board of Directors and Executive Board	92.356	54.873	90.412

The value proposed is 2% lower when compared to the value approved for the 2018 fiscal year. However when compared to the value performed of the global compensation of the 2018 fiscal year there is a variation of 65% higher, this is mainly a result of the lower payment of variable compensation and based in shares than the planned because of the challenging scenario for the business.

Appendix II to the Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/2009.

(iii) To authorize the increase in value of the annual global compensation of the management for the 2019 fiscal year, to be applicable in case the Board of Directors decide for the increase in up to eight of the number of the members of the Company’s Executive Board;

Management Proposal. In addition to the resolution of item (ii) of the Agenda of the Ordinary General Shareholders’ Meeting, we propose the authorization to increase in up to R$27.8 million the amount of the annual global compensation of the Company's management for the fiscal year 2019, to be applicable only in case the Board of Directors approves, based on Article 24 of the Bylaws, the increase in up to eight (8) of the number of the members of the Company's Executive Board (currently, there are 4 Statutory Officers within the Company's structure). The eventual application of such increase, including the amount object of item (ii) of the Agenda of the Ordinary General Shareholders’ Meeting, will make that the total amount of the annual global compensation of the management for the fiscal year 2019, raise up to R$ 118.3 million.

It is important to note that any increase in the number of the Statutory Officers will not import in creation new positions in the Company’s administrative structure, but only the attribution of the statutory status to positions that already exist at a non-statutory level. Thus, although this measure increases the value of the annual global compensation of the managers to be approved at the AGOE, it should not increase the total cost incurred by the Company with the compensation of its employees.

The total amount up to R$118.3 million refers to the limit proposed to the fixed compensation (salary or pro-labore, direct and indirect benefits and social contributions) and benefits due to termination of office, as well as the variable compensation (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan of the Company, as summarized below:

	Approved 2018	Performed 2018	Proposal 2019
Board of Directors
Members	10	10	10
Fees + Contributions and Benefits	12.127	11.371	16.545
Compensation based in Shares	3.092	3.025	9.631
Total Board of Directors	15.219	14.549	26.176
Executive Board
Members	6	4,33	4
Fees + Contributions and Benefits	46.246	33.816	50.474
Compensation based in Shares	13.750	2.596	21.690
Profit sharing	17.142	3.912	19.944
Total Executive Board	77.137	40.324	92.108

TOTAL Board of Directors and Executive Board	92.356	54.873	118.248

The proposed amount is 28% higher compared to the amount approved for fiscal year 2018 and 116% higher compared to the actual amount for the same year. This variation between the proposed amount for 2019 fiscal year and the actual in 2018 is a result, in addition to the subjects already mentioned, by the increase in the number of Statutory Officers, which generates an impact in all compensation elements, mainly.

(iv) To elect the members of the Fiscal Council.

Management Proposal. In view that the functioning of the Fiscal Council of the Company ends at the first Ordinary General Shareholders’ Meeting after its election, as provided in article 161, § 5 of Law n° 6.404/1976, and that the article 30 of the Bylaws establishes that the Company shall have a Fiscal Council with permanent functioning, the Management proposes, for a mandate up to the Ordinary General Shareholders’ Meeting to be held on the fiscal year of 2020, the election of the following effective and alternate members of the Fiscal Council, who are:

Effective Members	Alternate Members
Attilio Guaspari	Susana Hanna Stiphan Jabra
Maria Paula Soares Aranha	Mônica Hojaij Carvalho Molina
André Vicentini	Valdecyr Maciel Gomes

It must be noted that the candidates Maria Paula Soares Aranha (effective) and Mônica Hojaij Carvalho Molina (alternate) were appointed by the shareholder Caixa de Previdência dos Funcionários do Banco do Brasil – Previ, while the candidates André Vicentini (effective) and Valdecyr Maciel Gomes (alternate) were appointed by the shareholder Fundação Petrobras de Seguridade Social – Petros.

Appendix III to this Proposal contains the information relative to the candidates for membership of the Company´s Fiscal Council, in accordance to the Items 12.5 to 12.10 of the Company´s Reference Form, as required by article 10 of Instruction CVM no 481/2009.

(v) To set the global compensation of the members of the Fiscal Council for the 2019 fiscal year.

Management Proposal. As provided in Article 16 (vi) of the Bylaws, to approve the compensation related to the fiscal year of 2019 for the effective members of the Company´s Fiscal Council in the amount corresponding to the, at least, ten percent (10%) of the average of the Executive Officers compensation (not include benefits, representation budgets and sharing profits), in the terms of Article 162, §3º of Law 6,404/76, considering the maximum value as summarized below.

	Proposal 2018	Performed 2018	Proposal 2019
Fiscal Council
Fees + Contributions and Benefits	744	612	961
Total Fiscal Council	744	612	961

Appendix II to this Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of CVM Instruction no 481/09.

II. EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

(i) To amend the Company’s Restricted Share Plan and ratify the payments already made under the Plan.

Management Proposal. To approve the amendment to the Restricted Shares Grant Plan, approved at the Ordinary and Extraordinary Shareholders’ Meeting held on April 08, 2015, amended at the Ordinary and Extraordinary General Shareholders’ Meeting held on April 26, 2017 and at the Extraordinary General Shareholders Meeting held on May 25, 2018 (“Grant Plan”), in order to expressly provide that: (i) the Grant Plan shall be administrated by the Board of Directors in observance of the provisions of the Company’s Bylaws and the current applicable legislation, respecting the limits of the global annual compensation of the managers; and (ii) the payments to the beneficiaries of the Grant Plan may be made in cash or in shares issued by the Company, as well as to ratify the payments already made to the Grant Plan’s beneficiaries according to its new terms.

In this sense, below there is a table explaining the amendments to be made in the Grant Plan currently in force:

Item	Current	Proposal
4.1. Restricted Shares Grant Plan Administration

4.1. The Plan will be administrated by the Board of Directors, which may, pursuant to the pertinent legal provisions, set up a Committee specially created to assist it in the administration of the Plan.

4.1. The Plan will be administrated by the Board of Directors, which may, in observance of the provisions of the Company’s Bylaws and the current applicable legislation, respecting the limits of the global annual compensation of the managers, set up a Committee specially created to assist it in the administration of the Plan.

5.2. Granting of the Restricted Shares

5.2. The granting of Restricted Shares is made through the conclusion of Grant Agreements between the Company and the Beneficiaries, which shall specify, without prejudice to other conditions determined by the Board of Directors, (a) the number of Restricted Shares object of the grant and (b) the terms and conditions for the acquisition of rights related to the Restricted Shares.

5.2. The granting of Restricted Shares is made through the conclusion of Grant Agreements between the Company and the Beneficiaries, which shall specify, without prejudice to other conditions determined by the Board of Directors, (a) the number of Restricted Shares object of the grant and (b) the terms and conditions for the acquisition of rights related to the Restricted Shares. The Board of Directors may also establish the payment of said amount in cash or in shares, in the form to be established in the respective Grant Agreement.

It is what the Board of Directors has to propose and hopes to be evaluated and approved by the shareholders.

* * *

Company shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company´s Investor Relations at the following phone numbers +55 (11) 2322-5397 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following sites: https://ri.brf-global.com/, www.b3.com.br and www.cvm.gov.br.

São Paulo, March 29, 2019.

CONTENTS

Appendix to the Proposal of the Board of Directors to the Ordinary General Shareholders Meeting to be held on April 24, 2019

Appendix I – Managers comments on the financial situation of the company according to Item 10 of the Reference Form of the Company                                              p. 18

Appendix II – Remuneration of the Managers and of the Fiscal Council (Item 13 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009)          p. 93

Appendix III – Information on candidates to the positions of members of the Fiscal Council (items 12.5 to 12.10 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009)                                                                                     p. 154

*  *  *

BRF S.A.

Appendix I -  Managers comments on the financial situation of the company according to Item 10 of the Reference Form of the Company

10. Directors´ Comments

The following information presented has been evaluated and commented on by the Company´s Directors:

10.1. The Directors should comment on:

a. Financial conditions and general assets

BRF is a Brazilian multinational, with a comprehensive and diversified product portfolio, which operates globally as one of the world's largest food producers. With focus on the breeding, production and slaughter of poultry and swine, industrialization, commercialization and distribution of meats in-natura, processed meat products, pasta, frozen vegetables and and soybean derivatives, among which, the following stand out:

•         Whole chicken and turkey, cuts of frozen chicken, turkey and swine;

•         Hams, bologna, franks, sausages and other smoked products;

•         Hamburgers, breaded products, kibes and meatballs;

•         Lasagna, pizzas, cheese bread, pies and frozen vegetables;

•         Margarine;

•         Soy bran and refined soy flour, as well as pet food.

The Company´s portfolio strategy is based on creating new, convenient, healthy and practical products for consumers, according to their needs. In this regard, the Company has a solid process of innovation, which generates products with high added value, to differentiate itself from its competitors and strengthen its brands.

The business model consists of a system of vertical and integrated production, through a wide-ranging distribution network, where the products are brought to the five continents in order to cater to supermarkets, retail stores, wholesalers, restaurants and other institutional customers. In addition, the production facilities are strategically located near suppliers of raw materials or their main consumer markets.

The Company has sufficient financial conditions and assets to continue its business plan and meet its short and long-term obligations, including third party loans, as well as to meet the financing of its activities and to cover its resource needs, at least for the next 12 months.

The table below shows how the Company´s main financial indicators have developed, considering its consolidated financial statements:

Ratio	2018	2017[1]	2016[1]
Current Liquidity	1,31	1,29	1,50
Overall Liquidity	0,76	0,77	0,80
Leverage (Net Debt2 / EBITDA3)	6,37	4,79	3,25

__________________

((1) For the financial years of 2018, 2017 and 2016, we consider only the continued operations for the calculation of current liquidity ratios and overall liquidity. The discontinued operations were considered as assets held for sale.

(2) The Company calculates net debt as the balance of loans and financing, debentures and derivative financial instruments net of cash and cash equivalents and marketable securities. Net debt is not a measure, according to the Accounting Practices Adopted in Brazil, in line with the IFRS or US GAAP.

(3) (³) EBITDA, defined as the earnings before interest, tax, depreciation and amortization, is used as a means of measuring the performance of the Company´s management. The pro-forma EBITDA is used for the calculation of the net leverage, that is, adjusted by EBITDA LTM of the acquisitions in the period. For further information, see item 3.2 of this Reference Form.

2018

2018 was the most challenging year in BRF's 10-year history and tested our ability to react and respond. It was also the year in which we carried out one of the largest sets of management, assets and financial adjustments in our history, laying the foundations for the Company's recovery.

Protectionist measures that closed important import markets, the pressure of costs in a domestic market where it was not possible to transfer prices and the strike of the truck drivers are among the main external elements of this period. The problems in our governance, the extensive de-structuring of teams, systems and processes and a second phase of a federal police investigation were other elements to compose this challenging scenario. The most visible consequences in our business that we had to face during 2018 were the fall in our margins, a high increase in our indebtedness and the constitution of much higher stocks of raw material than the desirable level. If we exclude these non-recurring factors, our negative result would be much lower.

We recognize that the results of 2018 were far from expected. They evidently do not reflect our vision on the maximum potential of value creation for the Company and its shareholders. But even so, 2018 will have been a key year for the Company's rebuilding as well as the beginning of its recovery because it was when the seeds of structural change were planted regarding strategy and operation.

The Company had a consolidated net revenue of R$30,188.4 million (6.6% above 2017), with emphasis on commercial units in Brazil and Halal. Operating income, measured by EBIT, was R$206.3 million, with a net loss of R$4,466.2 million.

The Company's net debt stood at R$15,689.4 million, 17.9% higher than 2017, impacted by the financial effects of exchange variation and derivatives, as well as free cash consumption in 2018. This increase resulted in a debt net of pro forma on 12-month adjusted EBITDA of 5.12x at the end of 2018.

Net financial expenses totaled negative R$2,241.5 million in 2018, 19.1% less than in the same period of the previous year.

On December 31, 2018, the Company's shareholders' equity totaled R$7,531.8 million, below the R$11,712.8 million recorded on December 31, 2017, as a result of the accumulated loss for the year, as well as the lower reserve of profit in the period.

2017

The 2017 financial year was defined by challenging events for the food industry, permeated by a Brazilian macroeconomic environment still in initial phase of recovery. Besides that, the Company made important changes in the management model, viewing to sustain its growth and profitability in the long term. Business units were consolidated in one single international division, whose corporate scope began to act in a more integrated and global manner.

In Brazil, the Company increased its base of clients served, ending the year with 187 thousand clients, while the company continued to increase the levels of services rendered. The company reinforced the position of the brands Sadia, Qualy and Perdigão with more than 70 innovations, among them the well successful re-release of the category of Lasagnas of the brand Perdigão, after the end of all the restrictions imposed by the Administrative Board of Economic Defense (“CADE”) for five years. It must be emphasized, in the turn of 2017 to 2018, the release of Kidelli, new brand focused in a new segment of the market for the Company. Furthermore, the Company continued focused in the global growth through synergies in the acquisitions and local partnerships by the Middle East, mainly. It must be emphasized that the beginning of the operations of OneFoods, subsidiary headquartered in Dubai dedicated to the Muslim market, as well as the acquisition and consolidation of Banvit, biggest producer of poultry in Turkey, made in partnership with Qatar Investment Authority (“QIA”).

The Company presented a consolidated net revenue of R$28,314.1 million (1.5% above the one of 2016), with emphasis to the commercial units of Brazil, and Halal. The operational result, measured by EBIT, was of R$663.2 million, with net loss of R$1,098.9 million.

The net debt of the Company was of R$13,309,8 million, 19.5% above the one registered in 2016, impacted by the acquisition of Banvit, as well as financial effects of exchange variation and derivatives. This increase resulted in a net debt over EBITDA (last twelve months) of 4.79x in the end of the period of 2017.

The net financial expenses totaled negative R$1,881.8 million in 2018, 3% lower in relation to the same period of the previous year.

On December 31, 2017, the net equity of the Company totaled the amount of R$11,712.8 million, below the R$12,219.4 million registered on December 31, 2016, due to the accrued loss of the year, as well as a lower profit reserve in the period.

2016

Although the sector and macroeconomic scenario are still challenging, 2016 was a decisive year for the Company, which believes it has made progress in consolidating a global business faced with all the changes carried out over the year. The Company invested in the improving processes of the entire productivity chain, raising the levels of service by consolidating the go-to-market (“GTM”) model throughout Brazil, reinforcing the positioning of the Sadia, Qualy and Perdigão brands with more than 25 innovations, including Salamitos in the snacks market and the partnership with international chef Jamie Oliver in the ready-made dishes category. Moreover, the Company maintained its focus on expansion and global growth through synergies and acquisitions and local partnerships in Middle East/North Africa (“MENA”), Europe and Asia. It is worth highlighting the consolidation of the OneFoods subsidiary in the Islamic world in the turnover period between 2016 and 2017.

The Company had consolidated net revenues of R$27,883.9 million, highlighted by the Asia, Eurasia and Africa regions. The operating result came to R$1, 962.9 million, with a net loss of R$367.3 million.

The Company’s net debt came to R$11,141.2 million, 51.9% higher than in 2015. This was impacted by the share buyback program, payment of dividends and merger and acquisition operations, resulting in a net debt/EBITDA ratio (last 12 months) of 3.25x.

Net financial expenses came to a negative R$1,940.9 million in 2016. This increase occurred mainly because of the higher net interest.

On December 31, 2016, the Company had shareholder’s equity of R$12,219.4 million, below the R$13,835.9 million registered on December 31, 2015. This was due to the loss accumulated in the year, along with the lower profit reserve, also resulting from the share buyback carried out during the period.

b. Capital structure

On December 31, 2018, the Company's capital structure comprised 25.0% of own capital and 75.0% of third-party capital.

On December 31, 2017, the Company’s capital structure consisted of 36.0% own capital and 64.0% capital of third-party capital.

On December 31, 2016, the Company’s capital structure consisted of 39.0% own capital and 61.0% capital of third-party capital.

The Company's financing model is based on the use of its own resources and the capital of third parties, this latter consisting of loans from financial institutions or issues on the debt market. More information about the Company´s use of capital from third parties can be obtained from item 10.1.f below.

c. Payment capacity in relation to financial commitments

As 79.5% of the gross debt in 2018 is long term, the Company has cash of R$6,528.8 million available (cash and cash equivalents) to meet its short-term financial commitments of R$4,547.4 million. Besides that, the Company expects a more robust cash flow for the year 2019, due to initiatives to improve operations in the period, greater efficiency in working capital and maintaining CAPEX, it believes it is in a comfortable position as far as its payment capacity is concerned.

d. Sources of financing for working capital and investments in non-current assets

The Company´s main sources of liquidity have been cash generation from its operating activities, loans and other financing. The Company has raised resources over the last three financial years through loan and financing operations from the financial and capital markets which were used to finance its working capital needs and short and long-term investments (see item 10.1.f for details on relevant loans and financing contracts).

e. Sources of financing for working capital and investments in non-current assets to be used to cover liquidity shortfalls

The Company will contract new loans and financing from the financial and capital markets when it identifies the need for additional resources to finance the long-term investment plan or in order to continue improving its debt profile.

Whenever possible, the Company will continue to look for low-cost funding and long-term financing from funding bodies such as the Economic and Social Development Bank (“BNDES”) and Research and Project Financing (“FINEP”), where the resources are used mainly for fixed capital.

The Company believes these sources of financing will be enough to cover its working capital needs in the normal course of its business.

f. Debt levels and features of such debt, also describing:

The main source of the Company´s debt comes from the raising of resources to finance its investments in fixed assets and capital spending. In 2018, the Company's loans and financing totaled R$22,165.4 million, of which R$10,627.1 million were denominated in local currency and R$11,538.3 million in foreign currency, primarily in US dollars. Loans and financing in 2017 came to R$20,444.4 million, of which R$9,343.0 million was denominated in domestic currency and R$11,101.3 million in foreign currency, mainly in U.S. dollars. Loans and financing in 2016 came to R$18,962.4 million, of which R$8,643.7 million was denominated in domestic currency and R$10,318.7 million in foreign currency, mainly U.S. dollars. Loans and financing in 2015 came to R$15,179.3 million, of which R$3,819.6 million was denominated in domestic currency and R$11,359.6 million in foreign currency mainly U.S. dollars.

The Company uses the funds obtained from financing for working capital, liquidity and purchasing raw materials. The following table shows the Company´s debt (according to the kind of debt and currency) net of cash, cash equivalents and negotiable securities for the financial years indicated:

	December 31 of
	Short-term	Long- term	2018	2017	2016
	(Reais million, except where indicated)
Total Debt	(4,782.4)	(17,618.1)	(22,400.5)	(20,444.4)	(18,962.4)
Other financial assets and liabilities, net	(52,7)	-	(52.7)	(209.0)	(331.5)
Cash and cash equivalents and marketable securities:
Domestic currency	4,381,7	660.2	5,041.9	4,714.4	5,327.9
Foreign currency	1,272.2	214.7	1,486.9	2,629.3	2,824.9
Total	5,653.9	874.9	6,528,8	7,343.7	8,152.7
Net debt	1,053.8	(16,743.1)	(15,689.3)	13,309.6	11,141.2
Currency exposure (U.S$ million)			U.S.$ (60,6)	U.S.$ 16.7	U.S.$ (183.6)

The following table presents an additional breakdown of the Company´s debt by type:

	Short-term Debt on December 31, 2018	Long-term debt on December 31, 2018	Total debt on December 31, 2018	Total debt on December 31, 2017	Total debt on December 31, 2016
	(R$ million)
Credit Lines from Development Banks	220.4	44.1	264.5	570.1	881.0
Other guaranteed debts	-	-	-	-	129.6
Export Credit Lines	39.3	1,586.0	1,625.3	1,889.2	1,922.3
Bonds	-	-	-	503.8	502.9
Working Capital Credit Lines	1,695.4	4,167.6	5,863.0	2,555.4	1,326.1
PESA Loan	3.8	269.7	273.5	249.4	251.6
Agribusiness Receivable Certification	1,114.9	1,482.6	2,597.5	3,571.7	3,630.1
Tax Incentives	3.3	-	3.3	3.6	0.1
Domestic Currency	3,077.1	7,550.1	10,627.1	9,343.0	8,643.7

Export Credit Lines	998.7	384.5	1,383.2	2,150.7	1,310.6
Bonds	99.6	9,646.9	9,746.5	8,529.9	8,493.7
Credit Lines from Development Banks	-	-	-	3.6	8.9
Other guaranteed debts	-	-	-	-	0.8
Currency contract advances	214.2	-	214.2	-	291.9
Working Capital Credit Lines	157.8	36.7	194.5	417.1	291.9
Foreign Currency	1,470.3	10,068.0	11,538.3	11,101.3	10,318.7

Total:	4,547.4	17,618.0	22,165.4	20,444,4	18,962,4

The timetable for the maturity of the Company´s debt on December 31, 2017 is as follows:

Consolidated
31.12.18
2019	4,555,943
2020	3,395,433
2021	2,936,023
2022	3,072,727
2023	3,399,909
2024 going forward	4,805,409
22,165,444

The following tables present the selected information on the amount of the Company´s debt over the last three financial years:

Current and Non-Current Loans and Financing 2018-2017 (In Thousands of R$)

															Consolidated
Local currency	Charges (p.a.)	Weighted average rate of interest (p.a.)	PMPV (1)	Current	Non-Current	Balance 12.31.18	Discontinued	Lib/Apl	Amortization	Interest paid	Accrued interest	Fair Value Sum	Exchange variation	Monetary adjustment	Balance 12.31.17
Working capital	Fixed rate / 118% (7.78% on 12.31.17)	7.78% (7.78% on 12.31.17)	1.7	1,695,390	4,167,633	5,863,023		4,431,145	(1,235,896)	(149,701)	262,113	-	-	-	2,555,363
Credit export facilities	109.45% of CDI (100.35% of CDI on 12.31.17)	9.02% (6.91% on 12.31.17)	3.2	39,294	1,586,033	1,625,327		1,621,124	(1,850,000)	(188,743)	153,747	-	-	-	1,889,198
Credit lines of development banks	Fixed Rate/Selic/TJLP + 1.25% (Selic/Fixed Rate/TJLP + 1.48% on 12.31.17)	6.16% (6.78% on 12.31.17)	1.1	220,414	44,131	264,545		-	(315,119)	(20,346)	29,929	-	-	-	570,082
Bonds	7.75% (7.75% on 12.31.17)	7.75% (7.75% on 12.31.17)	0.1	-	-	-		-	(500,000)	(19,375)	15,573	-	-	-	503,802
Special program of asset reorganization	Fixed Rate / IGPM + 4.9% (Fixed Rate / IGPM + 4.9% on 12.31.17)	12.45% (4.36% on 12.31.17)	1.4	3,761	269,665	273,426		-	-	(8,101)	32,161	-	-	-	249,366
Tax incentives	2.40% (2.40% on 12.31.17)	2.40% (2.40% on 12.31.17)	0.5	3,317	-	3,317		57,246	(57,500)	(445)	451	-	-	-	3,566
Certificate of agribusiness receivables	96,40% of CDI / IPCA + 5.897% (96.5% CDI/IPCA + 5.897% on 12.31.17)	6.08% (7.41% on 12.31.17)	1.6	1,114,903	1,482,598	2,597,501		-	(996,986)	(223,144)	245,977	-	-	-	3,571,653
				3,077,079	7,550,060	10,627,139	-	6,109,515	(4,955,501)	(609,854)	739,951	-	-	-	9,343,030
Foreign currency
Bonds	4.07%(4.08% on 12.31.17) + v.c. US$, EUR and ARS	4.07%(4.08% on 12.31.17 + v.c. US$, EUR and ARS)	4.8	99,568	9,646,878	9,746,446	(87,113))	-	(14,791)	(466,552)	506,484	-	1,278,498	-	8,529,919
Credit export facilities	Libor + 0.25% (LIBOR + 1.85% on 12.31.17) + v.c. US$	2.47% (3.35% on 12.31.17) + v.c. US$	0.8	998,731	384,462	1,383,193		8,395	(1,067,367)	(75,878)	67,621	-	299,692	-	2,150,727
Working Capital	0.00% (23.10% 12.31.17)+ v.c. ARS / + v.c. USD	0.00% (23.10% 12.31.17) + v.c. ARS / + v.c. USD	-	-	-	-	(68,660)	813,279	(898,283)	(3,632)	(46,025)	-	(56,616)	-	167,888
Credit line of development banks	-	0.00% (6.22% 12.31.17) + v.c. USD and other currencies	-	-	-	-		-	(3,850)	(192)	471	-	-	-	3,572
Other guaranteed debts and lease	0.00% (00.00% 12.31.17)+ v.c. ARS	0.00% (00.00% 12.31.17)+ v.c. ARS	-	-	-	-		-	-	-	-	-	-	-	-
Advance of exchange agreements	(4.67% + v.c. US$)	(4.67% + v.c. US$)	0.8	214,192	-	214,192		208,474	-	-	1,077	-	4,641	-	-
Working capital	21.91% + v.c. TRY (15.95% + v.c. TRY on 12.31.17)	21.91% + v.c. TRY (15.95% + v.c. TRY on 12.31.17)	0.7	157,819	36,655	194,474		193,058	(216,610)	(21,057)	35,934	-	(46,901)	-	249,240
				1,470,310	10,067,995	11,538,305	(155,773)	1,223,206	(2,200,902)	(567,312)	657,312	-	1,480,123	-	11,101,346
				4,547,389	17,618,055	22,165,444	(155,773)	7,332,721	(7,156,403)	(1,177,166)	1,397,564	-	1,480,123	-	20,444,376

Current and Non-Current Loans and Financing 2017-2016

(In Thousands of R$)

															Consolidated
Local currency	Charges (p.a.)	Weighted average rate of interest (p.a.)	PMPV (1)	Current	Non-Current	Balance 12.31.17	Taken	Business Combination	Amortization	Interest Paid	Interest Appropriated	Exchange Rate Variation	Monetary Correction	Current	Non-current	Balance 12.31.16
Working capital	7.79% 8.90% on 12.31.16	7.79% % (8.90%on 12.31.16)	0.8	1,631,469	923.894	2,555,363	3,579,445	-	(2,400,985)	(162,218)	212,995	-	-	1,326,1265	-	1,326,126
Certificate of agribusiness receivables	96.51% of CDI/IPCA + 5.90% (96.50% of CDI/IPCA on 12.31.16)	7.41% (13.67% on 12.31.16)	2.4	1.97.882	2,473,770	3,571,652	780,000	-	(779190)	(393,809)	334,574	--		168,110	3,461,967709	3,630,077
Credit lines of development banks	Fixed rate/Selic/TJLP + 0. 1,48%% Fixed rate/Selic/TJLP + 0,75%% on 12.31.16)	6.78% (7.93% on 12.31.16)	1.7	313,311	256,771,709	570,082	62,439	-	(403,772)	(37,256)	47,359	196	20,104	381,303	499,	881.012
Bonds	7.75% (7.75% on 12.31.16)	7.75% (7.75% on 12.31.16)	0.4	503,802	-	503,802	-	-	-	(38,750)	46,425	-	(6,806)	4,140	498,769	502,933
Credit export facilities	100,35% of CDI (13.68% on 12.31.16)	9.61% of CDI (13.68% on 12.31.16)	1.2	39.198	1,850,000	1,850,0007	1,889,198	-	-	(241,311)	818,212	-	-	72,297	1,850,000-	1,922,297-
Special program of asset reorganization	Fixed rateIGPM + 4.90% (Fixed rateIGPM + 4.90% on 12.31.16)	4.36% (12.09% on 12.31.16)	2.2	3,532	245,834	249,366	-	-	-	(8,055)	9,736	(1,662)	(2,209)	3,546	248,010	251,556
Other debts guaranteed	(8.50%on 12.31.16)	(8.50% ( on 12.31.16)	-	-	-	-	-	-	(129,874)	(8,904)	9,185	-	11	32,331	97,251	129,582
Tax incentives	2.40% (2.40% on 12.31.16)	2.40% (2.40% on 12.31.16)	0.5	3.566	-	3.566	34.405	-	(30.911)	(220)	220	-	-	72-	-	72
				3,592,760	5,750,269	9,343,029	4,456,289	-	(3,744,732)	(863,523)	841,706	(1,466)	11.100	1,987.925	6,655,730	8,643,655
Foreign currency
Bonds	4.08% (4.71% on 12.31.16) + v.c. US$, EUR and ARS	4.08% (4.71% on 12.31.16) + v.c. US$, EUR and ARS	6.0	105,080	8,424,841	8,529,921	77,129	-	(395,970)	(382,020)	410,433	326,687	-	489,229	8,004,433	8.493.662
Credit export facilities	LIBOR + 1.85% (LIBOR + 2.71% on 12.31.16) + v.c. US$	3.35% (3.85% on 12.31.16) + v.c. US$	2.2	953,502	1,197,226	2,150,728	3,576,033	-	(2,981,166)	(98,501)	105,475	238,293	-	312,219	998,375	1,310,594
Advance of exchange agreements	(2.39 on 12.31.16) + v.c. US$	(2.39% on 12.31.16) + v.c. US$	-	-	-	-	4,065	-	(203,396)	(4,741)	347	(9,115)	-	212,840	-	212,840
Credit line of development banks	UMBNDES + 1.73% (UMBNDES + 2.10% on 12.31.16) + v.c. US$ and other currencies	6.22% (6.24% on 12.31.16) + v.c. and other currencies	1.1	2,613	959	3,572	-	-	(5,906)	(372)	1.213	(264)	-	5,863	3,18-	8,901
Working Capital	23,10% (14,28% on 12.31.16) + v.c. ARS/+v.c. US$	23.10% (14.28% on 12.31.15) + v.c. ARS	1.5	128,156	39,732	167,888	1,584,848	-	(1,629,418)	(19,777)	59,246	(119,739)	-	236,908	55,820	292,728
Working capital	15,28% + v.c. TRY	15,95% + v.c. TRY	0.1	249,240	-	249,240	-	389,151	(40,644)	(41)	5,103	(104,439)	-	-	-	-
				1,438,591	9,662,758	11,101,349	5,242,075	389,151	(5,256,500)	(505,452)	581,817	331,533	-	1,257,079	9,061,646	10,318,725
				5,031,351	15,413,027	20,444,378	9,698,364	389,151	(9,001,232)	(1,368,975)	1,423,523	330,067	11,100	23,245,004	15,717,376	18,962,380

Current and Non-Current Loans and Financing 2016-2015

(In Thousands of R$)

								Consolidated
Local currency	Charges (p.a.)	Weighted average rate of interest (p.a.)	PMPV (1)	Current	Non-Current	Balance 12.31.16	Current	Non-current	Balance 12.31.15
Working capital	8.90% (7.24% in 12.31.15)	8.90% (7.24% in 12.31.15)	0.4	1,326,126	-	1,326,126	1,169,635	-	1,169,635
Certificate of agribusiness receivables	96.50% of CDI/IPCA + 5.90% (96.90% of CDI on 12.31.15)	13.43% (13.67% on 12.31.15)	3.5	168,110	3,461,967	3,630,077	33,078	992,165	1,025,243
Credit lines of development banks	Fixed rate/Selic/TJLP + 0. 75% Fixed rate/Selic/TJLP + 1.00% on 12.31.15)	7.93% (4.57% on 12.31.15)	0.9	381,303	499,709	881,012	217,426	508,928	726,354
Bonds	7.75% (7.75% on 12.31.15)	7.75% (7.75% on 12.31.15)	1.4	4,140	498,793	502,933	4,140	497,921	502,061
Credit export facilities	13.68% (0.00% on 12.31.15)	13.68% (0.00% on 12.31.16)	2.2	72,297	1,850,000	1,922,297	-	-	-
Special program of asset reorganization	Fixed rate/Selic/IGPM + 4.90% (Fixed rate/Selic/IGPM + 4.90% on 12.31.15)	12.09% (15.44% on 12.31.15)	3.2	3,546	248,010	251,556	3,315	231,488	234,803
Other debts guaranteed	8.50% (8.14% on 12.31.15)	8.50% (8.14% on 12.31.15)	2.2	32,331	97,251	129,582	32,580	127,077	159,657
Tax incentives	2.40% (2.40% on 12.31.15)	2.40% (2.40% on 12.31.15)	0.5	72	-	72	1,872	-	1,872
				1,987,925	6,655,730	8,643,655	1,462,046	2,357,579	3,819,625
Foreign currency
Bonds	4.71% (5.23% on 12.31.15) + v.c. US$, EUR and ARS	4.71% (5.23% on 12.31.15) + v.c. US$, EUR and ARS	6.7	489,229	8,004,433	8,493,662	159,445	8,628,430	8,787,875
Credit export facilities	LIBOR + 2.71% (LIBOR + 2.15% on 12.31.15) + v.c. US$	3.85% (2.85% on 12.31.15) + v.c. US$	1.5	312,219	998,375	1,310,594	598,811	1,553,520	2,152,331
Advance of exchange agreements	2.39% (1.76% on 12.31.15) v.c. US$	2.39% (1.76% on 12.31.15) + v.c. US$	0.1	212,840	-	212,840	391,053	-	391,053
Credit line of development banks	UMBNDES + 2.10% (UMBNDES + 2.26% on 12.31.15) + v.c. US$ and other currencies	6.24% (6.34% on 12.31.15) + v.c. and other currencies	0.9	5,883	3,018	8,901	12,630	11,575	24,205
Other debt guarantees	15.01% (15.09% on 12.31.15) + v.c. ARS	15.01% (15.09% on 12.31.15) + v.c. ARS	0.1	790	-	790	3,535	-	3,535
Working capital	14.28% (22.00% on 12.31.15) + v.c. ARS/+ v.c. US$	14.28% (22.00% on 12.31.15) + v.c. ARS/+v.c. US$	0.8	236,118	55,820	291,938	659	-	659
				1,257,079	9,061,646	10,318,725	1,166,133	10,193,525	11,359,658
				3,245,004	15,717,376	18,962,380	2,628,179	12,551,104	15,179,283

i. Relevant loans and financing contracts:

The main debt instruments valid on December 31, 2018 are described below.

Debt in Domestic Currency

Development Bank Credit Lines

BNDES FINEM Credit Lines. On December 31, 2018, the Company had outstanding obligations to the BNDES, including loans under its FINEM program in the amount of R$217.6 million. The loans from the BNDES were taken out to finance purchases of machinery and equipment and the construction and improvement or expansion of production facilities. Principal and interest on the loans are generally payable monthly, with maturity dates varying from 2019 to 2020. The amount of the principal of the loans is denominated in Reais, which bears interest subject to the variations of the long-term rate (TJLP) and SELIC. These loans are included in the line “Development bank credit lines—Local currency” of the above tables.

FINEP Financing. The Company obtained certain loans from the Financiadora de Estudos e Projetos (“FINEP”), a public financing company bound to the Brazilian Ministry of Science, Technology and Innovation. It obtained FINEP credit lines of R$46,9 million at a fixed rate of 4.72% a year for projects related to research, development and innovation, with maturity dates in 2019. These loans are included in the line “Development bank credit lines—Local currency” of the above tables.

Working Capital Credit Lines

Rural Credit Financing. The Company had short-term loans in the amount of R$1,695 million as of December 31, 2018, with commercial banks under a Brazilian federal government program that offers attractive interest rates focused on incentives to rural activities. The proceeds of these loans are generally invested and are included in the line “Working capital facilities—Local currency” in the tables above.

Export Credit Facilities

Pre-financing export credit facilities. The Company has a pre-financing export credit facility with total balance of R$25,3 million on December 31, 2018. The debt in the scope of these credit lines is denominated in Reais with maturity date in 2019. The interest of these lines accumulates in the period of six months and correspond to 109.45% of the CDI. These loans are included in the line “Export credit facilities – Local Currency” of the tables above.

PESA Loan Facility

PESA. The Company had a loan facility obtained through the Special Sanitation Program for Agroindustrial Assets (PESA) for an outstanding amount of R$273.4 million on December 31, 2018, subject to the variation of the IGP-M index plus interest of 4.9% per year, secured by endorsements and pledges of public debt securities. This loan is included in the “Special Sanitation Program for Agroindustrial Assets – Local Currency” in the above tables.

Fiscal Incentives

State Fiscal Incentives. The Company also had an outstanding loan of R$3.3 million on December 31, 2018 under credit facilities offered by state tax incentive programs to promote investments in those states. Under these programs, the Company is granted credit proportional to the payment of the ICMS tax (VAT) generated by investments in the construction or expansion of manufacturing facilities in these states. These credit incentives have a 20-year term and fixed interest rates. These credit lines are included in the “Fiscal Incentives – Local Currency” in the above table.

Agribusiness Credit Receivables ("CRA")

On April 19, 2016, the Company concluded the issuance of CRA, which involved a public distribution offer of the 1st Series of the 9th Issue of Octante Securitizadora S.A., totaling R$1,000,000 net of interest at a cost of 96.50% p.a. of the DI rate, with the principal maturing in a single installment on April 19, 2019 and interest paid every 9 months. The CRAs are based on credits arising from the Company’s exports contracted with BRF Global GmbH, which were granted to the referred securitization company. On December 16, 2016, the Company concluded the issue of CRAs linked to the public distribution of the 1st and 2nd Series of the 1st Issue of Vert Companhia Securitizadora, amounting to R$1,500,000 net of interest. The CRAs of the 1st Series were issued at a cost of 96.00% p.a. of the DI rate, with the principal maturing in a single instalment on December 16, 2020 and interest paid every 8 months. The CRAs of the 2nd Series were issued at a cost of 5.8970% p.a. restated by the variation of the IPCA index, with the principal maturing in a single instalment on December 18, 2023 and interest paid every 16 or 18 months. The CRAs are backed by credits arising from the Company’s exports contracted with BRF Global GmbH and BRF Foods GmbH and were granted and/or promised to the referred securitization company. On 08.15.17, the CRA related to the issue of 12.16.16 and related to the public offer of distribution of the 1st. Series was transferred to the company SHB Comércio e Indústria de Alimentos S.A. (“SHB”), subsidiary of the Company, based on the export between SHB and BRF Foods GmbH. The conditions negotiated on the date of issue remained effective. On 12.31.18, these CRA were transferred to BRF due to the merger of SHB Comércio e Indústria de Alimentos S.A. This operation is included in the line of “Agribusiness Credit Receivable Certificates – Local Currency” in the tables above.

Debt in Foreign Currency

Export Credit Lines

Export Prepayment facilities. The Company had several export prepayment facilities in a total amount of R$718.9 million on December 31, 2018. The debt under these facilities is generally denominated in U.S. dollars, with maturity dates between 2019 and 2023. Interest under these export prepayment facilities accrues with a period of six to twelve months and is equivalent to LIBOR plus spread. Under each of these facilities, the Company received a loan from one or more lenders secured by the accounts receivable relating to exports of products to specific customers. The facilities are generally guaranteed by the Company. The covenants established under these agreements include restrictions on liens and mergers. These credit lines are included in the line “Export credit facilities—Foreign currency” in the tables above.

Other loans. The Company had several trade-related business loan facilities in an aggregate outstanding amount of R$4668.9 million on December 31, 2018. The debt under these facilities is usually denominated in U.S. dollars, with maturity date in 2019. These facilities bear interest at LIBOR plus spread, payable quarterly. The proceeds from these facilities are used to import raw materials or to finance the working capital needs. The covenants under these agreements generally include limitations on mergers and sales of assets. These credit lines are included in the line “Export credit facilities—Foreign currency” of the tables above.

Working Capital Credit Lines

Working capital in foreign currency. These are funds obtained from international financial institutions, mainly used as working capital operations of subsidiaries located in Turkey, amounting to R$194,8 million and with maturities between 2019 and 2020. These credit lines are included in the line “Working capital—Foreign currency” in the tables above.

Bonds

BFF Notes 2020: On January 28, 2010, BFF International Limited, subsidiary of the Company, issued Senior Notes totaling US$750.0 million, with the bonds guaranteed by the Company, with a nominal interest rate of 7.25% p.a. and effective rate of 7.54% p.a. to mature on January 28, 2020. On June 20, 2013, the amount of US$120,7 million of these Senior Notes was swapped for Senior Notes BRF 2023. On May 15, 2014, the amount of US$409,6 million was repurchased with part of the resources obtained from the Senior Notes BRF 2024. On May 28, 2015, the Company finalized a buyback offer for the bonds amounting to US$101,4 million, so that the amount outstanding on December 31, 2015 came to US$118.2 million. A premium was paid in the transaction, net of interest, in the amount of US$16,0 million (equivalent to R$52,0 million). On September 14, 2016, the Company finalized an offer to buy back the amount of US$32,2 million (equivalent to R$104,9 million), with a premium paid in the transaction, net of interest, in the amount of US$4,9 million (equivalent to R$13,4 million). The premium paid to the holders of the existing bonds was registered as a financial expense. On December 31, 2018, US$88.5 million of these bonds were outstanding.

Senior Notes BRF 2022: On June 6, 2012, the Company issued Senior Notes with a total nominal value of US$500,0 million, with a nominal interest rate of 5.88% p.a. and an effective rate of 6.00% p.a. to mature on June 6, 2022. On June 26, 2012, the Company made an additional funding of US$250,0 million, with a nominal interest rate of 5.88% p.a. and effective rate of 5.50% p.a. On May 28, 2015, the company finalized a buyback offer amounting to US$577.1 million, so that the amount outstanding came to US$172.9 million, with a premium paid in the transaction, net of interest, in the amount of US$79,4 million (equivalent to R$258,6 million). On September 14, 2016, the Company finalized a buyback offer in the amount of US$54,2 million (equivalent to R$176,7 million), with a premium being paid in the transaction, net of interest, in the amount of US$5,7 million (equivalent to R$18,6 million). The premium paid to the existing bond holders was registered as a financial expense. On December 31, 2018, US$116.5 million of these bonds were outstanding

Senior Notes BRF 2023: On May 15, 2013 the Company made an international bond issue of 10 years, totaling US$500.0 million, with the principal due on May 22, 2023 ("Senior Notes BRF 2023"), with a coupon (interest) of 3.95% a year (yield to maturity of 4.135%), payable semi-annually, from November 22, 2013. On December 31, 2018, US$487.5 million of these bonds were outstanding.

Senior Notes BRF 2018: On May 15, 2013 the Company made an international Senior Notes issue of five years, totaling US$500.0 million, with the principal due on May 22, 2018 at interest rates of 7.75% a year (yield to maturity of 7.75%), payable semi-annually, from November 22, 2013. On December 31, 2018, US$748.2 million of these bonds were outstanding.

Senior Notes BRF 2024: Sen May 15, 2014 the Company made an international Senior Notes issue of 10 years, totaling US$750.0 million, with the principal due on May 22, 2024 ("Senior Notes BRF 2024"), with a coupon (interest) of 4.75% a year (yield to maturity of 4.952%), payable semi-annually, from November 22, 2014. On December 31, 2018, US$748.2 million of these bonds were outstanding.

Senior Notes BRF 2022: On May 29, 2015, BRF concluded a Senior Notes offer of seven years, totaling EUR500.0 million, with the principal due on May 3, 2022, with a coupon (interest) of 2.75% a year (yield to maturity of 2.822%), payable annually, from June 3, 2016. On December 31, 2019, EUR506.5 million of these bonds were outstanding.

Senior Notes BRF 2026: On September 29, 2016, BRF, through its wholly-owned subsidiary BRF GmbH, finalized an offer of Senior Notes of 10 (ten) years, in the total amount of US$500,0, with the principal due on September 29, 2026, with a coupon (interest) of 4.35% p.a. (yield to maturity of 4.625%), to be paid semi-annually, from March 29, 2017. On December 31, 2018, US$494.4 million of these bonds were outstanding.

Derivatives

The Company executed cuureny derivative contracts that had market value of R$61.5 million and derivatives in commodities that had market value of R$8.8 million on December 31, 2018 with several several financial institutions with different maturity dates. These transactions do not require additional guarantees. These derivatives are recorded in the balance sheet as other financial assets and liabilities.

Other International credit lines

Revolving Credit Line. With the purpose to improve the liquidity financial management, BRF and its wholly-owned subsidiary BRF Global GmbH, obtained a rotating credit line (“Rotating Credit Line”), in the amount equivalent to US$1,000.0 million to mature in May 2019, from a syndicate composed by 28 banks. The operation was structured in such a way that the Company and its subsidiary could make use of the credit line at any time throughout the contracted period. In April 2017, the Company used US$650.0 million of the credit line with Libor rate+1.25% and maturity in May 2019. The Company settled in advance the credit line used in October 2017. On December 31, 2018, the credit line was available, but it was not utilized. On February 22, 2019, the credit line was early closed.

ii. Other long-term relationships with financial institutions:

The company has agreements with financial institutions, aiming to facilitate access to credit for its rural producer partners to build hatcheries, poultry farms and upgrade their standards.

It also has agreements aiming to facilitate access to credit for its suppliers who wish to anticipate the Company’s receivables.

Finally, the Company has derivative operations aimed at providing protection against currency, commodities prices and interest rate variations, with no speculative ends. These transactions are registered at market value, according to the hedge accounting methodology.

iii. Degree of debt subordination:

There is no degree of contractual subordination between the Company´s unsecured financial debt. Financial debts with a real guarantee have preferences and privileges laid down by law.

The degree of subordination applies to operations that have a real guarantee, mostly plants, contracted with the BNDES. The table below shows the detailed amounts of the collateral.

Amounts below expressed in thousands of R$

	Consolidated
	31.12.18	31.12.17
Balance of loans and financing	22,165,445	20,444,378
Guarantees for mortgages on assets	267,863	577,218
Linked to the FINEM-BNDES	217,620	462,842
Linked to the FNE-BNB	-	-
Linked to fiscal incentives and others	50,242	114,376

iv. Any restrictions imposed on the Company, particularly in relation to debt limits and contracting new debt, distribution of dividends, sale of assets, issue of new securities and the sale of corporate control, as well as checks on whether the Company is complying with these restrictions:

During the engagement of loans and the negotiation of financial contracts, the Company agrees with certain corporate restrictions (mergers, sales of assets, etc). The Company has no financial covenants in its agreements.

The Company has complied with all the restrictions imposed by these contracts.

g. Limits on contracted financing and percentages already used

All the Company´s financing contracts executed by the Company were fully paid off except for the Revolving Credit Facility, mentioned above, that remained available according to the initial balance of US$1,000.0 million until February 22, 2019, when it was terminated.

h. Significant alterations in each item of the financial statements

Financial year ended on December 31, 2018 compared with the financial year ended on December 31, 2018

The following table shows the audited financial statements referring to the financial years ended on December 31, 2018 and December 31, 2017:

BRF S.A.

STATEMENTS OF INCOME

Values expressed in Thousands of Reais

	12.31.18 (1)	AV%(1) 12.31.18 (2)	12.31.17 (1)	AV% (2) 12.31.17 (2)	Variation % 2018 x 2017
NET REVENUE	30,188.4	100.0%	28,314.1	100.0%	6.6%
Cost of goods sold	(25,320.7)	-83.9%	(22,601.2)	-79.8%	12.0%
GROSS PROFIT	4,867.7	16.1%	5,712.9	20.2%	-14.8%
OPERATING REVENUES (EXPENSES)	(4,513.6)	-15.0%	(4,208.7)	-14.9%	7.2%
Sales	(551.1)	-1.8%	(462.5)	-1.6%	19.2%
General and administrative	(46.3)	-0.2%	(67.5)	-0.2%	-31.4%
Other operating expenses, net	19.3	0.1%	(333.4)	-1.2%	-105.8%
Equity income	17.7	0.1%	22.4	0.1%	-21.0%
PROFIT BEFORE FINANCIAL RESULT	(206.3)	-0.7%	663.2	2.3%	-131.1%
Financial expenses	(3,891.1)	-12.9%	(3,445.5)	-12.2%	12.9%
Financial revenues	1,649.6	5.5%	1,563.7	5.5%	5.5%
LOSS BEFORE INCOME TAX AND SOCIAL CONTRIBUTION	(2,447.8)	-8.1%	(1,218.6)	-4.3%	100.9%
Current income tax and social contribution	(6.8)	0.0%	41.2	0.1%	-116.5%
Deferred income tax and social contribution	340.1	1.1%	210.6	0.7%	61.5%
DESCONTINUED OPERATIONS
NET RESULT OF DESCONTINUED OPERATIONS	(2,114.5)	-7.0%	(966.8)	-3.4%	118.7%
NET LOSS OF THE YEAR	(2,351.7)	-7.8%	(132.1)	-0.5%	1,680.2%
Attributable to	(4,466.2)	-14.8%	(1,098.9)	-3.9%	306.4%
Controlling shareholders	(2,115.0)	-7.0%	(984.3)	-3.5%	114.9%
Non-controlling shareholders	0.5	0.0%	17.5	0.1%	-97.1%
	(2,144.5)	-7.0%	(966.8)	-3.4%	118.7%

(1) Information taken from the Consolidated Financial Statements of December 31, 2018 and 2017.

(2) Variation in relation to the net revenues.

Net revenues

The Company´s consolidated net revenues increased by R$1.874 million or 6.6%, from R$28.3 billion in 2016 to R$30.2 billion, mainly due to great sales volumes in the Brazilian segment, which increased by 7.1% in relation to 2017 and in the Halal segment, which increases 5.7% in relation to 2017, as well as due to a greater average price in both segments.

1.    Brazil – Accumulated net revenues increased in R$1.096.2 million, or 7.2%, from R$15.188.6 million in 2017 to R$16,248.8 million in 2018. This increase is the result mainly of the increase in the sales volume (7.1%), combined by a slight increase in the average price of the products sold in this segment.

2.	Halal – In 2018, the net revenues were of R$8,293.3 million, representing an increase of 23.9% in relation to 2017, which closed in R$6,694.0 million, reflecting a prices scenario more favorable that in 2018, influenced by a better balance between the offer and the demand of the products and the consolidation of Banvit from June 2018. If we exclude the positive effect of the acquisition of Banvit, the net revenues would have increased 14.9% in comparison with the year 2017.

3.

International - In 2018, the net revenues were of R$4,767.2 million, representing a reduction of R$0.8 billion or 15.1% in relation to 2017, which was of R$5,613.5 million. The main factors that impacted the result were: (i) the restriction in the Russian market; (ii) the offer excess in the Japanese market; (iii) the temporary Chinese antidumpimg tariff; and (iv) the saturation of the Hong Kong market. Additionally, the increase in the seeds price and the change in the mix of channels and products outweighted the economies raised within the Restructuring Plan. Sales volumes in pork meat to China increased due to the change in the sales profile as a result of the African swine flu.

4.	Other segments – In 2018, the net revenues increased in R$25,1 million or 3.1%, from 818,0 million in 2017 to R$843,1 million in 2018, mainly due to a better performance of BRF Ingredients.

Cost of Goods Sold

In 2018, the cost of goods sold totaled R$25,320.7 million, registering an increase of 12.0%, or R$2,719.5 millionin relation to 2017, which was of R$22,601.2 million. This increase is explained mainly by a greater seed price, greater idle capacity and changes to the mix of products with expansion of in natura products. In addition, other non- recurring factors negatively influenced cost of sales, including: (i) R$403 million related to the Trapaça/Carne Fraca Operations; (ii) R$196 million from the Operating and Financial Restructuring Plan; and (iii) R$73 million resulting from the Brazilian truck drivers’ strike.

Gross Profit

In 2018, the Company’s gross profit totaled R$4,867.7 million, reflecting a reduction of 14.8% or R$845.3 million, in relation to the year 2017, which was of R$5,712.9 million. This decrease was primarily driven by the operating challenges that impacted or business chain, such as higher grain prices, antidumping measures imposed by China and adjustments to the production process to meet the new non-stunning requirements of Saudi Arabia. In addition, the Company had a negative impact of R$208 million related to the effects of hedge accounting of export debt (established upon its contracting), as announced by the Company in the latest quarters.

Operating Expenses

In 2018, the Company registered operating expenses increased 7.9%, or R$372.4 million. In percentage terms, in view of the of net sales, operating represented 16.8% of net revenues in comparison to 16.7% registered in 2017. This increase was mainly driven by (i) higher logistics expense as a result of the expansion of our logistics network to serve a higher average number of points of sale; (ii) increases in inflation; and (iii) exchange rate variation in our international operations.

Other Operating Expenses, Net

In 2018, the Company registered a revenue in this line equivalent to R$19.3 million, representing an increase in R$351.8 million, in comparison to 2017. This increase in the result mainly of the decrease in provisions for civil contingencies and the recognition of tax credits after a favorable court decision regarding the exclusion of the ICMS from the PIS/COFINS calculation basis.

Result of Equity Pick-Up

In 2018, the result of the equity pick-up totaled R$17.7 million, representing a slight reduction of R$4.7 million or 20,9% in relation to the year 2017, which was of R$22.4 million. This variation occurred due to the termination of the UP Alimentos Ltda.’s activities combined with increase in profits of STAS BRF.

Operating Income

In 2018, the operating income reached R$206.3 million negative, representing a decrease of R$869.5 million, in comparison to 2017 and the margin decreased in 2.3% in 2017 to 0.7% in 2018. This performance results mainly from the increase in the cost of goods sold and from the increase in the sales expenses, as explained above.

Net Financial

In 2018, the net financial expenses amounted to R$2,241.5 million, representing an increase of 19.1%, ot R$359.7 million in comparison to 2017, which was of R$1,881.8 million mainly attributable to the negative impact of (i) a higher foreign exchange rate variation on assets and liabilities denominated in foreign currency; and (ii) the mark-to-market of the Total Return Swap derivative instrument, which expense totaled R$214 million for 2018.

Income Tax and Social Contribution

In 2018, the income tax and social contribution amounted to R$333.3 million, representing an increase of 32.4%, or R$81.5 million, in comparison to 2017, representing an effective rate of 13.6%, while the effective rate obtained in 2017 was of of 20.7%.

Net Loss

In 2018, the net loss from continuing operations was of R$2,114.5 million, representing an increase of 118.7%, in comparison to 2017. Taking into account the discontinued operations, the net loss amounted to R$4.466.2 million in 2018 in comparison to R$1.098.9 million in 2017.

Comparison of the positions on December 31, 2018 and on December 31, 2017 of the equity accounts

BRF S.A.

BALANCE SHEETS

	12.31.18 (1)	AV% 12.31.18 (2)	12.31.17 (1)	AV% 12.31.17	Variation % 2018 x 2017
CURRENT ASSET Cash and cash equivalents	4,869.6	11.5%	6.010,8	13.3%	-19.0%
Marketable securities	507.0	1.2%	228.4	0.5%	122.0%
Trade accounst receivable	2,604.9	6.1%	3,919.0	8.7%	-33.5%
Notes receivable	115.1	0.3%	113.1	0.3%	1.8%
Interest on shareholders' equity r	7.3	0.0%	6.2	0.0%	17.7%
Inventories	3,877.3	9.1%	4,948.2	10.9%	-21.6%
Biological assets	1,513.1	3.6%	1,510.5	3.3%	0.2%
Recoverable taxes	560.4	1.3%	728.9	1.6%	-23.1%
Income and social contribution tax recoverable	506.5	1.2%	499.3	1.1%	1.4%
Derivative financial instruments	182.4	0.4%	90.5	0.2%	101.5%
Restricted cash	277.3	0.7%	127.8	0.3%	117.0%
Other current assets	683.7	1.6%	961.1	2.1%	-28.9%
	15,704.6	37.1%	19,143.8	42,3%	-18.0%
Assets held for sale	3,326.3	7.8%	41.8	0.1%	7,895.9%
Total current assets	19,030.9	44.9%	19,185.4	45.3%	-0.8%

NON-CURRENT ASSETS
Marketable securities	290.6	0.7%	568.8	1.3%	-48.9%
Trade accounts receivable	8.0	0.0%	6.3	0.0%	27.0%
Notes receivable	89.0	0.2%	116.4	0.3%	-23.5%
Recoverable taxes	3,145.5	7.4%	2,418.2	5.3%	30.0%
Income and social contribution tax recoverable	7.2	0.0%	20.0	0.0%	-64.0%
Deferred income and social contribution taxes	1,519.7	3.6%	1,369.4	3.0%	11.0%
Judicial deposits	669.1	1.6%	688.9	1.5%	-2.9%
Biological assets	1,061.3	2.5%	903.7	2.0%	17.4%
Restricted cash	584.3	1.4%	407.8	0.9%	43.3%
Other non-current assets	177.4	0,4%	87.2	0.2%	103.4%
Investments	86.0	0.2%	68.2	0.2%	26.1%
Fixed assets	10,697.0	25.2%	12,190.6	27.0%	-12.3%
Intagible assets	5,019.4	11.8%	7,197.6	15.9%	-30.3%
Total non-current assets	23,351.5	55.1%	26,043.1	57.6%	-10.3%
TOTAL ASSETS	42,382.4	100.0%	45,228.5	100.0%	-6.3%

(1) Information taken from the Consolidated Financial Statements of December 31, 2018 and 2017.

Recurring Assets

The recurring assets accounted R$19,030.9 million, on December 31, 2018 and R$19,185.4 million on December 31, 2017, representing a decrease of R$154.5 million, or 0.8%. On December 31, 2018, the recurring assets represented 42.9% of the total assets compared to 42.4% in the previous year.

Cash and cash equivalents

Cash and cash equivalents presented a reduction of R$1,141.2 million, or 19.0%, going from R$6,010.8 million on December 31, 2017 to R$4,869.6 million on December 31, 2018. This reduction is mainly due to consumption of cash in operations and investment activities.

Accounts Receivables from Clients

Cash and cash equivalents totaled R$2,604.9 million, on December31, 2018, presenting a reduction of R$1,314.1 million, or 33.5%, in relation to December 31, 2017, which was of R$3.191.0 million. This reduction is mainly due to the receipt of invoices and the transfer of clients’ receivables in the country and of third parties’ receivables from overseas due to the result of the discontinued operations.

Inventory

The inventories went from R$4,948.2 million, on December 31, 2017 to R$3,877.3 million on December 31, 2018, representing a reduction of R$1,070.9 million, or 21.6%. This decrease is mainly due to the transfer of the results of the discontinued operations.

Assets held for sale

The assets held for sale totaled R$3,326.3 million on December 31, 2018, representing an increase of R$3,284.7 million, or 7895.9%, in relation to December 31, 2017, which was of R$41.6 million. This increase is mainly due to the assets destined to sale located in Argentina, Europe and Tailand and the assets related to the Varzea Grande plant.

Non recurring assets

The non-recurring assets totaled R$23,351.5 million on December 31, 2018 and R$63,043.1 million on December 31, 2017, representing a reduction of R$2,691.6 million or 10.3%. The reduction is mainly due to the fixed assets and the intangible assets lines.

Marketable Securities

The marketable securities decreased in comparison to December 31, 2017, going from R$ R$568.8 million to R$190.6 million on December 31, 2018, in other words, there was a decrease of R$278,2 million, or 48.9%. This difference reflects that Company’s strategy to make more efficient use of available resources.

Taxes to be Recovered

Taxes to be recovered increased in R$150.3 million, or 11.0%, from R$1,369.4 million on December 31, 2017 to R$1.519.7 million on December 31, 2018. This increase is mainly due to the determination of tax on the tax loss for the period.

Fixed Assets

The fixed assets decreased by R$1,493.6 million, or 12.3%, from R$12,190.6 million on December 31, 2017 to R$10,697.0 million on December 31, 2017. The decrease was due to the transfer of the assets held for sale in connection with the Company’s operations in Argentine, Europe and Tailand and other assets.

Intangible Assets

The intangible assets decreased by R$2,178.6 million, or 30.3%, from R$7,197.6 million on December 31, 2017 to R$5,019.4 million on December 31, 2018. The decrease was due to the transfer of the assets held for sale in connection with the Company’s operations in Argentine, Europe and Tailand.

BALANCE SHEETS	12.31.18 (1)	AV% 12.31.18 (2)	12.31.17 (1)	AV% 12.31.17	Variation % 2018 x 2017
CURRENT LIABILITIES Short-term debt	4,547.4	10.7%	5,031.4	11.1%	-19.0%
Trade accounts payable	5,552.4	13.1%	6,445.5	14.3%	122.0%
Supply chain finance	885,8	2.1%	715.2	1.6%	-33.5%
Payroll and related charges	555.0	1.3%	635.1	1.4%	1.8%
Interest on shareholders' equity r	403.0	1.0%	426.0	0.9%	17.7%
Tax payable	6.2	0.0%	1.9	0.0%	-21.6%
Interest on shareholders' equity	63.7	0.2%	95.9	0.2%	0.2%
Employee and management profit sharing	235.0	0.6%	299.5	0.7%	-23.1%
Derivative financial instruments	495.6	1.2%	536.1	1.2%	1.4%
Provision for tax, civil and labor risks	94.7	0.2%	85.2	0.2%	101.5%
Pension and other post-employment plans	518.3	1.2%	602.6	1.3%	117.0%
Other current liabilities	13,357.1	31.5%	14,874.4	32.9%	-28.9%
	15,704.6	37.1%	19,143.8	0.0%	-18.0%
Liabilities directly associated with the assets held for sale	1,131.5	2.7%	-	0.0%	0.0%
Total current liabilities	14,488.6	34.2%	14,874.4	32.9%	-2.6%

NON-CURRENT LIABILITIES
Long-term debt	290.6	0.7%	568.8	1.3%	-48.9%
Trade accounts payable	8.0	0.0%	6.3	0.0%	27.0%
Tax payable	89.0	0.2%	116.4	0.3%	-23.5%
Provision for tax, civil and labor risks	3,145.5	7.4%	2,418.2	5.3%	30.0%
Deferred income and social contribution taxes	7.2	0.0%	20.0	0.0%	-64.0%
Employee benefits plans	1,519.7	3.6%	1,369.4	3.0%	11.0%
Other non-current liabilities	177.4	0,4%	87.2	0.2%	103.4%
Total non-current assets	23,351.5	55.1%	26,043.1	57.6%	-10.3%

EQUITY
Capital	12,460.5	29.4%	12,460.5	27.6%	0.0%
Capital reserves	115.3	0.3%	115.1	0.3%	0.2%
Income reserves	-	0.0%	101.4	0.2%	-100.0%
Loss accumulates	(4,279.0)	-10.1%	-	0.0%	0.0%
Treasury shares	(56.7)	-0.1%	(71.5)	-0.2%	-20.7%
Accumulated other comprehensive loss	(1,275.5)	-3.0%	(1,405.2)	-3.1%	-9.2%
Equity attributable to interest of controlling shareholders	6,964.6	16.4%	11,200.3	24.8%	-37.8%
Equity attributable to non-controlling interest	567.2	1.3%	512.5	1.1%	10.7%
Total equity	7,531.8	17.8%	11,712.8	25.9%	-35.7%
TOTAL LIABILITIES AND EQUITY	42,382.4	100.0%	45,228.5	100.0%	-6.3%

Suppliers

The suppliers item totaled R$5,552.4 million on December 31, 2018 compared to R$6.445.5 million on December 31, 2017, representing a decrease of 13.9%, or R$893.1 million. This decrease is mainly due to the the transfer of the results of the discontinued operations and by the reduction of the payment deadlines before its suppliers.

Liabilities directly related to the assets held for sale

The liabilities directly related to the assets held for sale totaled R$1.131.5 million on December 31, 2018. This result is due transfer of discontinued operations.

Non recurring liabilities

The non recurring liabilities totaled R$20,362.0 million on December 31, 2018 and R$18,641.3 million on December 31, 2017, representing a decrease of R$1,720.7 million, or 9.2%. This decrease was mainly due the variation in the loans and financings.

Loans and financing (non-current)

The Company’s long-term debts with financial institutions totaled R$17,618.1 million on December 31, 2018 and R$15,413.0 million on December 31, 2017, representing an increase of R$2,205.1 million, or 14.3%. This increase is mainly due the attainment of rural credit for working capital.

Shareholders´ equity

Shareholders equity on December 31, 2018 was R$7,531.8 million and R$11,712.8 million on December 31, 2017. This reduction of R$4,181.0 million, or 35.7%, is due to the loss registered in the period by means of the results of the accumulated losses.

Financial year ended on December 31, 2017 compared with the financial year ended on December 31, 2016

The following table presents the audited financial information related the financial years ended on December 31, 2017 and on December 31, 2016.

BRF S.A

STATEMENTS OF INCOME

Amounts in Thousands of Reais

	Resubmitted 12.31.17 (1)	AV- % 12.31.17 (2)	Resubmitted 12.31.17 (1)	AV- % 12.31.16 (2)	Variation % 2017 x 2016
CONTINUED OPERATIONS
NET REVENUE	28,314.1	100.0%	27,883.9	100.0%	1.5%
Cost of goods sold	(262,601.2)	-79.8%	(20,934.0)	-75.1%	8.0%
GROSS PROFIT	5,712.9	20.2%	6,949.9	24.9%	-17.8%
OPERATING REVENUES (EXPENSES)
Sales	(4,208.7)	-14.9%	(4,521.2)	-16.2%	-6,9%
General and administrative	(462.5)	-1.6%	(442.6)	1.6%	4.5%
Other operating expenses, net	(67.5)	-0.2%	(53.5)	-0.2%	26.2%
Equity Pick-up	22.3	0.1%	29.3	0.1%	-23.5%
PROFIT BEFORE FINANCIAL RESULT	663,2	2.3%	1,962.9	7.0%	-86.2%
Financial expenses	(3,445.5)	-12.2%	(4,277.4)	-15.3%	-19.4%
Financial revenues	1,563.7	5.5%	2,336.5	8.4%	-33.1%
LOSS BEFORE INCOME TAX AND SOCIAL CONTRIBUTION OF CONTINUED OPERATIONS	(1,218.6)	-4.3%	22.0	0.1%	-5639.1%
Current income tax and social contribution	41.2	0.1%	(148.8)	-0.5%	-127.7%
Deferred income tax and social contribution	210.6	0.7%	15.8	0.1%	1232.9%
NET RESULT OF CONTINUED OPERATIONS	(966.8)	-3.4%	(111.0)	-0.4%	771.0%
DESCONTINUED OPERATIONS
NET RESULT OF DESCONTINUED OPERATIONS	(132.1)	-0.5%	(256.3)	-0.9%	-48.5%
NET PROFIT OF THE YEAR	(1,098.8)	-3.9%	(367.3)	-1.3%	199.2%
Attributable to
Controlling shareholders	(141.3)	-0.5%	(264.5)	-0.9%	-4.6%
Non-controlling shareholders	9.2	0.0%	8.2	0.0%	12.2%
	(132.1)	-0.5%	(256.3)	-0.9%	-48.5%

(1)     Information taken from the Consolidated Financial Statements of December 31, 2017 and 2016.

(2)     Standing in relation to the net revenues.

The Company´s consolidated net revenues increased by R$430.3 million or 1.5%, from R$27,883.9 million in 2017 to R$28,314.1 million in 2017, due to the challenging trade scene in the national and international market during the year.

As of December 31, 2018, the Company started publishing in its Financial Statements the result only of continued operations: segments Brazil, Halal, international and other segments.

1.    Brazil – Accumulated net revenues increased in R$380.6 million, or 2.6%, from R$14,808.1 million in 2016 to R$15,188.6 million in 2017. A small growth of volume in in-natura and processed products in the beginning of 2017 favored the improvement of the revenue in the beginning of 2017. With the Carne Fraca Operation in the beginning of the 2nd quarter, the volumes suffered a fall that harmed the strategy outlines for the year. The improvement in the level of service and commercial execution minimized the impacts occurred in the previous quarter, however did not leverage significantly the recovery of the Brazilian market.

2.

Halal - In 2017, the net revenue was of R$6,694.0 million, accounting a growth of R$7.5% in relation to 2016 that ended with R$6,226.6 million, as a result of a higher volume of products sold (16.7%), that was partially compensated by reduction of average prices (7.9%) in view of a more challenging scenario in the region. 2017 was marked by a severe competition, specially in the first semester of the year, resulting from excess of volume to the region, which pressed to a reduction of prices Additionally, we had a corporate restructure, due to the acquisition and consolidation of the operations of Banvit in 2017, which allowed an improvement above expected of the consolidated prices and volumes.

3.

International - the net revenue of international segment registered a reduction of R$386.6 million, or 6.4%, accounting R$5,613.5 million in 2017. Such reduction results from the reduction of volume sold and average prices in Brazilian reais due to the impacts of Carne FracaOperation and also a more challenging scenario of the industry, more specifically in Russia and Japan.

4.

Other segments – net revenue of other segments reduced in R$33.9 million, or 4.0% to R$815.3 million in 2017 and R$849.2 million in 2016, mainly impacted by the reduction of average prices of sale in Brazilian reais due to the creation of a new business unit, “Ingredients”, which products have lower prices.

Cost of Goods Sold

In 2017, the cost of goods sold came to R$22,601.2 million, registering an increase of 8.1%, or R$1,667.2 million, over 2016 when it came to R$20,934.0 million. Such increase is a reflex of the increase of idle capacity in our plants in Brazil and increase of indirect costs related to agreements with manpower and services. In terms of the net operating revenues, the representation of the cost of goods sold was 79.9% in 2017 compared to 74.9% in 2016.

Gross Income

In 2017, the gross income totaled R$5,712.9 million, representing a reduction of 17.4%, or R$1,237.0 million, in comparison to 2016, which was of R$ 6,949.9 million. This reduction was caused by the increase in the seed price during the first semester of 2017, which impacts are observed with delay in the Company’s results. This delay is due to the animals’ life cycle and elevated inventories in the supply chain. Additionally, relevant commercial barriers related the Carne Fraca Operation, in the domestic and international market, impacted the Company’s operation.

Operating expenses

In 2017, operating expenses suffered a reduction of 5.6%, or R$278.6 million. In terms of percentage, given the growth of the Company, the operating expenses represented 16.7% of the net revenues compared to 18.0% registered in 2016. This reduction occurred mainly by the commitment of the Company in retention of expenses as improvement in the logistics efficiency, optimization of the organizational structures, lower expenses with internal actions and bigger dilution of fixed expenses.

Other net operating expenses

In 2017, the Company had a negative net result in this item equivalent to R$333.4 million, an increase of R$334.4 million, over 2016. In 2017 the Company had no recurring expenses as a result of the Carne Fraca Operation, provisions arising from public civil action of Uberlândia and provision of Elebat arising from sale of assets to Lactalis (operation held on the 2nd quarter of 2015). Besides this, the Company had a positive impact related to the adhesion to PERT (Special Program of Tax Regularization).

Equity income result

In 2017, the equity income came to R$22.4 million compared with a small reduction of R$6.9 million or 23.6% in relation to 2016 which was of R$29.3 million. This stability is due by the fact that the Company´s investments did not suffer major changes.

Operating result

The operating result came to R$663.2 million in 2017, a fall of 66.2%, or R$962.9 million, over 2016, and the margin decreased 7.0% from 2016 to 2.3% in 2017. This performance was due mainly to the rise in the cost of products sold and of the growth of the item of other net operating expenses impacted by no recurring operating expenses in the 2017 financial year.

Net financial expenses

Net financial expenses in 2017 came to R$1,881.8 million, a decrease of 3.0%, or R$59.1 million, over 2016 when it came to R$1,940.9 million. The main movements were due to the net interest on loans and/or marketable securities, AVP (adjustments to the present value) of clients and suppliers, exchange variation and other no recurring such as adhesion to PERT.

Income tax and social contribution

In 2017, income tax and social contribution came to an expense of R$251.8 million, an increase of R$384.8 million, over 2016 when it came to an expense of R$133.0 million. This represented an effective rate of 20.7%.

Net loss for the year

In 2017, the total loss of the continued operations came to R$966.8 million, an increase of R$855.8 million over 2016. Considering the discontinued operations, the total loss came to R$1,098.9 compared to R$367.3 registered in 2017.

Comparison of the positions of the balance sheet of December 31, 2017 and December 31, 2016

BRF S.A.

BALANCE SHEETS

	12.31.17 (1)	AV- % 12.31.17	12.31.16 (1)	AV- % 12.31.16	Variation % 2017 x 2016
ASSET
CURRENT
Cash and cash equivalents	6,010.8	13.3%	6,356.9	14.8%	-5.4%
Marketable securities	228.4	0.5%	622.3	1.4%	-63.3%
Accounts payable from clients	3,919.0	8.7%	3,085.1	7.2%	27.0%
Titles to be received	113.1	0.3%	149.0	0.3%	-24.1%
Interest on own capital to be received	6.2	0.0%	7.4	0.0%	-16.9%
Inventories	4,948.2	10.9%	4,791.6	11.2%	3.3%
Biological assets	1,510.5	3.3%	1,644.9	3.8%	-8.2%
Taxes to be recovered	728.9	1.6%	846.1	2.0%	-13.9%
Income tax and social contribution to be recovered	499.3	1.1%	388.7	0.9%	28.5%
Assets held for sale	41.6	0.1%	26.1	0.1%	59.1%
Other financial assets	90.5	0.2%	198.0	0.5%	-54.3%
Restricted cash	127.8	0.3%	218.3	0.5%	-41.4%
Other current assets	961.1	2.1%	559.2	1.3%	71.9%
	19,143.8	42.3%	18,867.5	43.9%	1.5%
Assets held for sale	41,6	0.1%	26.1%	0.1%	59.4%
Total current asset	19,185.4	44.3%	18,893.6	44.0%	1.5%

NON-CURRENT
Marketable securities	568.8	1.3%	527.7	1.2%	7.8%
Accounts receivable from clients	6.3	0.0%	10.7	0.0%	-41.5%
Titles to be received	116.4	0.3%	186.5	0.4%	-37.6%
Titles to be recovered	2,418.2	5.3%	1,482.6	3.5%	63.1%
Income tax and social contribution to be recovered	20.0	0.0%	36.0	0.1%	-44.5%
Deferred income tax	1,369.4	3.0%	1,103.1	2.6%	24.1%
Judicial deposits	688.9	1.5%	732.6	1.7%	-6.0%
Biological assets	903.7	2.0%	917.3	2.1%	-1.5%
Restricted cash	407.8	0.9%	427.6	1.0%	-4.6%
Other non-current assets	87.2	0.2%	149.6	0.3%	-41.7%
Investments	68.2	0.2%	58.7	0.1%	16.2%
Fixed assets	12,190.6	27.0%	11,746.2	27.4%	3.8%
Intangible assets	7,197.6	15.9%	6,672.6	15.5%	7.9%
Total non-current assets	26,043.0	57.6%	24,051.2	56.0%	8.3%
TOTAL OF ASSETS	45,228.5	100%	42,944.9	100%	5.3%

(1)     Information taken from the Consolidated Financial Statements of December 31, 2017 and 2016.

Current assets

The current assets came to R$19,143.8 million on December 31, 2017 and R$18,893.7 million on December 31, 2016, representing a fall of R$291.7 million, or 1.5%. The current assets represented 42.4% of total assets on December 31, 2017 compared with 44.0% in the previous year.

Cash and cash equivalents

The cash and cash equivalents item showed a reduction of R$346.1 million, or 5.4%, a fall from R$6,356.9 million on December 31, 2016 to R$6,010.8 million on December 31, 2017. This reduction was due mainly to consumption of the cash in its operations (mainly working capital) and investment activities.

Accounts receivable from clients

The accounts receivable from clients came to R$3,919.0 million on December 31, 2017, an increase of R$833.9 million, or 27.0%, over December 31, 2016 when they amounted to R$3,085.1 million. Part of this increase reflects the increase in sales that occurred in the external market.

Inventories

Inventories increased from R$4,791.6 million on December 31, 2016 to R$4,948.2 million on December 31, 2017, expanding by R$156.5 million, or 3.3%. This growth was due to the fall in the sales in the end of the year, not expected by the Company.

Non-current assets

Non-current assets came to R$26,043.1 million on December 31, 2017 and R$24,051.2 million on December 31, 2016, an increase of R$1,991.9 million, or 8.3%. This growth was due mainly to the marketable securities, taxes to be recovered, deferred and intangible income taxes.

Marketable Securities

The marketable securities incurred in an increase compared to December 31, 2016, from R$527,7.0 million to R$568.8 million on December 31, 2017, that is, an increase of R$41.1 million or 7.8%. This difference reflects the strategy of the Company to make more efficient use of available resources.

Taxes to be Recovered

Taxes to be recovered increased in comparison to December 31, 2016, from R$1,482.6 million to R$2,418.2 million on December 31, 2017, an increase of R$935.7 million or 63.1%. This change is due, mainly, to credits related to the adhesion to the Special Program of Tax Adjustment (PERT) in the second semester of 2017.

Deferred income taxes

Deferred income taxes increased R$266.2 million, or 24.1%, from R$1,103.1 million on December 31, 2016 to R$1,369.4 million on December 31, 2017. The increase is a result of the calculation of the tax on the loss of the period.

Intangible assets

Intangible assets increased R$525.0 million, or 7.9%, from R$6,672.6 million on December 31, 2016 to R$7,197.6 million on December 31, 2017. The increase was caused by the acquisition in Banvit on the 2nd quarter of 2017.

BRF S.A.

BALANCE SHEETS

Values in thousands of Reais

	12.31.17 (1)	AV- % 12.31.17	12.31.16 (1)	AV- % 12.31.16	Variation % 2017 x 2016
LIABILITES
CURRENT
Loans and financing	5,031.4	11.1%	3,245.0	7.6%	19.0%
Suppliers	6,445.5	14.3%	5,839.8	13.6%	10.4%
Suppliers drawee risk	715.2	1.6%	1,335.6	3.1%	-46.5%
Salaries and social contributions	668.6	1.5%	610.8	1.4%	9.5%
Tax obligations	426.0	0.9%	319.6	0.7%	33.3%
Interest on own capital to be paid	1.9	0.0%	2.3	0.0%	-16.9%
Participations of managers and employees	95.9	0.2%	5.1	0.0%	1777,4%
Other financial liabilities	299.5	0.7%	529.6	1.2%	-43.4%
Provision for tax, civil and labor risks	536.1	1.2%	276.2	0.6%	94.1%
Benefit plans to employees	85.2	0.2%	76.7	0.2%	11.1%
Other current liabilities	602.6	1.3%	399.7	0.9%	50.8%
Total current liabilities	14,907.9	33.0%	12,640.4	29.4%	8.7%

NON-CURRENT
Loans and financing	15,413.0	34.1%	15,717.4	36.6%	-1.9%
Tax obligations	171.2	0.4%	13.1	0.0%	1211.7%
Provision for tax, civil and labor risks	1,237.1	2.7%	1,107.7	2.6%	11.7%
Deferred income tax	155.3	0.3%	156.2	0.4%	-0.6%
Benefit plans to employees	309.6	0.7%	253.4	0.6%	22.2%
Other non-current liabilities	1,321.6	2.9%	837.5	2.0%	57.8%
Total non-current liabilities	18,607.8	41.1%	18,085.2	42.1%	2.9%
SHAREHOLDERS´ EQUITY
Capital stock	12,460.5	27.6%	12,460.5	29.0%	0.0%
Capital reserve	115.1	0.3%	41.0	0.1%	180.7%
Profit reserve	101.4	0.2%	1,350.7	3.1%	-92.5%
Shares in treasury	(71.5)	-0.2%	(721.9)	-1.7%	-90.1%
Other comprehensive results	(1,405.2)	-3.1%	(1,290.3)	-3.0%	8.9%
Shareholders´ equity of controllers	11,200.2	24.8%	11,840.0	27.6%	-5.4%
Participation of non-controllers	512.6	1.1%	379.4	0.9%	35.1%
Total shareholders´ equity	11,712.8	25.9%	12,219.4	28.5%	-4.1%
TOTAL LIABILITIES AND SHAREHOLDERS´ EQUITY	45,228.5	100.0%	42,944.9	100.0%	5.3%

(1) Information taken from the Consolidated Financial Statements of December 31, 2017 and 2016.

Current liabilities

The current liabilities came to R$14,874.4 million on December 31, 2017 and R$12,640.4 million on December 31, 2016, an increase of R$2,234.0 million or 17.7%. This was related mainly to the balance of loans and financing and suppliers. The share of the current liabilities of total liabilities was 32.9% on December 31, 2017 and 29.4% in the previous year.

Loans and financing (current)

The short-term debts, including current installment of the long-term debt with financial institutions, added up to R$5,031.4 million on December 31, 2017 compared to R$3,245.0 million on December 31, 2016, an increase of R$1,786.3 million, or 55.1%.

Suppliers

The suppliers item came to R$6,445.5 million on December 31, 2017 compared with R$5,839.8 million on December 31, 2016, an increase of 10.4%, or R$605.7 million. This variation was due mainly to the Company’s strategy of expanding the periods for payment to its suppliers.

Suppliers drawee risk

The Company carried out drawee risk operations with top financial institutions with the aim of extending the payment periods for the purchase of its raw material, machines and equipment and input from suppliers on the domestic and foreign markets. For the financial year ending December 31, 2017, the suppliers’ drawee risk item showed a total amount of R$715.2 million compared with R$1,335.6 million in the financial year ended on December 31, 2016 presenting a reduction of R$620.4 million or 46.5% in the comparative period.

Non-Current liabilities

The non-current liabilities added up to R$18,641.3 million on December 31, 2017 and R$18,085.2 million on December 31, 2016, an increase of R$556.1 million, or 3.1%. This increase occurred mainly due to the variation in the item of other non-current liabilities.

Loans and Financing (non-current)

Our long-term debts with financial institutions added up to R$15,413.0 million on December 31, 2017 and R$15,717.4 million on December 31, 2016, a reduction of R$304.3 million, or 1.9%. The balance remained stable, varying only by usual movements under this item.

Shareholders´ equity

Shareholders equity on December 31, 2017 came to R$11,712.8 million compared with R$12,219.4 million at the end of the previous year. There was a reduction of R$506.6 million, or 4.1%, due mainly to the absorption of the loss in the period through the reserve balance and related to the cancellation of shares in treasury.

10.2. The Directors shall comment:

The following information presented was evaluated and commented on by the Company Directors:

a.         Company´s operating results, particularly:

i.          Description of any important components of the revenues

The Company generates its revenues mainly from the sale of meat (poultry and pork), processed meat foods, margarines, pasta, frozen pizzas, snacks and vegetables.

The products are split as follows:

•    Meat products (fresh):

✓  Whole chickens and turkeys and frozen chicken, turkey and pork cuts;

•    Processed foods:

✓  Processed products, such as ham, mortadella, sausages, salsages and other smoked products;

✓  Hamburgers, breaded products, kebab-type products and meatballs.

•    Other processed products:

✓  Frozen prepared dishes, such as lasagnas, pizzas and vegetables, as well as other foods such as cheesebread and pies;

✓  Margarines;

•    Others:

✓  Soy bran and refined soy flour, as well as animal feed.

The following graphs show the Company´s revenues in 2017 divided into products and business units:

ii.         Factors that materially affect the operating results

The results of the Company´s operations, financial condition and liquidity have been and will continue to be influenced by a broad range of factors, including:

•         Economic conditions in Brazil and abroad;

•         The effect of trade barriers and other import restrictions;

•         Concerns regarding avian influenza and other animal diseases;

•         The effect of demand in the export markets on supply in the domestic market, including the effect of actions by the main Brazilian competitors and of temporary increases in supply by producers in other countries;

•         Commodity prices;

•         Exchange rate fluctuations and inflation;

•         Interest rates;

•         Freight costs.

Seasonal factors and volatility which affect the price of raw materials and sales may materially affect the Company´s results.

The Company´s production cost is dependent on the cost and supply of corn and soy bran, soybeans, hogs and cattle for example. The sales prices of the Company products are determined by constantly changing market forces of supply and demand, which may fluctuate significantly, and other external factors over which the Company has little or no control. These other factors include fluctuations in local and global poultry, hog and cattle production levels, changes in environmental regulations, economic conditions, weather, animal and crop diseases and costs linked to exchange rates.

The Company´s industry is also marked by cyclical periods of prices and profitability which vary according to overproduction or underproduction. The Company is unable to offset these risks, in most cases, by entering into long-term contracts with its customers and most suppliers because such contracts are not usual in its sector.

The Company´s financial performance is also affected by domestic and international freight costs which are vulnerable to volatility in the price of oil. The Company may not be successful in dealing with the effects of the seasonal variations and volatility on costs and expenses or the pricing of its products, and, as a result, its overall financial performance may be negatively affected.

Natural disasters, pandemics or extreme weather conditions, including floods, excessive cold or heat, hurricanes or other storms, as well as fires and lack of water could impair the health or even the growth of its livestock or damage the production and processing facilities, disrupt transportation channels or information systems, amongst other issues.

These factors are described in greater detail below:

Brazilian and global economic situation

Brazil currently works with an annual inflation target system. The 2018 target set by the National Monetary Council (CMN) for the Amplified Consumer Price Index (IPCA), announced by the IBGE was 4.5%, with leeway of one and a half percentage higher or lower – effective as of 2017.

Brazil registered consumer inflation (measured by the IPCA) of 3.75% in 2018 compared with 6.29% and 2.95% in 2016 and 2017, respectively. This better outlook in 2018 meant consumer purchasing power was less affected than in recent years. Moreover, the Central Bank´s monetary policy committee (COPOM) has lowered the Selic rate, which ended the year at 6.50%, at its latest meetings, a move that should improve credit conditions for consumption.

In 2018, as a whole, the average rate of unemployment was 11.9% (compared to 11.8%), according to the IBGE´s National Household Sample Survey (PNAD). Furthermore, the confidence in 2017 recovered reaching 93.8 points in December, 2018 against 81.4 points of the same month of the previous year, according to the Consumer Survey of the FGV.

A depreciation of the Brazilian Real against the US. dollar may lead to an export-driven growth. Financial revenues generated by exports are increased when translated into Reais during the periods in which the Real appreciates in relation to the U.S. dollar, as occurred in 2018. In this year the real depreciated in 17.1% against the dollar in this year, thereby helping to boost the competitiveness of Brazilian exports.

Global demand for Brazilian poultry and beef products is significantly affected by trade barriers, whether: (i) tariff barriers, or high rates that protect certain markets; (ii) non-tariff barriers, mainly import quotas, sanitary barriers (which are the most common type of barriers faced by the meat industry) and (iii) technical/religious barriers. In addition, some countries use subsidies for production and exports which generally distort international trade and interfere with the Company´s business.

In terms of sanitary requirements, most countries demand specific sanitary agreements so that Brazilian producers can export to them. Moreover, zoonosis outbreaks and/or diseases of economic impact may result in a ban on imports.

In addition to trade barriers, the economic conditions of a particular market (national or international) may interfere with the demand for all types of poultry, pork and beef, as well as other processed meat products.

The Company continuously monitors trade barriers and other import restrictions in the global poultry, pork and beef markets since these restrictions significantly affect the demand for its products and the levels of exports. These restrictions often change, as illustrated by the following examples:

Trade barriers (classic form and derived from trade defense disputes)

•         The EU (since 2007) and Russia (since 2012) protect their local meat industries by applying import quotas and tariffs (at times prohibitive) on volumes imported outside the set quota.

•         In September 2013, South Africa raised tariffs for imported chicken products from all countries, except the European Union. (A free trade agreement between them sets zero tariffs for poultry products.) The tariffs rose to 82% for whole chicken and 12% for boned cuts and 37% for cuts on the bone.

•         In December 2016, Saudi Arabia raised import tariffs for chicken by-products from 5% to 20%.

•         In August, 2017, the Chinese government initiated an investigation regarding antidumping practices in the Brazilian exportations of whole and parts chicken, including the exportations of BRF. In a preliminar determination in June, 2018, the Chinese authorities imposed the application of a provisory import tariff in Brazilian chicken. The investigation ended on February, 2019 and the Brazilian exporters agreed to accept a minimum price to sell its products to China

•         In August, 2018, Iraq decided to apply an extra impor tariff, increasing from 10% to 60% the tariff on chicken products.

Non-tariff barriers

Import quotas

•         In 2005, Brazil obtained a favorable result in a panel against the EU at the WTO regarding the reclassification (and tariff increase) of salted chicken breast exports. In return, the EU introduced quotas on imports of certain tariff codes, especially for salted chicken breast, marinated turkey breast and processed chicken. Brazil was awarded the majority of these quotas in July 2007.

•         Russia uses quotas to control the imports of pork, beef and poultry. As part of the negotiations surrounding its adhesion to the World Trade Organization (“WTO”), Russia made some changes to its quota criteria as of 2013. For chicken imports, Russia defined a quota of 250,000 tons of products on the bone, with no geographical breakdown. The intra-quota tariff is 25% and the extra-quota is 80%. There is also a quota of 70,000 tons of boned cuts, of which 56,000 tons are reserves for the EU. A 400,000 ton quota was set for pork, with a zero tariff on intra-quota volumes and 65% for volumes imported outside the quota. For beef imports, Russia has established a quota of 530,000 tons for all WTO members, of which 60,000 belong to the EU and 3,000 to Costa Rica.

•         In December 2017, Mexico renewed its quota for chicken meat imports of 300,000 tons until 2019.

Sanitary barriers

•         Several important markets (despite progress in trade negotiations) are not yet open to Brazilian meat products due to sanitary barriers. Some examples are the European Union and Colombia for pork; and Taiwan and Panama for chicken.

•         Outbreaks of avian influenza in export countries have already hit the consumption and sales and the consumption of chicken to several countries, such as the U.S., China/Hong Kong, Mexico and many EU countries.

•         As a result of Operation Trapaça, on March 5, 2018, we received from the Ministry of Agriculture, Livestock and Food Supply (“MAPA”) a notice immediately suspending exports from its Rio Verde/GO, Carambeí/PR and Mineiros/GO plants to 12 countries that had specific sanitary requirements for the control of the bacteria group Salmonella spp and Salmonella pullorum. MAPA temporarily suspended the exportations of other 9 plants of BRF to the European Union on March 15, 2018, but revoked such suspension on April 18, 2018. On May 14, 2018, the Company received the formal notice that 12 plants located in Brazil were removed from the list that permits imports of animal origin products by the European Union’s countries, supposedly as a protection measure of the local market. Considering the importation banishment of our plants, it was not possible to sell our products of the embargoed plants, hence, our operational result may be negatively affected if we are not able to direct to other similar margin markets the excess of the production capacity resulting from such suspension.

Technical barriers

•         In December 2015, the WTO set up a panel at the request of the Brazilian government to investigate the technical barriers to chicken imports by Indonesia. The Panel was closed in the end of 2017, partially favorable to Brazil.

•         In a short term we have to quickly respond to any imposition of any other restriction, including temporary restrictions of health by means of redirecting to other markets or changing the specifications of the product in order to comply the new requirements aiming to minimize the effects of our net exports. In the long term, such restrictions may affect the growth rate of our business.

•         In January, 2018, Saudi Arabia reforced, by means of a notice to the Brazilian authorities, the requirement of non-stunning for exported Brazilian chicken. Such requirement raised the challenges faced by the exporting slaughterhouses, that were forced to change the conventional procedures that were used to comply with the requirements of such market.

•         Additionaly, in January, 2019, the health surveillance authority of Saudi Arabia published a report enabling 25 Brazilian establishments as chicken exporters to such country. BRF had eight of the enabled plants, given that one of the plants used by BRF (Lajeado/RS/SIF 1449) was not part of such list. However, the eight enabled plants have enough capacity to supply the demand in such market.

•         The Company has already initiated the necessary adjustments for its productive chain and estimates to be capable of altering its production without significative disruptor changes for the remittances to such market, considering that such changes may result in reduction of revenue and raise of expense.

Consequences of the occurrence of outbreaks and/or cases of animal diseases of economic and public health interest

Effect of Animal Diseases

Avian Influenza (AI)

Demand for the Company´s products can be significantly affected by outbreaks of animal disease, like the avian influenza. It is worth emphasizing, however, that Brazil never had a registered case of this disease, being nowadays the only the major worldwide exporter of poultry meat to never register an outbreak. For example, global demand for poultry products decreased in 2006 due to concerns over the spread of avian influenza. Although there had been no reported cases of this disease in Brazil, in 2006, the demand for the Company´s poultry products in its export markets was significantly lower, resulting in lower net sales of these products in its export markets in that period. Although net sales of poultry products on the domestic market increased in 2006, prices decreased due to the oversupply of products that were not exported. Poultry exports, demand, production and global inventories gradually improved in the second half of 2006 and in 2007 and 2008.

If a significant number of new avian influenza cases were to develop in humans, even if they do not occur in any of the Company´s markets, then demand for poultry products inside and outside Brazil would likely be negatively affected and the extent of the effect on the Company´s business cannot be estimated. Even isolated cases of avian influenza in humans could negatively impact business due to the public sensitivity to the disease.

The Brazilian Ministry of Agriculture (“MAPA”) established a plan for the prevention of outbreaks of avian influenza and Newcastle disease in 2006, requiring the inspection of all the Brazilian states’ sanitary systems. Additionally, the Company has plans of prevention and of own contingency to Avian Influenza.

Gripe A (Influenza A -H1N1)

The avian influenza continues to be a health public concern given its circulation in many varieties (H5N1, H5N2, H5N8, H7N8, etc.). According to the World Health Organisation, between January, 2014 and November, 2016, the avian influenza was identified in 77 countries and 13 varieties were detected. Avian influenza has killed several domesticated and wild animals and caused the death of hundreds of millions of domestic birds.

Any further outbreak of A(H1N1) influenza could lead to the imposition of costly preventive controls on pork imports in the Company´s export markets and could have a negative impact on the consumption of pork in Brazil and in those markets. In addition, any future significant outbreak of A(H1N1) influenza in Brazil could lead to pressure to destroy hogs, even if without any apparent link between the influenza cases and pork consumption. Any destruction of part the Company´s hogs chain would result in lower sales of pork, prevent a recovery of costs incurred in raising or purchasing hogs, and result in additional expenses for the disposal of the destroyed hogs. Therefore, any spread of A(H1N1) influenza, or increasing concerns about this disease may have a material and adverse effect on the Company.

Other Animal Diseases

In addition, demand in the Company´s export markets may similarly be influenced by other animal diseases. For example, pork imports from most Brazilian states were banned in Russia from 2005 to 2007 due to cases of foot-and-mouth disease affecting cattle in Mato Grosso do Sul and Paraná states. The ban affected Brazilian exports to Russia in general and, at the time, the Company was forced to shift pork production for the Russian market to Rio Grande do Sul. This was the only Brazilian state that was not subject to the ban until Russia suspended restrictions on imports from another eight Brazilian states in December 2007.

More recently, a viral disease called pork and epidemic diarrhea (PED) was diagnosed in North America and Asia. The main clinical signs are enteric symptoms, stunted growth and high mortality. In these places the disease was responsible for a significant reduction in animals in the termination stage and subsequent increasing price due to low supply. No vaccine has been found yet to prevent the disease, but management and biosecurity procedures may reduce the impact.

In August of 2018 the first outbreak of African swine fever was identified by OIE of China. Such event triggered a sequency of outbreaks that may change the Chinese pork market with global direct and indirect impacts. Since China is the biggest swine market (production chains and consumption), a strong raise in the demand at the importation of swines has started and tends to increase in 2019.1

As a consequence of the outbreaks of the African swine fever in China, MAPA has suspended the importation of pork natural guts to China. Such measure was preventive and shall last for a short period of time.2

In October, 2018, an outbreak of Classic Swine Fever (“GSC”) was confirmed in the Brazilian state of Ceará. Although such region is not recognized as free of GSC, the Brazilian government took measures to restrict such outbreak. No commercial embargo was reported.3

Effect of export market demand on the domestic market

Fluctuations in demand for poultry, pork and beef products in the Company´s export markets often have an effect on the supply and selling prices of those products on the domestic market. This is a result of a decrease in demand in key export markets caused by the imposition of trade barriers, global economic factors, and concerns about animal disease outbreaks, among others. Brazilian exporters generally redirect the products for these markets to the domestic market, increasing the supply of those products internally and often negatively impacting the selling price. In turn, this affects the Company´s net sales on the domestic market.

For example, in 2014, Russia banned imports of pork and poultry from the United States, Canada and Europe, causing an underlying demand for products on the Russian market. This led Brazilian producers to redirect their products to Russia and brought lower supply and higher prices in Brazil. The same occurred in 2015 when China and South Korea banned imports from the United States due to avian flu in the country.

The Company monitors the actions of its domestic competitors since they are also impacted by external market changes and may also redirect their products to the domestic market. In addition, it pays close attention to fluctuations in supply generated by producers in the U.S., the European Union and other regions since increases in production in those markets can lead to a greater supply in other countries.

Freight cost

1 http://www.oie.int/wahis_2/public/wahid.php/Countryinformation/Countryreports

2 Memo nº 12/2018/DIMP/DSA/SDA/MAPA of September 24th 2018.

3 http://www.oie.int/wahis_2/public/wahid.php/Reviewreport/Review?page_refer=MapFullEventReport&reportid=28186

The cost of transporting the Company´s products throughout its domestic distribution network and to foreign customers is significant and is affected by fluctuations in the price of oil. In 2018, 2017 and 2016, freight costs represented approximately 5.5%, 5.0% and 4.9% of the continued operations’ net revenues. For its export goods, the Company ships many of its goods CFR (cost and freight) or DDP (delivered duty paid), which requires it to pay for freight and insurance costs. Increases in the price of oil usually increase the freight costs and fluctuations in exchange rates also significantly affect international transportation costs.

For information on the impact of commodity prices and the effects of the variation of the exchange rate, inflation and interest rates on the Company´s revenues, see item 10.2.c below.

b) Variation in revenues attributable to changes in prices, exchange rates, inflation, alteration in volumes and introduction of new products and services

Information on this item appears in item 10.2.c below.

c)  Impact of inflation, the variation in the prices of the main inputs and products, the exchange rate and interest rates in the operating and financial result, if relevant

Commodity price

Many of the Company´s raw materials are commodities, the prices of which consistently fluctuate in response to market forces of supply and demand. The Company purchases large quantities of soy bran, soybeans and corn, used mainly to produce all own animal feed. For the most part, the commodities purchased are priced in Reais. While input costs are denominated in Reais, the prices of the commodities generally follow international prices and are influenced by exchange rate fluctuations. Purchases of corn, soy bran and soybeans represented approximately 24.8% of the Company´s sales cost in 2018, 28.5% in 2017 and 31.8% in 2016. Although the Company produces most of the hogs it uses for its pork products, it also purchased hogs on the spot market in 2016, 2017 and 2018.

In addition, the selling prices for many of its products, including all its export products, are highly sensitive to the market price of those commodities and fluctuate together with them. In 2018, the average corn price in Brazil was 33.0% higher than in 2017 which, in turn, was an average of 56.6% higher than the average of the price in 2015. Moreover, the corn price in December 2018 was 19.4% higher than in 2017 which, in turn, was 19.4% lower than in December 2016. The average price of soy bran in Brazil in 2018 was 27% higher than the average price in 2017, which, in its turn, had an average 19.5% lower than the average price in 2016. A comparison of December 2018 with December 2017 shows that the price of soy bran in Brazil was 17.2% higher. A comparison of December 2017 with December 2016 shows that the price of soy bran was 7.3% lower. The effect of the fall or rise in raw material prices on the Company´s gross margin is higher in the case of products more similar to commodities than those with higher added value.

The Company´s ability to pass on increases in raw material prices in its selling prices is limited by the prevailing prices for the products it sells on its domestic and export markets.

The following graph illustrates the movements in the price of corn in Ponta Grossa in the state of Paraná (a commonly used reference price for corn in Brazil) for the periods indicated, as reported by Safras & Mercados Ltda., a private Brazilian consulting firm.

Effects of the variations in the exchange rate and inflation

The table below shows, for the periods indicated, the fluctuation of the Real against the U.S. dollar, the year-end and average daily exchange rates and Brazilian inflation as measured by the INPC (National Consumer Price Index), IPCA (Amplified Consumer Price Index) and IGP-M (General Market Price Index).

	2018	2017	2016
Appreciation (depreciation) of the Real against the U.S. dollar	(17.1%)	(1.5%)	16.5%
Exchange rate at the end of the period (U.S.$1.00)	R$3.87	R$3.31	R$3.26
Average (daily) exchange rate (U.S.$1.00) (1)	R$3.66	R$3.19	R$3.48
Basic SELIC rate (target) at the end of the period(2)	6.50%	7.0%	13.8%
Inflation(INPC) (3)	3.42%	2.1%	6.6%
Inflation (IPCA) (4)	3.75%	2.9%	6.3%
Inflation (IGP-M) (5)	7.55%	0.5%	7.2%

Source: IBGE, Fundação Getúlio Vargas and Brazilian Central Bank.

(1)   The average (daily) exchange rate is the sum of the daily exchange rates based on PTAX 800 Option 5, divided by the number of working days in the period. In line with the Central Bank Announcement Nº 25.940 of June 2, 2014, the PTAX800 transaction was terminated on September 1, 2014 and, from then on, the information provided for this transaction was made available on the Central Bank´s site and the PTAX System.

(2)   The SELIC (Sistema Especial de Liquidação e de Custódia) interest rate is the primary Brazilian reference interest rate.

(3)   The INPC is published by the IBGE, measuring inflation for households with income between one and eight minimum monthly wages in 11 metropolitan areas of Brazil.

(4)   THE IPCA is published by the IBGE, measuring inflation for households with income between one and 40 minimum monthly wages in 11 metropolitan areas of Brazil.

(5)   The IGP-M gives different weightings to consumer prices, wholesale prices and construction prices. The IGPM is published by the Fundação Getúlio Vargas, a private foundation.

The Company´s operating results and financial condition are significantly affected by movements in the exchange rate of the Real against the U.S. dollar, the euro and the pound sterling. Invoices for export products are made primarily in U.S. dollars and in euros and pounds sterling in Europe but the Company reports its operating results in Reais. The appreciation of the Real against these currencies decreases the amounts we receive in Reais and, therefore, the net sales related to exports.

The prices of soy bran and soybeans, important ingredients of animal feedstock, are closely linked to the U.S. dollar. The price of corn, another important ingredient of the feedstock, is also linked to the U.S. dollar, albeit to a lesser degree than the price of soy bran and soybeans. In addition to soy bran, soybeans and corn, the Company purchases sausage casings, mineral nutrients for feed, packaging and other raw materials, as well as equipment for use in the production facilities, from suppliers located outside Brazil whom it pays in U.S. dollars or other foreign currencies. When the Real depreciates against the U.S. dollar, the cost in Reais of U.S. dollar-linked raw materials and equipment increases and these increases can materially adversely affect the operating results. Although the appreciation of the Real has a positive effect on the Company´s costs because part of them are denominated in U.S. dollars, this reduction does not immediately affect the operating results because of the length of the production cycle for poultry and pork.

On December 31, 2016, the Company had total foreign currency-denominated debt obligations of R$ 10,318.7 million, representing 54.4% of its total consolidated debt on that date. On December 31, 2017, the Company has debt obligations in foreign currency in the total amount of R$11,101.3 million, representing, on the date thereof, 54.3% of its total consolidated debt. On December 31, 2018 its debt obligations in foreign currency were R$11,359.3 million, representing 52.1% of its total consolidated debt on that date. Although it manages a portion of its exchange rate risk through foreign currency derivative instruments and future cash flows from exports in U.S. dollars and other foreign currencies, the Company´s foreign currency debt obligations are not completely hedged. A sharp depreciation of the Real in relation to the U.S. dollar or other currencies would increase the amount of Reais that would be needed to meet the debt service requirements of the foreign currency-denominated obligations.

Operating and financial conditions have traditionally been affected by inflation in Brazil. Demand for the Company´s products on the domestic market is sensitive to inflation in consumer prices, as reflected in variations in the INPC and IPCA inflation indices and most of the costs and expenses are incurred in Reais. As long-term contracts with suppliers and customers are not usual in the industry and prices are generally negotiated on a monthly or quarterly basis, increases in inflation have a rapid impact on the net sales and costs.

The IGP-M index is generally used as an inflation reference rate in negotiating prices paid to suppliers. In addition, the Company buys electrical energy to run its production facilities through long-term contracts that contain regular inflation adjustments in line with the IGP-M index.

In terms of personnel costs, Brazilian salaries are adjusted only once a year, based on collective agreements between employers’ associations and labor unions. The unions usually use the INPC as a benchmark for their negotiations.

Effects of interest rates

The Company´s financial expenses are affected by movements in Brazilian and foreign interest rates. On December 31, 2016, approximately 28.7% of the Company´s total liabilities from debt obligations of R$19,492.0 million was subject to interest based on floating interest rates, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated and subject to LIBOR. On December 31, 2017, approximately 38.1% of the Company´s total liabilities from debt obligations of R$20,444.4 million was subject to interest based on floating interest rates, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated and subject to LIBOR. On December 31, 2018, approximately 38.2% of the Company´s total liabilities from debt obligations of R$22,165.5 million was subject to interest based on floating interest rates, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated and subject to LIBOR. On these dates, the exposure of the Company´s primary rate was based on the six-month LIBOR rate for U.S. dollar-denominated debt. The two main Brazilian interest rates that apply to the Company´s debt are the TJLP, which applies to long-term debt from the BNDES, and the CDI rate, which applies to currency swaps and some of its other long-term debt, such as the CRA.

The table below shows the average interest rates to which we were exposed in the following years:

	Average interest rate for the year ended in December, 31
	2018	2017	2016
	(%)
TJLP	7.0	7.0	7.5
CDI	6.4	9.9	14.1
LIBOR six-month rate	2.5	1.8	1.1

10.3. The directors shall comment the relevant effects, that the events below have caused or are expected to cause in the financial statements of the issuer and in its results:

The following information was evaluated and commented on by the Company´s Board of Directors:

a.    Introduction or sale in the operating segment

On June 29, 2018, the Board of Directors approved the financial and operational restructuring plan of the Company ("Plan"), with the objective to improve its share capital structure, by reducing its debt leverage, which also enhances its controlling and quality processes.

The Company’s decision is it to focus its transactions in the Brazilian market, in Asia and in the Muslim market. Then, the segmentation of the businesses was changed as shown in explanatory note presented in the financial statements of the Company of 12.31.18.

As a result of the plan, the following actions are provided: (i) sale of operational units in Argentina (denominated Argentina Operations), and Europe and Thailand (denominated Europe and Thailand Operations); (ii) sale of real estate and non-operating assets; (iii) sale of non-controlling interests in companies and (iv) operational restructuring plan with the purpose to adjust its productive structure to the market demand and includes adjustments in its the production lines, collective paid leave and a reduction of around 5% of the factory unit employees in Brazil.

During the fourth quarter of 2018, the Company evolved in the negotiations for the sale the assets abovementioned in items (i) and (ii) and met the requirements for its classifications as assets held for sale and discontinued operations. We present below further details os each of the aforementioned transactions.

On December 7, 2018, the Company concluded a contract of purchase and sale of its subsidiary Quickfood S.A. in Argentina, whereby Marfrig agreed to acquire 91.89% of its share capital for US$60,000 (equivalent to R$232,488). In addition, on the same date, it entered into a contract in which Marfrig makes the commitment to purchase the properties and equipment of the Várzea Grande-MT plant, as well as an agreement for the supply of finished goods for the Company for 60 months. On January 23, 2019, the sale of properties and equipment was concluded for R$100,000.

Following the signing of the commitment contracts of Quickfood S.A. by Marfrig, on January 02, 2019, the sale of the shares representing 91.89% of the subsidiary's capital was completed. On this date, Marfrig paid the amount of US$ 54,891 (equivalent to R$212,692) to BRF S.A.

On December 19, 2018, the Company concluded an Instrument for the Purchase and Sale of Shares of its subsidiary Avex S.A. in Argentina, whereby Granja Tres Arroyos S.A. and Fribel S.A. agreed to acquire 100% of its share capital for US$50,000 (equivalent to R$193,740). On February 4, 2019, the transaction was completed. The sale value was US$44,824, of which US$22,500 was paid in cash and US$22,324 through the settlement of liabilities of Avex S.A. with BRF.

During the fourth quarter of 2018, the Company has received binding offers for its subsidiary Campo Austral S.A. in Argentina and on January 10, 2019, a sale agreement has been executed for US$35,500 (equivalent to R$137,555). The transaction consists of (i) the sale of the plant located in the City of Florencio Varela, in Argentina, and all related assets and liabilities, including the "Bocatti" and "Calchaquí" trademarks, to the Argentinean company BOGS S.A., (ii) the sale of 100% of the shares issued by Campo Austral S.A., including its San Andrés de Giles and Pilar plants and the Campo Austral trademark, to the Argentinean company La Piamontesa de Averaldo Giacosa y Compañía S.A.

Additionally, the negotiations for the sale of the operations in Europe and Thailand have developed significantly. On February 7, 2019, the Company has executed a sale and purchase agreement with Tyson International Holding Co., providing for the terms and conditions for the sale of 100% of the shares held by the Company in subsidiaries located in Europe and Thailand. The amount agreed in this transaction is US$340,000 (equivalent to R$1,317,432).

As a result of the plans described above the Company changed its business segmentation form observing primarily its business regions: (i) Brazil; (ii) Halal (named before as One Foods); (iii) International, wich absorbed the continued operations classified before in South Cone, and no more presented the discontinued operations in Europe and Thailand; (iv) Other Segments. During the fourth quarter of 2018, South Cone segment was ended.

STATEMENTS OF INCOME (LOSS) - DISCONTINUED OPERATIONS

	Parent company			12.31.18 Consolidated
		Operations from Argentine	Operation from Europe and Thailand	Total
NET SALES	(93,194)	1,737,435	2,603,152	4,340,587
Cost of sales	20,976	(1,691,123)	(2,331,270)	(4,022,393)
GROSS PROFIT (1)	(72,218)	46,312	271,882	318,194
OPERATING INCOME (EXPENSES)				
Selling expenses	-	(175,910)	(220,408)	(396,318)
General and administrative expenses	(6,380)	(36,130)	(83,585)	(119,715)
Impairment loss on trade and other receivables	-	(4,664)	4,576	(88)
Other operating expenses, net	(86,160)	2,703	(36,380)	(33,677)
Income from associates and joint ventures	307,818	-	-	-
INCOME (LOSS) BEFORE FINANCIAL RESULTS AND INCOME TAXE	143,060	(167,689)	(63,915)	(231,604)
Financial expenses	-	261,521	132,182	393,703
Financial income	-	88,250	1,779	90,029
INCOME BEFORE TAXES FROM CONTINUED OPERATIONS	143,060	182,082	70,046	252,128
Current income taxes	-	(13)	(22,952)	(22,965)
Deferred income taxes	-	(113,287)	8,537	(104,750)
NET INCOME	143,060	68,782	55,631	124,413
Impairment loss on the remesuarement to fair value less cost to sell	(2,476,153)	(1,060,039)	(1,416,114)	(2,476,153)
LOSS FROM DISCONTINUED OPERATIONS	(2,333,093)	(991,257)	(1,360,483)	(2,351,740)
Net Loss From Discontinued Operation Attributable to				
Controlling shareholders	(2,333,093)	(995,135)	(1,337,958)	(2,333,093)
Non-controlling interest	-	3,878	(22,525)	(18,647)

(1) The negative effect on revenue refers to the hedge accounting result in sales for discontinued operations. The positive effect on cost refers to allocations of expenses to products destined to the markets of discontinued operations.

STATEMENTS OF INCOME (LOSS) - DISCONTINUED OPERATIONS

	Parent company			12.31.17 Consolidated
		Operations from Argentine	Operation from Europe and Thailand	Total
NET SALES	15,420	2,024,932	3,130,260	5,155,192
Cost of sales	58,879	(1,845,924)	(2,602,265)	(4,448,189)
GROSS PROFIT (1)	74,299	179,008	527,995	707,003
OPERATING INCOME (EXPENSES)				
Selling expenses	-	(221,467)	(238,047)	(459,514)
General and administrative expenses	(10,052)	(39,746)	(72,377)	(112,123)
Impairment loss on trade and other receivables	-	(1,052)	(6,799)	(7,851)
Other operating expenses, net	(23,300)	(50,573)	(4,048)	(54,621)
Income from associates and joint ventures	(182,274)	-	-	-
INCOME (LOSS) BEFORE FINANCIAL RESULTS AND INCOME TAXES	(141,327)	(133,830)	206,724	72,894
Financial expenses	-	(342,860)	65,637	(277,223)
Financial income	-	71,625	5,778	77,403
INCOME (LOSS) BEFORE TAXES FROM CONTINUED OPERATIONS	(141,327)	(405,065)	278,139	(126,926)
Current income taxes	-	(1,311)	(23,286)	(24,597)
Deferred income taxes	-	4,030	15,404	19,434
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(141,327)	(402,346)	270,257	(132,089)
Net Loss From Discontinued Operation Attributable to				
Controlling shareholders	(141,327)	(389,480)	248,153	(141,327)
Non-controlling interest	-	(12,866)	22,104	9,238

(1) The negative effect on revenue refers to the hedge accounting result in sales for discontinued operations. The positive effect on cost refers to allocations of expenses to products destined to the markets of discontinued operations.

STATEMENTS OF CASH FLOWS - DISCONTINUED OPERATIONS

a.    constitution, acquisition or sale of equity stake

The Company has carried out the following constitutions, acquisitions or sales of equity stakes over the last three financial years:

On December 31, 2018, the wholly-owned subsidiary SHB was merged into BRF S.A. with the objective of unifying and centralizing the Company's activities related to the Halal products business, in order to promote greater simplification, efficiency and transparency of the organizational structure.

b.    Unusual events or operations

The Company did not participate of unusual events or operations during the 2018 financial year.

On December 12, 2018, the Company concluded the structuring of the Credit rights investment fund – BRF Customers (“FIDC BRF”), whose exclusive objective is to acquire receivables originated from commercial operations between the Company and its customers in Brazil.

The structuring was made in association with the coordinators Banco Bradesco BBI S.A., BB – Banco de Investimento S.A. and Banco Votorantim S.A. in the format of a close-end fund and has a duration of 5 years. From the 875,000 quotas that were subscribed and paid-in, 787,500 are senior quotas, 21,875 mezzanine A quotas, 51,012 mezzanine B quotas and 14,613 junior quotas, in the amounts of R$787,500, R$21,875, R$51,012 and R$14,613 respectively.

The Company holds the 14,613 junior quotas, which are recorded as marketable securities. This operation occurs in continuity to the operational and financial restructuring plan and allows an additional offer of credit for domestic customers.

10.4. Directors should comment on:

a. significant changes in accounting practices

In the fiscal years ending on December 31, 2018, December 31, 2017 and December 31, 2016 there were no significant changes in the accounting practices issued by the Brazilian Securities and Exchange Commission (“CVM”) and the statements and interpretations of the Accounting Announcements Committee (“CPC”), which converge with the (“IFRS”) International Accounting Laws issued by the International Accounting Standards Board (“IASB”), except for the adoption of the CVM Deliberation 763/16 – Financials Instruments. The mentioned rule replaces the model of “incurred losses”in IAS 39 with a forward-looking “expected credit loss” model.

The assets are analyzed individually by the Company in accordance with the available information for measurement, and evaluations of the effects of expected credit losses are carried out.  For trade receivables and notes receivables, the Company has elected the practical expedient of the aging-based provision matrix in the item B5.5.35 of CPC

48 / IFRS 9, with the appropriate groupings of the receivables.

b. significant effects of the alterations in the accounting practices

The Company´s Directors believe that there were no alterations in the accounting practices that had significant effects on the financial statements for the fiscal years ended on December 31, 2018, December 31, 2017 and December 31, 2016.

c. reservations and points raised in the auditor´s report

There were no reservations in the reports of the Company´s independent auditor´s report in any of the three last financial years.

10.5. The directors should indicate and comment on the critical accounting policies adopted by the Company, mentioning, in particular, accounting estimates made by the management on uncertain and relevant questions to describe the financial situation and the results that require subjective or complicated decisions, such as: provisions, contingencies, recognition of revenues, tax credits, long-term assets, working life of non-current assets, pension plan, adjustments in conversion into foreign currency, costs of environmental recovery, criteria for testing the recovery of assets and financial instruments.

The preparation of the Company´s financial statements requires management to make estimates and critical accounting assumptions. The Management evaluates its estimates and judgments on an ongoing basis and bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. However, the uncertainties related to these judgments, assumptions and estimatives could lead to results that require a significant adjustment to the book value of certain assets and liabilities in future years.

The Company Management believes the critical accounting policies adopted, summarized below, adequately reflect the conditions of its business.

a)    Revenue Recognition and Sales Returns: The Company recognizes revenues according to the accrual basis of accounting when: (i) the sales amount is measurable in a reliable way and the Company has no more control over the goods sold or any other responsibility related to this merchandise; (ii) the costs incurred or to incur from the transaction may be measured reliably; (iii) it is likely that the economic benefits will be received by the Company; and (iv) the risks and benefits were entirely transferred to the buyer.

b)    Expected credit losses: The Company constitute expected credit losses related to the inability of its customers to make required payments. In cases of default, efforts are made to obtain the amount owed, including through direct contacts with the clients and through third parties. Should these efforts be insufficient, legal action is considered and the amount reclassified as a non-current liability, with an estimated loss registered as bad debt against the selling expenses in the balance sheet. The amounts are written off against the provision as the Management believes they are no longer recoverable after taking all the measures necessary to receive them.

c)    Impairment of assets: Intangible goods with an undefined working life are not amortized but tested annually in relation to the losses from the reduction in the impairment, individually or at the cash generating unit. The determination of such impairment involves judgments and estimates as to whether the asset is providing an adequate return in relation to its book value. While the Company believes that it makes reliable estimates for these matters, the uncertainty inherent to this estimate could lead to results requiring a significant adjustment to the carrying amount of the assets in future periods.

d)    Contingencies: The provisions are established when the Company has a present obligation, formalized or not, as a result of a past event, and it is likely that an outflow of resources will be required to settle the obligation and its amount can be reliably estimated.

The Company is a party to several pending judicial and administrative proceedings. The assessment of the likelihood of an unfavorable outcome in these proceedings includes the analysis of the evidence available, the hierarchy of the applicable laws, available former court decisions, the most recent court decisions and their importance to the Brazilian legal system, as well as the opinions of external lawyers. The provisions are reviewed and adjusted to reflect changes in the circumstances, such as the applicable statute of limitation, conclusions of tax inspections or additional exposures identified based on new claims or court decisions.

The contingent liabilities of business combinations are acknowledged if they are a result of a present obligations that arises from past events and if its fair value may be measured with reliability and subsequently measured at the higher value between:

•         the amount that would be recognized in accordance with the accounting policy for the provisions described above (CVM Decision Nº 594/09); or

•         the amount initially recognized less, if appropriate, the cumulative amortization recognized in accordance with recognition of receipt policy (CVM Decision Nº 762/16).

e)    Inventories: These are evaluated at the average acquisition or formation cost and below the market value. The cost of finished products includes acquired raw materials, labor, production, transport and storage, which are related to all the processes needed to make the products ready for sale. Provisions for obsolescence, adjustments to net realizable value, impaired items and slow-moving inventories are recorded when necessary. Usual production losses are an integral part of the production cost of the respective month, whereas unusual losses, if any, are recorded in the line of the cost of goods sold without passing through iventories.

f)     Income Tax and Social Contribution: in Brazil, these include income tax (“IRPJ”) and the social contribution on profits (“CSLL”), which are calculated on a monthly basis on the taxable income, after compensation for tax losses and negative social contribution base, limited to 30% of the real profit, taxed at a rate of 15% plus an additional 10% for the IRPJ and 9% for the CSLL.

The results recorded in the subsidiaries abroad are subject to taxation in the countries where they are based, in line with the local rates and norms. In Brazil, these results are taxed under Law Nº 12.973/14.This way, an individualized analysis by subsidiary is carried out to add the profits of the same to taxation in Brazil, so as to respect the treaties Brazil has signed to avoid double taxation.

Deferred taxes represent credits and debits on IRPJ and CSLL tax losses, as well as temporary differences between the tax basis and the carrying amount. Deferred income tax and social contribution assets and liabilities are classified as non-current, as required by CVM Decision Nº 676/11. When the Company’s internal analysis indicates that the future realization of these credits is unlikely, the asset is derecognised. In 2018, the need to derecognise part of the Company's deferred tax assets was identified.

The deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same tax authority on the same taxable entity. In the consolidated financial statements, the tax assets or liabilities of the Company may be offset by the tax asset or liability of the controlled companies if, and only if, the referred entities have the right legally enforceable to do or make a single net payment and the controlled companies intend to make or receive this net payment or recover the asset and liquidate simultaneously the liability. However, for purposes of presentation, the balances of tax asset and liability, that do not meet the legal criteria of enforcement, are being disclosed separately.

The deferred tax assets and liabilities must be measured by rates that are expected to be applicable for the period when the assets are realized and liabilities settled, based on the rates (and tax regulation) that are in force on the date of the balance sheet.

g)    Financial Instruments: The Company adopted the Deliberation CVM 763/17 – Financial Instruments in replacement of Deliberation CVM 604/09 – Financial Instruments: Recognition and measurement from January 01, 2018. The changes in accounting policies and its impacts to the financial statements are described below:

Classification of Financial Assets: The Deliberation CVM 763/17 contains a new classification and measurement approach for financial assets which contains three principal classification categories: measured at amortized cost, fair value through other comprehensive income (FVOCI) and fair value through profit and loss (FVTPL). The standard eliminates the IAS 39 categories of held to maturity, held for trading, loans and receivables and available for sale.

This change did not cause any retrospective impact in the measurement of the Company’s financial assets. Prospectively, as of 01.01.18, for equity instruments measured at FVOCI, when settled or transferred, the gains and losses accumulated in other comprehensive income no longer affect income statement, being immediately reclassified to accumulated profits or losses, in equity; for the instruments measured at amortized cost, the expected credit losses are measured and recorded according to the impairment criteria described below.

The classification of financial assets is based on individual characteristics of the instrument and the business model of the portfolio in which it is contained. For already existent financial instruments on January 01, 2018, the Company has considered the categories on the following manner:

(i) Financial assets held to maturity and loans and receivables were transferred to the amortized cost category;

(ii) Financial assets held for trading were transferred to the FVTPL classification;

(iii) Financial assets available for sale were transferred to the FVOCI classification;

The charts related to financial instruments in notes 4 and 7 now follow the categories described above.

Hedge accounting: The Company has chosen to apply the new hedge accounting requirements of Deliberation 763/17. The standard requires that hedge accounting relationships are aligned with the Company’s risk management objectives and strategy, the application of a more qualitative and forward-looking approach to assessing hedge effectiveness and prohibits voluntary discontinuation of hedge accounting.

For financial instruments designated into cash flow hedge relations, the Company has begun to account for the time value of purchased options, the forward element of forward contracts and foreign currency basis spreads as cost of hedging, into other comprehensive income. When the instrument is terminated, the costs of hedge are reclassified to the income statement together with the intrinsic values of the instrument.

The categories and designation models for hedge accounting remain unchanged.

Assets held for sale and discontinued operations: Such assets are measured at carrying amount or fair value less costs to sell, whichever is lower, and are not depreciated or amortized. Such items are only classified under this account when the sale is highly probable and they are available for immediate sale under their current conditions. In 2018, it was necessary to recognize impairment losses for these assets.

The statement of income and cash flows from discontinued operations are presented separately from those of continuing operations of the Company.

The comparative periods are reclassified in the case of the statement of income for the year and cash flows, however the balance sheet remains as presented in the past.

Hyperinflationary economies: On June 14, 2018, the National Institute of Statistics and Census of Argentina (“INDEC”), disclosed the wholesale price index data for May 2018, which has been consistently published in Argentina and used as a basis for monitoring the inflation in the country. Considering the data published it can be observed that the accumulated inflation in the last 3 years exceeded 100%, and supported by other qualitative analysis, the Company could conclude that as of July 01, 2018, Argentina was considered a country with hyperinflationary economy.

As a result, the Company has adopted the Deliberation CVM 805/18 - Financial Reporting in Hyperinflationary Economies.

Non-monetary items and income statement balances were restated to reflect the terms of the measuring unit current at the end of the reporting exercise. The balances were calculated by applying the changes on the index from the initial recognition date to the reporting date.

As the hyperinflation concepts are applicable only to the subsidiaries located in Argentina, and the Parent company is not on a country with hyperinflationary economy, there is an accounting policy election and the Company decided to don´t restate prior periods as required by the Deliberation CVM 640/10. The impacts of the changes on net monetary position from the initial recognition date until December 31, 2017 were recorded against Equity, generating a positive impact of R$130,210, while the changes on the monetary position for the year ended December 31, 2018 were recorded against the result of discontinued operations.

The translation of the balances of a hyperinflationary economy to the reporting currency were based on the closing rate of the reporting period for both balance sheet and income statement balances.

The impact caused by the adoption of the abovementioned standard on the Company´s net result was a gain of R$364,6 million in the parent company and R$370,0 million in the consolidated balances, both recorded in discontinued operations.

The Company used the General Consumer Price Index (“IPC”) for restating the balances from January 01, 2017 until current period. For restating items from prior periods until December 31, 2016, the Company used the National Wholesale Index (“IPIM”), as until December 2016 the IPC wasn´t published in a consistent basis to assure the reliability of the index. Both indexes were obtained from INDEC.

The inflation rates used in 2017 and 2018 are described in the table below:

10.6. The Directors should describe significant items not shown in the Company´s financial statements, indicating:

a. the assets and liabilities held by the Company, directly or indirectly, which do not appear on its balance sheet, i.e. the off-balance sheet items, such as:

i. operating commercial leasing, assets and liabilities;

ii. receivables portfolios written off over which the entity has risks and responsibilities, announcing the respective liabilities;

iii. agreements for future purchase and sale of products or services

iv. unfinished construction agreements

v. agreements for future financing receipts

b. other items not shown in the financial statements

All the operations which could be classified as off-balance sheet were properly disclosed in the Company´s financial statements, including: leasing, purchase commitments and unfinished building contractions. The Company has no knowledge of any other operations with these characteristics other than those already disclosed. The information disclosed in the consolidated financial statements related to these items is as follows:

1)    Marketable Securities

On December 31, 2018, of the total of marketable securities, R$288.0 million (R$16.2 million on December 31, 2017) were pledged as collateral (with no restriction of use) for futures contract operations in US dollars and live cattle, traded on the B3 S.A. - Brasil, Bolsa, Balcão (“B3”).

2)    Inventories

On December 31, 2018 and December 31, 2017, no more balances of inventories were pledged as collateral for rural credit.

3)    Property, plant and equipment

On December 31, 2018, except for the built to suit contract mentioned in item 7 below, the Company had no commitments assumed related to the acquisition and/or construction of property, plant and equipment items.

The property, plant and equipment items that were pledged as collateral for transactions of different natures are presented below (in thousands of R$):

4) Loans and Financing

The guarantees related to the loans and financing are as follows (in thousands of R$):

The Company is the guarantor of a loan obtained by the Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained to allow the implementation of biodigesters in the farms of the producers who take part in the Company´s integration system and are aimed at reducing greenhouse gas emissions. The value of these guarantees on December 31, 2018 came to a total of R$6.0 million (R$17.3 million on December 31, 2017).

The Company is the guarantor of loans related to a special program aimed at the regional development of producers in the central region of Brazil. These loans are used by the producers to improve the conditions of the farms and will be paid back by in 10 years, with the land and equipment acquired through this program used as collateral. The guarantee as of December 31, 2018 totaled R$29.8 million (R$87.0 million on December 31, 2017).

On December 31, 2018, contracted bank guarantees totaled R$784.0 (R$1,478 million on December 31, 2017) provided mainly for legal cases on the use of tax credits. These guarantees have an average financial cost of 1.57% p.a. (1.90% p.a. on December 31, 2016).

5)    Commitments

In the normal course of the business, the Company enters into agreements with third parties mainly related to the purchase of raw materials, such as corn and soy bran, where the agreed prices can be fixed or to be fixed. The Company also enters into other agreements, such as electricity and packaging, amongst others, to supply its manufacturing activities. The firm buying commitments are shown below (in thousands of R$):

6)    Leasing

The Company is the lessee in a number of contracts, that may be classified as operating or financial lease. The minimum future payments of the non-cancellable operating leasing, in total, are presented below (in thousands of R$):

As of December 31, 2008, operating lease payments recognized in the statement of operations totaled R$357.2 million in the parent company and R$480.2 million in the consolidated (R$171.2 million in the parent company and R$289.7 million in the consolidated on 12.31.17). The amount related to discontinued operations in the consolidated is R$13.7 million as of 12.31.18 (R$17.0 million as of 12.31.17).

7)     “Built to suit” contract

The Company signed a built to suit model contract in which the building will be constructed by a third party. The contract will have a lifespan of 13 years that will begin only after the signature of the terms of acceptance and the start of paying the lease. Should the Company fail to comply with the obligations it has assumed, it will be subject to the payment of penalties and/or the amounts of the leases that are due to expire, in line with the contractual clauses.

The estimates of the future payments relative to this contract are shown below (in thousands of R$):

10.7. The directors should comment on each of the items not shown in the financial statements mentioned in item 10.6, stating:

a. how these items change or may change the revenues, expenses, operating result, financial expenses or other items of the Company´s financial statements;

b. nature and purpose of the operation;

c. nature and amount of the liabilities assumed and the rights generated in favor of the Company as a result of the operation.

The Company management does not expect any significant effects from the operations described in item 10.6 of this Reference Form and not shown in the financial statement which may change the revenues, expenses, the operational result, financial expenses or other items of the Company’s financial information.

For a description of the nature of each operation, as well as the amount of the obligations assumed and rights created in favor of the Company as a result of operations not shown in the financial statement, see item 10.6 above of this Reference Form.

10.8. The Directors should indicate and comment on the main elements of the Company's business plan, describing the following topics in particular

a.    investments, including:

i.              Quantitative and qualitative description of ongoing investments and expected investments

The following table shows the Company´s capital expenditure over the last three financial years:

Investment	2018	2017	2016
R$ Million
Fixed Assets	737.7	887.0	1,859.2
Biological Assets	877.2	713.2	784.2
Acquisitions and other investments	-3.4	1,120.9	2,873.0
Intangible Assets	20.6	51.2	62.8
Total	1,632.1	2,772.3	5,579.2

2019

In 2019, the Company expects to focus its expenditures on projects that are currently in progress, as well as on the continuity of projects related to improvements in production processes, plant maintenance, farms, distribution centers and operational efficiency, as well as projects related to development of new products and technologies, in line with the Company's commitment to a more efficient use of the capital employed and commitment to the trajectory of reducing leverage.

2018

In 2018, the Company concentrated its investments in the maintenance of the industrial park and improvements in production processes, mainly in projects related to process control and information technology, quality and other investments related to manufacturing efficiency. For growth projects, the main focus was on finalizing the projects initiated in previous periods, being in line with the Company's commitment to a more efficient use of the capital employed.

2017

In 2017, the Company had a reduction of total investments a reflection of a more challenging macroeconomic and sectorial scenario, besides the commitment of the company with the course of reduction of the leverage level. Notwithstanding, there was a reduction in the investments aimed at increasing the capacity and reduction of costs. On the other hand, proportionally the investments were increased in the improvement and control of production processes in refrigerators, feed factories and farms, modernization of laboratories and quality of products, update of transactional systems and compliance with new legislations and improvements of the work conditions of employees in the production processes.

2016

Investments in 2016 are in line with previous years and represent higher amounts invested in increasing capacity, improving yield, cutting costs, automating processes, enhancing the level of services and working conditions for employees. The Company has also strengthened its commitment to the efficient use of capital with the aim of creating value for our shareholders and meeting our strategic plan.

The main capital expenditure in 2018 is outlined below:

Demand. In spite of the challenging market scenario in recent years, in 2018, expansion projects were carried out with an increase in the slaughtering capacity of swine for foreign market and Brazil, adding value to the product mix, mainly in chicken proteins, as well as investments in cold cuts categories for the internal market.

Efficiency. In 2018, in addition to finalyzing projects from previous periods, investments were also initiated in projects to improve the integrated planning system, process optimization for the use of raw materials and the start of the Industry 4.0 program.

Quality, people and sustainability: In 2018 the focus was on projects for improvement and control of productive processes in slaughterhouses, feed factories and farms, laboratory modernization and product quality. In addition, it has invested in the improvement of the quality of the jobs and sustainability of the operational park.

ii. sources of financing the investments

The Company has resources from its operating cash generation, as well as credit lines with financial institutions in Brazil and abroad.

iii. relevant ongoing divestments and foreseen divestments

In 2018, the Company carried out its Financial and Operational Restructuring Plan which included, among other initiatives, the sale of all its assets located in Europe, Argentina, Thailand, and the plant located in Várzea Grande/MT. The total amount related to the sale of these assets was R$1,982 million. In addition, the Company made divestments totaling R$241 million related to the sale of non-strategic assets, also under the same Plan.

On 2017, the Company made divestments in the total of R$14.0 million upon the beginning of the projects of sale of non-productive properties.

On 2016, the Company carried out the disinvestment of the Distribution Center in Embu das Artes, São Paulo, as part of its decision to analyze the logistics network.

b.    If disclosed, indicate the acquisition of plants, equipment, patents or other assets that may materially affect the Company's production capacity

There were no acquisitions of plants, equipment, patents or other assets besides those described in the above item that could materially affect the Company´s productive capacity.

c. new products and services, indicating:

i. description of ongoing research that has been disclosed

In 2018, 339 new products were launched and made available to consumers, of which 107 were launched on the domestic market and 232 on the international market. Among the launches on the international market, 49 were in the Asian region, 16 in Europe, 32 in Africa, 28 in Americas, 26 South Cone and 91 in the Middle East.

The Research, Development and Innovation (R&D&I) activities include the agricultural research and innovation and the research and development of products and processes. The team involved in the Research and Development of Meat Products is located in Jundiaí, in upstate São Paulo, where the BRF Innovation Center (“BIC”) is situated.

The agricultural R&D&I area aims to ensure the international competitiveness of the Company by the continuous introduction of new technologies at the right time, ultimately reducing production costs, improving product quality and the service requirements of customers and consumers. To do so, the Company has a qualified and experienced team of specialists, a large physical experimental and laboratory structure and uses a structured kind of production system to create knowledge and establish partnerships with a number of universities, government research institutions and innovative private companies. The Company uses various kinds of incentives to research made available by government research bodies.

The agricultural R&D&I area currently has researchers dedicated to innovation and support for production, some of whom have doctorates and others hold masters degrees. Many of them are specialized in the animal production area. Besides the corporate researchers, the Company has a large team of veterinarians, agronomists and zootechnical specialists acting directly in the production system. In association with FINEP and CNPq (PNPD - National Program for Postdoctoral and RHAE - Training Program of Human Resources in Strategic Areas) and the Araucaria Foundation (Postdoctoral Program in the Company) and FAPESP - Fundação de Amparo à Pesquisa do Estado de São Paulo, the Company promoted, in recent years, the inclusion of professionals with masters degrees and doctorates in its technical staff. To date 17 researchers were admitted and two remain in training. At the same time, the Company has developed an excellent trainee and intern program, as well as, encourages its employees to do postgraduate courses.

The Company has one of the largest experimental research structures for poultry and hogs in the world, with 19 facilities in four experimental farms in the state of Santa Catarina, with a total of 1,380 stalls for experimental evaluations of the impacting characteristics in the production chain. The company has also six bromatological laboratories and five animal laboratories that support the research activities and the operation.

In addition to the formal research structure of the company, the Company created a research process in the production system. This allows it to evaluate all the technologies in real production conditions, with the right number of samples, calculate the productive and financial impact and set the appropriate time to introduce certain technology. The field research system is one of the Company´s differentials in relation to research centers and other companies in the sector.

In 2018, under the Sadia brand, we launched the sub-brand Bio, the chicken of the in natura portfolio certified with the "Certified Humane", provided by a non-profit organization that guarantees that all stages of production follow the highest standard of animal welfare in food production, which includes free and non-antibiotic breeding, rest area, humanized management and living conditions in a natural way. The Sadia brand also brought renewal to its visual identity, reflecting its leadership position, superior quality and transparency with consumers. In our Perdigão brand, we launched a line of seasoned sausages focused on adding value and developing a new consumption occasion for a mature category. We also launched a new sub-brand “Tá na Mão” with a robust portfolio of shareable snacks such as chicken pop corn, chicken strips and cheese bread, reinforcing the brand's positioning and its presence in times of social coexistence and sharing. About the Qualy brand, we launched the margarine 0% lactose, the first in the Brazilian market, in order to reach a growing trend of consumers with food restrictions. Finally, we launched the Kidelli brand with an accessible portfolio focused on consumers who do not have access to the Sadia and Perdigão brands.

ii. total amounts spent by the Company in research to develop new products or services

The Company invested R$53.5 million, R$51.9 million and R$200.2 million in 2018, 2017 and 2016 respectively in R&D&I activities. Between 2015 and 2018, it was also considered as R&D&I expenses the fixed values expenditure posted to the cost centers of the management area linked to these activities as well as the amounts spent as consumption material in experimental research tests and field research of R&D&I agricultural projects which explains the increased amount in these years.

The Company believes that investing in Research, Development and Innovation is a key factor to maintain its competitive advantages and optimize its supply chain, improve sustainability and launch innovative products to meet the expectations and needs of consumers, customers and markets.

iii. projects being developed already disclosed

The Company has its own genetic breeding program for swine, competitive with the programs of international genetics companies. Currently, this program assumes 69% of the Company's production, corresponding to the slaughter of more than 6.3 million heads. The program has six core farms in the State of Santa Catarina, with a staff of 135 employees, a farm in the state of Goiás, with a staff of 40, as well as a backup farm in Minas Gerais. Today we have a tissue bank with 505,838 samples of genetic material and a series of works are underway to incorporate the genomic evaluation in the selection process during the current year of 2019. To make this technological leap, the Company has established partnerships with six centers of Embrapa (Brazilian Agricultural Research Corporation), research centers, universities and research funding agencies (BNDES, FINEP, CNPq e FAPESP) and created a group consisting of seven geneticists.

Partnerships have been established in recent years in research projects financed by EMBRAPA, FINEP, CNPq, the BNDES and the Company has benefited from the fiscal recovery of the so-called “Good Law” since 2009. This law introduced a tax benefit related to Technological Research, Development and Innovation. It defines “technological innovation” as the creation of a new product or production process, with new functional aspects or features that bring improvements and gains in quality and productivity, bringing stronger market competitiveness. The main feature of this tax incentive is that it excludes expenses in deciding on the amount of income tax and social contribution from the net income.

The Company´s integrated process of agricultural innovation interfaces with companies and research centers and is marked by sharing the use of physical structures and technical staff, to find solutions for the main demands by developing work together. Above all, it results in feedback with new innovation proposals from the technological development network itself.

• Innovation Award Management Category, Southeast, granted by FINEP, 2010.

The meat and dairy products R&D&I area is located in the town of Jundiaí, upstate São Paulo, where the BIC is situated. It works to keep the Company at the forefront of innovation by developing new products and processes, aligned to the demands of the market, the continuous improvement of existing products and assessment of new technologies. To do so, the team includes senior professionals, working on product development, packaging, sensory analysis and support teams, project management, innovation management, graphic arts and registration and labeling. The technical team is made up of technology specialists and food engineers, chemical engineers, chemists, pharmacists and veterinarians.

The P&D&I team also works in combination with the Quality team in adopting international practices of quality control in the production plants, in developing accompanying systems to monitor products and client requests and carrying out laboratory analysis of food products in order to promote food safety.

iv. total amounts spent by the Company in developing new products or services

The Company invested R$53.5 million, R$52.0 million and R$200.3 million in Research, Development and Innovation activities in 2018, 2017 and 2016 respectively

In 2018, under the Sadia brand, we launched the subbrand Bio, the chicken of the in natura portfolio certified with the "Certified Humane", provided by a non-profit organization that guarantees that all stages of production follow the highest standard of animal welfare in food production, which includes free and non-antibiotic breeding, rest area, humanized management and living conditions in a natural way. The Sadia brand also brought renewal to its visual identity, reflecting its leadership position, superior quality and transparency with consumers. In our Perdigão brand, we launched a line of seasoned sausages focused on adding value and developing a new consumption occasion for a mature category. We also launched a new sub-brand “Tá na Mão” with a robust portfolio of shareable snacks such as chicken pop corn, chicken strips and cheese bread, reinforcing the brand's positioning and its presence in times of social coexistence and sharing. About the Qualy brand, we launched the margarine 0% lactose, the first in the Brazilian market, in order to reach a growing trend of consumers with food restrictions. Finally, we launched the Kidelli brand with an accessible portfolio focused on consumers who do not have access to the Sadia and Perdigão brands.

10.9 Comment on any other factors that have any significant influence on the operating performance and which have not been identified or commented on in the other items in this section

The Company was the target of two external investigations called "Operation Carne Fraca" in 2017 and "Operation Trapaça" in 2018, as detailed below. BRF´s Audit and Integrity Committee is conducting independent investigations in conjunction with the Independent Investigation Committee, composed of external members and external legal advisors in Brazil and abroad, regarding allegations involving BRF employees and former employees, for such operations, as well as other ongoing investigations.

For the year ended on December 31, 2018, the main impacts observed as a result of operations were registered in: (i) costs of products sold in the amount of R$403,300 (R$285,028 as of December 31, 2017), mainly related to losses of inventories, their reduction to their recoverable value and idleness; (ii) other operating expenses in the amount of R$78,889 (R$78,347 as of December 31, 2017), mainly related to expenses with lawyers, advisors and consultants; (iii) deductions from gross revenue in the amount of R$10,606, related to legal expenses with import quotas in Europe, totaling R$492,795 (R$363,375 on December 31, 2017).

Independent investigations give rise to, in addition to the impacts already recorded, uncertainties as to the unfolding of these operations that may result in penalties, fines and regulatory sanctions, legal restrictions and other forms of liability, for which the Company is not capable of producing a reliable estimate of potential loss.

Such deferrals may generate substantial amounts of payments, which may have a material adverse effect on the Company's financial position, results and future cash flows.

Operation Carne Fraca

On March 17, 2017, BRF acknowleded the decision handed down by the judge of the 14th Federal Court of Curitiba/PR, which authorized the search and seizure of documents and information and the arrest of persons in the context of the Operation Carne Fraca. Two (2) BRF employees were arrested (and later released) and three (3) were called to testify.

In April 2017, the Federal Police and the Federal Public Prosecutor filed complaints against BRF employees, and it was accepted by the judge responsible for the case. The main allegations at this stage involved irregular conduct related to improper offers and / or promises to government tax inspectors.

On June 4, 2018, the Company was informed about the introduction of an Administrative Procedure for Accountability ("PAR") by the Federal Controller General's Office ("CGU"), under the f Law No. 12,846/2013 ("Anticcorruption Law"), which is being processed in the 14th Federal Court of the sub-section of Curitiba / PR, as a result of Operation Carne Fraca.

BRF has informed certain regulatory agencies and government entities, including the Securities Exchange Commission (“SEC”) and the United States Department of Justice, about the Operation Carne Fraca and has been cooperating with the authorities.

On September 28, 2018, the judgment of the criminal action was issued at first instance, which acquitted one of BRF's employees and sentenced the other to a six-month detention penalty with the possibility of substitution by a penalty of restrictive rights. The Public Prosecutor filed an appeal against the judgment of lower court. The appeal is being analyzed by the Federal Regional Court of the 4th Region.

Operation Trapaça

On March 5, 2018, the Company acknowledged the decision rendered by the judge of the 1st Vara Federal de Ponta Grossa / PR, which authorized the search and seizure of information and documents due to allegations involving alleged misconduct related to breaches of quality, use of improper food components and forgery of tests in certain BRF plants and accredited laboratories. This operation was called Operation Trapaça. On the same date, BRF received a notification from the Ministry of Agriculture, Livestock and Supply ("Mapa") that immediately suspended exports of the Rio Verde/GO, Carambeí/PR and Mineiros/GO plants to twelve (12) countries that require specific health requirements for the control of the group of bacteria Salmonella spp and Salmonella pullorum.

On May 14, 2018, the Company was notified of the decision that twelve (12) plants located in Brazil were excluded from the list that allows the importation of animal products by the countries of the European Union. The measure came into effect on May 16, 2018 and reached only the plants located in Brazil that had export licenses to the European Union, without affecting the supply to other markets or other BRF plants located outside Brazil that export to the European market.

On October 15, 2018, the Federal Police Department submitted to the 1st Federal Criminal Court of the Judicial Branch of Ponta Grossa/PR the final report on the investigations related to Operation Trapaça. The police investigation indicted 43 people, including former key executives of the Company's administration.

Improving governance

The Company, in the face of investigations, interacts in a broad and transparent manner with the competent authorities and contributes to the full clarification of the facts. In this sense, it decided to remove, regardless of the result of the investigations, all the employees mentioned in the investigation of the Federal Police named Operation Trapaça until complete clarification of the facts.

In addition, BRF will continue with the internal investigations led by the Independent Investigation Committee and the Audit and Integrity Committee to clarify all the facts that have been or might be raised.

The Company understands that this process of cooperation with the authorities strengthens and consolidates its governance through the actions it implements to guarantee the highest standards of safety, integrity and quality, as well as offering greater autonomy to its Compliance Department.

Among the actions implemented, the following stand out: (i) strengthening of risk management, especially compliance; (ii) strengthening the Compliance, Internal Audit and Internal Controls departments; (iii) publication of new policies and specific procedures related to the Anti-Corruption Law; (iv) verification of the business partners´ reputation; (v) review of the internal investigation process; (vi) expansion of the independent reporting channel; (vii) review of transactional controls; (viii) a new policy of consequences regarding deviations of conduct.

Class Action Lawsuit in the United States

On March 12, 2018, a class action lawsuit was filed against the Company and some of its current and former directors before the US District Court in New York City. At the time, it was alleged the practice of acts with the intention of defrauding the securities market or other illegal commercial acts mentioned, among others, in Operation Trapaça and Operation Carne Fraca. On July 2, 2018, the Court appointed the City of Birmingham Retirement and Relief System as the lead author of the lawsuit. On August 31, 2018, the lead author filed an amendment to the class action lawsuit and a second amendment was filed on December 5, 2018. An unfavorable outcome of such action may have a material impact on the Company. However, as this action is in its initial stage, it is not possible to estimate any losses.

BRF S.A.

Appendix II – Remuneration of the Managers and of the Fiscal Council (Item 13 of the Reference Form, as Instruction CVM n°480, of December 7, 2009)

13 – COMPENSATION OF THE MANAGERS

13.1 – Describe the policy or practice of compensation of the Board of Directors, of the Statutory and non-Statutory Management, of the Fiscal Council, of the Statutory Committees and of the Committees of Audit, of Risk, Financial and of Compensation, addressing the following topics:

a. Purposes of the policy or practice of compensation, informing if the policy of compensation was formally approved, body responsible for its approval, date of the approval and, if the issuer discloses the policy, places in the worldwide web where the document may be consulted.

The policy of compensation of the Company for its managers, including the members of the Board of Directors, members of the Fiscal Council and statutory and non-statutory directors, has as purpose to attract and retain the professionals that have qualification, competence and profile adequate to the characteristics and needs of the business. In the same way, it aims to create a plan of adequate compensate and incentives to the sustainable conduction of the business aligned to the strategic interests of short and long term of the shareholders and with the best practices of the market of management and governance.

It is also noteworthy that, the Company has a People, Governance, Organization and Culture Committee that, among other assignments, is responsible to analyse the strategy of fixed and variable compensation adopted, issuing its recommendations, as well as eventual modifications to be implemented in the policy of compensation. If the referred Committee decides there is the need to modify the policy of compensation, the suggestion of modification is submitted to the evaluation, deliberation and approval of the Board of Directors.

The current policy of compensation in force was formally approved at the meeting of the Board of Directors held on December 14, 2018.

For further details regarding the adopted methodology, please see item (b) (iii) below.

b. Breakdown of Compensation, indicating:

i.             Description of the elements of the compensation and the objectives of each one of them

Board of Directors

All members of the Board of Directors receive fixed compensation, consisted in 12 monthly payments, which is established in line with the legislation and market standards and aims to adequately compensate the members of the Board of Directors for their participation in meetings and their contributions to such corporate body. Provided that, for the Board’s chairman, a fixed compensation is established, which is different from the compensation of the other members, considering the function he or she performs.

When applicable, some members of the Board of Directors may also receive amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), post-employment benefits (private pension), additional compensation for their participation in committees and long term incentives (stock based compensation plan).

Fiscal Council

All members of the Fiscal Council receive fixed consisted in 12 monthly payments. The compensation is determined at the respective general meeting approving his/her election and may not be lower, for each member in office, by ten percent of the average that is assigned to the Statutory Management, benefits and other variable payments not considered, as established in the Brazilian Corporate Law nº 6.404, of December 15, 1976 (“Law 6.406/76”).

Executive Board

The annual global compensation of the members of the Board of Officers is determined by the Board of Directors based on market standards (see item (b) (iii) below) and is consisted in fixed compensation, short and long term variable compensation and may also contemplate eventual additional bonus with the intention to attract and retain such officers. Such structure aims to promote the sharing of the strategic planning and the results in a coherent, transparent form directed to the interests of the organization, the managers and shareholders.

The fixed compensation, consisted by 13 monthly payments and vacation bonus, aims to compensate the officers for the services rendered.

The Management compensation includes amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan, medical check-up), severance commitments (fees related to non compete, non solicit and use of confidential information commitments), hiring and retentions bonus that may be necessary and benefits post-employment benefits (private pensions plans).

The Short Term variable compensation is constituted and paid through our Profit and Result Sharing Program (PLR). It aims to incentive and recognize the officers for the achievement of the Company’s short term results. Such kind of incentive is attached to the achievement of pre-established global goals and approved in the beginning of each fiscal year by the Board of Directors. The potential to be granted to each officer is based in multiple units of the monthly salary, goals of areas for which they are responsible and assessment of individual performance.

The Long Term variable compensation is constituted and paid through our stock option compensation plan, approved in the Ordinary and Extraordinary General Shareholders’ Meeting held on April 08, 2015, and the restricted shares plan approved in the Ordinary and Extraordinary General Shareholders’ Meeting held on April 8, 2015 and modified in May 25, 2018, as well as two other compensation plans based on shares that were discontinued on March 31, 2015. The aim of these plans is to attract, retain and motivate the executives and create value for the Company as well as to be an important mechanism for alignment with the shareholders´ interests in a long term. The potential to be granted to each officer is based in multiple units of the monthly salary, global goals of the Company, determined by the Board of Directors, and assessment of individual performance.

This compensation structure encourages the pursuit of results by the Executive Management and recognizes the scope and achievement of pre-defined goals, directing actions to key indicators and triggers to guarantee the execution of strategy and creation of results to the Company.

Committees

Only members of the Board of Directors elected for composition of the Audit and Integrity Committee are entitled to fixed additional compensation by participation. Since 2015, external members that are members of the Committees, as approved by the Board of Directors, are entitled to a fixed monthly compensation.

Other members of the Board of Directors or the Board of Officers (including non statutory officers), or any other Company’s employee that participate in the other Committees are not entitled to any additional compensation

ii.            the proportion of each element of the total compensation in relation to the last 3 financial years

The proportion of each element of the total compensation in relation to the last three financial years is shown in the following tables:

2018	Fixed compensation	Variable compensation	Post-employment benefits	Benefits on leaving position	Compensation based on shares	Total
Board of Directors	79,2%	-	-	-	20,8%	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	58,9%	9,7%	25%	-	6,4%	100%
Non-Statutory Management	47%	10%	-	-	43%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2017	Fixed compensation	Variable compensation	Post-employment benefits	Benefits on leaving position	Compensation based on shares	Total
Board of Directors	100%	-	-	-	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	59%	-	0,5%	17,1%	35,3%	100%
Non-Statutory Management	69,8%	-	-	-	30,2%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2016	Fixed compensation	Variable compensation	Post-employment benefits	Benefits on leaving position	Compensation based on shares	Total
Board of Directors	62,9%	-	-	37.3%	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	33%	15.5%	0.2%	31.8	19.5%	100%
Non-Statutory Management	35%	37.5%	-	-	27.5%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

iii.           calculation and restatement methodology for each compensation element

The People, Organization and Culture Committee carries out an annual analysis of the fixed and variable compensation strategy to be adopted by the Company which is subsequently submitted for consideration, discussion and approval by the Board of Directors.

The compensation of the management (including members of the Committees) and members of the Fiscal Council is regularly compared with market practices (selection of large companies, mostly consumer goods, which have structured policies and good practices in human capital management, with good conditions of employment at all organizational levels and with a balanced compensation composition) through salary surveys conducted by specialist consultants, going beyond inflation monitoring, evaluating the need for adjustment to the compensation components.

The global compensation of the members of the Board of Directors, Fiscal Council and the Statutory Management is established by the general shareholders´ meeting, taking into consideration the points mentioned in the previous paragraph.

iv.           reasons that justify the composition of the compensation

The Company´s policy distributes the fixed compensation components in a fair way to ensure alignment with market practices and governance system.

The variable compensation aims to reach and to go beyond corporate and individual goals, which leads to the sharing of risks and results.

In terms of the post-employment direct and indirect benefits, the management is treated under the same policies that apply to the Company´s other employees.

v.            the existence of members who are not remunerated by the Issuer and the reason for this fact

In December 2017 and in the period between January and April, 2018, 1 member of the Board of Directors renounced the compensation arising from the exercise of this function, for he started to accumulate positions in the Board of Directors and in the Statutory Management of the Company. For this reason, in 2017 and 2018, there was 1 member of the Board of Directors that did not receive compensation paid by BRF.

In the previous years no members of the Board of Directors, Fiscal Council, Statutory and non-statutory Management who, for any reason, did not receive compensation paid by BRF. In relation to the members of the Committees, as stated in item (b) above, the participants in Committees who are not members of the Company management have received fixed compensation specifically for their participation in the Committee.

c.      key performance indicators used to determine each compensation element

In terms of fixed compensation, the Company´s approach is based on market surveys and specific performance indicators are not used.

To determine the amounts of the variable compensation of the executive management, their performance is considered by pre-established global and areas targets, such as EBITDA, indebtedness levels, cash flow, adherence to quality standards, the budget and the indicators of people´s management.

d.      how compensation is structured to reflect the development of the performance indicators

The members of the Board of Directors, Fiscal Council and the Committees are only eligible for fixed compensation which, therefore, have no relation to performance indicators. For the statutory and non-statutory directors, in relation to the variable compensation or short-term incentives, this element is linked to the Company´s performance indicators and individual performance assessment. If the overall targets are achieved, the participant will be liable to an assessment of the individual goals (meeting individual and areas performance indicators) in order to receive the variable compensation.

e.         how the compensation policy or practice is aligned to the Company’s short, medium and long-term interests

The practice adopted by the company for the various components of compensation is aligned with the short, medium and long-term interests to the extent that defining the components of the compensation aims to align the interests of the Company and the management. The fixed compensation is set in line with market practices, as described above, aimed at retaining the professional. The variable compensation, which represents a significant portion of the total compensation, is linked to performance indicators achievable within a year. The aim is to remunerate in line with the market but mainly in the terms of the growth of the Company since the established goals, if achieved, result in a growth rate and profitability required by shareholders.

Furthermore, the compensation plans based on shares were created to strengthen the shareholders´ expectation of creating a long-term vision and commitment in the executives, promoting the knowledge, skills and behavior necessary for the longevity of the business as well as boosting the level of attraction and retention of its main executives.

f.          existing compensation plans for subsidiaries or companies that are directly or indirectly controlled

From 2015, as a result of the election of some members of the non-statutory management to membership of the statutory management, there are amounts related to fixed and variable compensation, due to their positions held within the Company, which were provided by its subsidiaries Perdigão International, BRF Singapore Foods and BRF Global GmbH, in the total amount of R$9,984,973.98.

The amounts related to the fixed and variable compensation of the members of the Statutory Management provided by its subsidiaries in 2016 came to a total of R$ 948,642.35. The members receiving fixed and variable compensation from subsidiaries ceased being part of the Statutory Management from July 11, 2016, with the election of the Company´s new Statutory Management.

g.         existence of compensation or benefits linked to a specific corporate event, such as sale of the Company´s controlling stake

There is no compensation or benefit linked to the occurrence of any specific corporate event, such as the sale of the Company's control.

h. practices and procedures adopted by the Board of Directors to define the individual compensation of the Board of Directors and of the Executive Board, indicating:

i. the bodies and committees of the issuer who participate of the decision-making process, identifying how they participate

The individual compensation of the Board of Directors and of the Executive Board are periodically reviewed by the People, Governance, Organization and Culture Committee with the support of the Vice president of Human Resources and of the Global CEO, discussing the general principles of the policy of compensation and recommending to the Board of Directors its adjustment or improvement.

ii. criteria and methodology used for establishment of the individual compensation, indicating if there is the use of studies for verification of the practices of the market, and, if positive, the criteria of comparison and the scope of these studies

The individual compensation of the managers (including members of the Committees) and members of the Fiscal Council is periodically compared to the practices of the market (selection of large companies, in its majority of consumer goods, that have structured policies and good practices in the management of human capital, with good conditions of work in all organizational levels and that have a balances composition of compensation), through salary research made by means of specialized consultancies, besides the monitoring of inflation of the period, evaluating the need of adjustment in the components of compensation.

iii. with what frequency and how the Board of Directors evaluates the adequacy of the policy of compensation of the Company

The People, Governance, Organization and Culture Committee, advisory body of the Board of Directors of the Company, evaluates annually the policy and practice of compensation of the managers and employees of BRF and, if they deem necessary, submit to the Board of Directors recommendation of modification in the compensation hitherto adopted.

13.2.    Total compensation of the Board of Directors, Statutory Management and Fiscal Council

For the 2019 Fiscal Year, two complementary proposals will be submitted to the Ordinary General Shareholders’ Meeting regarding the fixation of the management global compensation for the fiscal year of 2019. The first proposal (“Proposal 1”) includes the approval of the global compensation amount of up to R$91.3 million, considering the members of the Board of Directors and up to four (4) members of the Board of Officers. The second proposal (“Proposal 2”), in its turn, aims to obtain authorization by the shareholders to increase the managers global compensation in up to R$27.8 million, which shall only be applicable in case the Board of Directors approves, based on Article 24 of the Bylaws, the election of up to eight (8) members of the Board of Officers of the Company. It is important to highlight that eventual increase of the number of statutory officers will not imply in the creation of new positions unter the Company’s management structure, but only the attribution of statutory character to the positions already existing in a non statutory level. In this way, such measure, although may increase the managers global compensation to be approved in the General Shareholders’ Meeting, will not elevate the total cost incurred by the Company with the compensation of its managers.

Total compensation foreseen for the current Financial Year - 31/12/2019 – Annual Amounts – Proposal 1 R$ ‘000
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10,00	4,00	3,00	17,00
Total number of remunerated members	10,00	4,00	3,00	17,00
Annual fixed compensation
Salary or pro-labore	13.977	16.274	801	31.052
Benefits, direct and indirect	153	746	0,00	899
Participation in Committees	876	0,00	0,00	876
Others	1.539	6.493	160	8.193
Description of other fixed compensation	INSS	INSS FGTS Employee Charges Provisions of Vacation and of 13th Salary	INSS
Variable compensation
Bonus	0,00	0,00	0,00	0,00
Profit sharing	0,00	12.816	0,00	12.816
Participation in meetings	0,00	0,00	0,00	0,00
Committees	0,00	0,00	0,00	0,00
Others	0,00	0,00	0,00	0,00
Description of other variable compensation
Post-employment	0,00	0,00	0,00	0,00
Job severance	0,00	14.835	0,00	14.835
Based on shares	9.631	13.072	0,00	22.703
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	26.176	64.236	961	91.373

Total compensation foreseen for the current Financial Year - 31/12/2019 – Annual Amounts – Proposal 2 R$ ‘000
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10,00	8,00	3,00	21,00
Total number of remunerated members	10,00	8,00	3,00	21,00
Annual fixed compensation
Salary or pro-labore	13.977	23.288	801	38.066
Benefits, direct and indirect	153	1.491	0,00	1.644
Participation in Committees	876	0,00	0,00	876
Others	1.539	10.859	160	12.558
Description of other fixed compensation	INSS	INSS FGTS Employee Charges Provisions of Vacation and of 13th Salary	INSS
Variable compensation
Bonus	0,00	0,00	0,00	0,00
Profit sharing	0,00	19.944	0,00	19.944
Participation in meetings	0,00	0,00	0,00	0,00
Committees	0,00	0,00	0,00	0,00
Others	0,00	0,00	0,00	0,00
Description of other variable compensation
Post-employment	0,00	0,00	0,00	0,00
Job severance	0,00	14.835	0,00	14.835
Based on shares	9.631	21.690	0,00	31.321
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	26.176	92.108	961	119.244

Total compensation for the Financial Year ended on 31/12/2018 – Annual Amounts R$ ‘000
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10,00	4,33	3,00	17,33
Total number of remunerated members	9,66	4,33	3,00	17,33
Annual fixed compensation
Salary or pro-labore	8.622	18.565	510	27.696
Benefits, direct and indirect	153	645	0,00	798
Participation in Committees	876	0,00	0,00	876
Others	1.874	4.536	102	6.512
Description of other fixed compensation	INSS	INSS FGTS Employee Charges Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable compensation
Bonus	0,00	3.912	0,00	3.912
Profit sharing	0,00	0,00	0,00	0,00
Participation in meetings	0,00	0,00	0,00	0,00
Committees	0,00	0,00	0,00	0,00
Others	0,00	0.00	0,00	0,00
Description of other variable compensation
Post-employment	0,00	0,00	0,00	0,00
Job severance	0,00	10.070	0,00	10.070
Based on shares	3.025	2.596	0,00	5.621
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	14.549	40.324	612	55.484

Total compensation for the Financial Year ended on 31/12/2017 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.42	6.17	3.00	18.58
Total number of remunerated members	9.42	6.17	3.00	18.58
Annual fixed compensation
Salary or pro-labore	6,887,892.36	15,414,203.13	522,646.00	22,824,741.49
Benefits, direct and indirect	2,118.00	966,320.82	0.00	968,438.82
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,377,578.44	6,219,204.96	104,529.20	7,701,312.60
Description of other fixed compensation	Burden Charges BRF (%) INSS Company 20.00	INSS FGTS Employee Benefits Provision for vacation and for 13th Salary *Incidence on fees to the Statutory Management	Burden Charges BRF (%) INSS Company 20.00
Variable compensation
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable compensation
Post-employment	0.00	246,108.00	0.00	246,108.00
Job severance	0.00	8,172,667.00	0.00	8,172,667.00
Based on shares	0.00	16,906,126.98	0.00	16,906,126.98
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	8,267,588.80	47,924,630.89	627,175.20	56,819,394.89

Total compensation for the Financial Year ended on 31/12/2016 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Total number of remunerated members	9.00	7.67	3.00	19.67
Annual fixed compensation
Salary or pro-labore	6,040,278.00	14,630,962.47	509,646.00	21,180,886.47
Benefits, direct and indirect	1,728.00	1,084,201.01	0.00	1,085,929.01
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,208,055.80	4,438,709.00	101,929.20	5,748,694.00
Description of other fixed compensation	INSS	INSS FGTS Employee Benefits Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable compensation
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable compensation
Post-employment	0.00	168,476.00	0.00	168,476.00
Job severance	0.00	5,900,872.97	0.00	5,900,872.97
Based on shares	0.00	16,708,534.70	0.00	16,708,534.70
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	7,250,061.80	42,931,756.16	611,575.20	50,793,393.16

13.3.    Variable compensation of the Board of Directors, Statutory Management and Fiscal Council

YEAR: 2019 – Proposal 1 R$ ‘000	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10,00	4,00	3,00	21,00
Number of remunerated members	10,00	4,00	3,00	21,00
In relation to bonus
i - Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in compensation plan	NA	0	NA	0
ii - Maximum amount foreseen in compensation plan	NA	12.816	NA	12.816
iii - Amount foreseen in the compensation plan should the established targets be achieved	NA	10.680	NA	10.680

YEAR: 2019 Proposal 2 R$ ‘000	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10,00	8,00	3,00	21,00
Number of remunerated members	10,00	8,00	3,00	21,00
In relation to bonus
i - Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in compensation plan	NA	0	NA	0
ii - Maximum amount foreseen in compensation plan	NA	19.944	NA	19.944
iii - Amount foreseen in the compensation plan should the established targets be achieved	NA	16.620	NA	16.620

YEAR: 2018	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10,00	6,00	3,00	19,00
Number of remunerated members	9,66	4,33	0,00	6,00
In relation to bonus
i - Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the compensation plan should the established targets be achieved	N/A	3.912.000	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in compensation plan	NA	0	NA	0
ii - Maximum amount foreseen in compensation plan	NA	17.141.850	NA	17.141.850
iii - Amount foreseen in the compensation plan should the established targets be achieved	NA	17.141.850	NA	17.141.850

YEAR: 2017	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.42	6.17	3.00	18.58
Number of remunerated members	0.00	6.17	0.00	6.17
In relation to bonus
i – Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii – Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv – Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in compensation plan	NA	20,299,936.00	NA	20,299,936.00
ii – Maximum amount foreseen in compensation plan	NA	20,299,936.00	NA	20,299,936.00
iii – Amount foreseen in the compensation plan should the established targets be achieved	NA	20,299,936.00	NA	20,299,936.00
iv – Amount effectively acknowledged in the result of the year	NA	0.00	NA	0.00

YEAR: 2016	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Number of remunerated members	0.00	0.00	0.00	0.00
In relation to bonus
i – Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii – Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv – Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in compensation plan	NA	22,695,399.80	NA	22,695,399.80
ii – Maximum amount foreseen in compensation plan	NA	45,390,799.60	NA	45,390,799.60
iii – Amount foreseen in the compensation plan should the established targets be achieved	NA	22,695,399.80	NA	22,695,399.80
iv – Amount effectively acknowledged in the result of the year	NA	0.00	NA	0.00

13.4.    Compensation plan based on shares of the Board of Directors and Statutory Management

1)    Stock Options Plan – Approved at AGM/EGM of April 8, 2015

a.    General terms and conditions

The Company´s Stock Options Purchase Plan approved by the General Shareholders Meeting held on April 8, 2015, is open to the statutory and non-statutory Directors and people holding other positions within the Company and/or its subsidiaries. Members of the Board of Directors may not be elected as beneficiaries of the options of this plan although Board members who are also members of the executive management may, in their role as directors, receive grants of options by the Company.

The instrument that refers to the Stock Options Plan is based on the concept of stock options which are granted by the Company to the executive as a right (but not an obligation) to buy company shares at pre-defined prices (strike price) and terms.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the rise in value of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee his/her participation in subsequent grants.

To determine the number of stock options in this instrument, the calculation concept is used in which, once an expected appreciation of the Company's share price has been achieved within the stipulated grace period (vesting) the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the rise in value of the business are reached.

The participants in the Stock Options Plan must sign individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Stock Options Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders´ meeting. The Board of Directors will also be responsible for setting up a special committee to advise it in running the plan.

b. Main objectives of the plan

The Stock Options Purchase Plan aims to allow the beneficiaries, subject to certain conditions, to acquire Company shares in order to: (a) encourage the expansion, success and achievement of the Company´s corporate objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; (c) allow the Company or others under its control to attract and retain the beneficiaries and encourage the creation of value; and (d) share risks and gains equally between shareholders and the beneficiaries.

c. How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term gain of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the Stock Option Plan.

d. How the plan fits into the Company’s compensation policy

The Stock Options Plan intends to top up the compensation package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1. of this Reference Form.

e. How the plan aligns the interests of the management and Company in the short, medium and long terms

The implementation of the Stock Options Plan strengthens the expectation of the Company´s shareholder and investor by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance necessary for the continuation of the business.

The exercise of the Options granted can only occur one (1) year from the grant date representing a maximum of 1/4 of the options each year and may do so for a period of up to six years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f. Maximum number of shares involved

The maximum number of shares that may be the object of the stock options granted is equivalent to 2% of the total number of shares issued by the Company, corresponding to 16,249,465 shares on December 31, 2018.

g.    Maximum number of options to be granted

The maximum number of options to be granted will not exceed the maximum number of shares that may be the object of stock option grants which is equivalent to 2% of the total number of Company shares, corresponding to 16,249,465 shares on December 31, 2018.

h.    Shares acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options, provided that the strike price will never be lower than the average price at the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), weighted by the trading volume, in the twenty (20) trading sessions prior to the  grant date, restated by the IPCA, or another index to be decided by the Board of Directors.

Each stock option entitles the beneficiary to acquire one share in the Company, subject to the terms and conditions set forth in the respective option contract.

The granting of stock options under the Plan is carried out by the signing of contracts granting the stock options between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board: (a) the number of options granted; (b) the Company's performance goals and other terms and conditions to acquire the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors may make the exercise of the option dependent on certain conditions and impose restrictions on the transfer of shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

Without prejudice to what is stated above, during the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options. Should the beneficiary not have the resources needed to pay for the exercise of the options, the sale of the shares needed to pay for the exercise of the options plus costs and taxes will be permitted. The number of shares subject to the restriction on selling will be calculated according to the terms and conditions established in the Plan.

The option contracts will be concluded individually with each beneficiary, and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors at the appropriate time.

i.      Criteria to set the acquisition or strike price

The strike price of the stock options granted within the terms of the plan will be determined by the Board of Directors on the grant date and will never be lower than the average price at the B3, weighted by the trading volume, in the twenty (20) trading sessions prior to the grant date, restated by the Amplified Consumer Price Index released by the Brazilian Institute of Geography and Statistics (IBGE) or another index to be decided by the Board of Directors.

j.      Criteria for setting the option term

Without prejudice to the other terms and conditions set forth in the respective option contracts, the options will become exercisable providing the respective beneficiaries remain continuously linked as managers or employees of the Company or other companies under its control, for the period between the date the options were granted and the dates specified below, as follows:

(a)   1/4 of the options may be exercised from the first anniversary of the grant date;

(b)   1/4 of the options may be exercised from the second anniversary of the grant date;

(c)   1/4 of the options may be exercised from the third anniversary of the grant date; and

(d)   1/4 of the options may be exercised from the fourth anniversary of the grant date.

The options will be exercisable until the last working day of the calendar year in which the sixth anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any compensation right.

The Stock Option Plan will come into force on the date of its approval by the Company's general meeting and will remain in force for an indefinite period and may be terminated at any time by decision of the general meeting. The end of the plan will not affect the effectiveness of the options still in force that were granted based on it, nor the validity of any repurchase options and/or preferential rights in case of the sale by the beneficiary of these same shares and the ban on the sale mentioned in item “h” above.

k.    Form of settlement

The shares which are the object of the options will come from the issue of new shares within the limit of the authorized capital or from shares held in treasury, as the Board of Directors decides.

l.      Restrictions on share transfers

During the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options.

The Board of Directors may impose restrictions on the transfer of the shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

m.   Criteria and events that will lead to suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that restrict or prevent the trading of shares by the beneficiaries under the prevailing law or regulations.

The Board of Directors, in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the Plan.

The Stock Options Plan may be amended or terminated at any time by the general meeting of the Company.

n.    Effect of manager´s departure from the Company on his/her rights arising from the compensation plan based on shares

The rules in the Stock Options Plan covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed fairly, as stated in the Consolidated Labor Laws; or (ii) being dismissed from office for violating the managerial duties and responsibilities, as laid down in articles 153 to 157 of Law 6.404/76 and its subsequent amendments; or (iii) being negligent in the exercise of the managerial responsibilities; or (iv) being convicted of intentional crimes; or (v) the beneficiary carrying out dishonest or fraudulent acts against the Company or companies under its control; or (vi) any act or omission arising from the beneficiary´s malice or fault which is harmful to the Company´s business, image or financial situation, its shareholders, or any company under its control; or (vii) significant violation of the instrument that regulates the exercise of the term of office of a statutory manager agreed by the beneficiary with the Company and/or companies under its control or any additions to this instrument or contract; or (viii) failing to comply with the Company Bylaws and/or those of companies under its control and other corporate provisions applicable to the beneficiary, as a manager, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 60 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become automatically exercisable and may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation; and (ii) the options that may be exercised within the respective option contract, on the date of his/her death, may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation.

2)    Restricted Shares Plan – Approved at the AGM/EGM of April 8, 2015 and amended at the AGM/EGM of April 26, 2017

a.            General terms and conditions

The Company´s Restricted Shares Plan approved by the general shareholders´ meeting held on April 8, 2015 and amended by the general shareholders´ meeting held on April 26, 2017 and May 25, 2018, is open to the members of the Board of Directors, statutory and non-statutory officers and people holding other positions within the Company and/or its subsidiaries. Members of the Board of Directors that are also officers are only entitled to the grant of restricted shares of the Company as officers.

The instrument of the Restricted Shares Plan consists of granting restricted shares to the participants, in line with the proportion between the amount spent by the participant who is eligible to acquire Company shares on the B3 (parity share) and the net amount of the authorized sums, as applicable, in the year of the acquisition or to any other conditional criteria that the Board of Directors may deem appropriate. These authorized sums are deemed to be profit sharing, hiring bonus and other amounts (not including salary) authorized by the Board of Directors for investment by the beneficiary.

The number of restricted shares to be granted, when conditioned to the investment by part of the Beneficiary, will be established as follows:

(a) beneficiaries who spent from 25% to 50% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share; and

(b) beneficiaries who spent more than 50% limited to 100% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share.

The beneficiary, after acquiring the parity shares on the B3, must prove the acquisition of these parity shares by delivering the respective broker´s notes to the Company.

The Board of Directors may establish differentiated terms and conditions for each grant contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

Approval of the list of participants and the number of shares to be granted will be determined by the Board annually and will be linked to achieving predefined results for the Company and the valuation of the Company´s business. The participation of the executive in a grant cycle does not guarantee their participation in subsequent grants.

Participants in the Restricted Shares Plan must sign individual contracts with the Company granting the restricted shares, through which the participant acquires the right to the Company's restricted shares, a right that is personal and not transferable.

The Board of Directors will be responsible for managing the Restricted Shares, within the what is provided by the Bylaws and applicable legislation, as well as within the limits of the managers global compensation and maximum dilution limits authorized by the shareholders´ meeting. It will also establish a special Committee to advise it in managing the Restricted Shares Plan.

b.            Main objectives of the plan

The Restricted Shares Plan aims to allow those who are eligible to be beneficiaries to acquire shares of the Company, in order to: (a) encourage the expansion, success and achievement of the company´s corporate objectives; (b) align the interests of shareholders of the Company and the beneficiaries; and (c) allow the Company or other companies under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the participants in this long-term share plan to the vision of the shareholders and investors in the Company, conditioning the executive´s long-term gain to the continuation of business, thereby promoting a sustainable and committed attitude by the participants in this plan.

d.            How the plan is included in the Company’s compensation policy

The Restricted Shares Plan intends to top up the compensation package of its executives, reinforcing the level of alignment and retention of the Company´s main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term.

The implementation of the Restricted Shares Plan aims to strengthen the expectation of the shareholder and investor in the Company to create the vision and long-term commitment of the executive, promoting knowledge, skills and performance needed for the continuation of business.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,062,366 shares on December 31, 2018.

g.            Maximum number of options to be granted

The Restricted Shares Plan involves the granting of shares and not options to buy shares.

h.            Share acquisition conditions

The Board of Directors will make the granting of restricted shares acquisitions by the beneficiary, using his/her variable compensation, conditional on the terms and conditions established in the Restricted Shares Plan.

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired if the following conditions are verified in a cumulative form:

(i) The beneficiaries remain continuously associated as a manager or employee of the Company for the period to be defined by the Board of Directors; and

(ii) The Company achieves the “Total Shareholder Return” - TSR (indicator of the total return to the shareholder, calculated from the price of the Company's shares on the last working day of each financial year, plus the dividends per share paid by the Company since the grant date, with the assumption that dividends will be reinvested in the Company itself). This indicator will be obtained by consulting information published by the Bloomberg news agency or, failing that, an equivalent source to be decided by the Board of Directors in their grant contracts, which will be determined at the end of each anniversary of the grant date in the period to be defined by the Board of Directors, under the terms of item (a) above.

Once these above-mentioned conditions are satisfied, and acting within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares to the beneficiary at no cost to him/her.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these same restricted shares.

While the restricted share rights are not fully acquired under the terms and conditions established above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable compensation.

i.              Criteria for setting the acquisition or strike price

The Restricted Shares Plan provides for the grant of shares and not stock options. The restricted shares will be granted without any cost to the beneficiary within the terms and conditions described above.

j.              Criteria for setting the exercise period

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired after the third anniversary of the grant date and if the conditions described in item “h” above are verified. The setting of the exercise period took into account market practices as well as the average period needed for the management of the beneficiaries to have an impact on the appreciation of the shares and the Company´s growth.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these restricted shares.

k.            Form of settlement

In order to satisfy the grant of restricted shares within the Plan, the Company may, subject to the law and applicable regulations, sell shares held in treasury through a private operation at no cost to the beneficiaries. The Board of Directors may also set the payment of such amount in cash or shares, under the form to be established in the respective Grant Contract.

l.              Restriction on transfer of shares

If the restricted share rights were not fully acquired under the terms and conditions established in item “h” above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable compensation.

The Board of Directors may also impose restrictions on the transfer of the restricted shares and also reserve for the Company options for the repurchase and/or preference rights in cases where the beneficiary sells these restricted shares.

m.           Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the prevailing law or regulations, restrict or prevent the trading of shares by the beneficiaries.

Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of a share granting plan, may lead to a full review of the Restricted Shares Plan.

The Restricted Shares Plan may be terminated at any time by a decision of the general meeting of the Company.

n.            Effects of manager´s departure from the companies on his/her rights under the stock compensation plan

The rules in the Restricted Shares Plan for departures from the company are as follows:

1. In the event of the beneficiary leaving the Company, the restricted shares that have not been fully acquired, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company due to death, the restricted shares not fully acquired on the date of his/her departure will have their grace period brought forward and, within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares in the name of the beneficiary´s estate, or, if it has been ended, to the legal heirs and successors at no cost to them.

Regardless of the provisions in the above items, the Board of Directors may, at its sole discretion, whenever it believes that the corporate interests are better served by such a measure, not observe the rules stipulated in the above items and give a differentiated treatment to a determined beneficiary.

3)    Stock Options Purchase Plan and Additional Stock Options Purchase Plan (discontinued on March 31, 2015)

a.            general terms and conditions

The Company´s Stock Options Plan, approved by the general shareholders´ meeting held on March 31, 2010 and altered on April 24, 2012, April 9, 2013 and April 3, 2014 and discontinued on March 31, 2015, consisted of two instruments: the Stock Options Purchase Plan and the Additional Stock Options Purchase Plan. The people eligible for these plans were the statutory and non-statutory directors and others working for the Company and/or its subsidiaries.

The first instrument is based on the concept of stock options granted by the Company to the executive as a right (but not an obligation) to buy Company shares at pre-defined prices (strike price) and terms.

The second instrument, which is optional for the executive, consists of granting stock options at a proportion between the amount spent by the eligible participant to acquire Company shares on the stock market where they are traded and the net amount of the profit sharing the beneficiary received from the Company or its subsidiary, as applicable, in the year of the acquisition.

The approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the valuation of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options in the Plan, the calculation concept is used in which, once an expected appreciation of the Company's share price has within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the appreciation of the business are reached.

In the Additional Stock Options Plan, the number of options to be granted to each participant was the result of the proportion of the amount spent by the eligible participant to acquire Company shares on the stock market, bought through broker´s orders, and the net amount of the profit sharing, hiring bonus and other amounts (not including salary) the beneficiary received from the Company or its subsidiaries, as applicable, in the year of the acquisition, in the following form:

•         beneficiaries who spent a proportional amount above or equal to 50% of the net amount of the profit sharing will be granted options equivalent to four times the number of parity shares.

•         beneficiaries who spent a proportional amount above or equal to 25% and below 50% of the net amount of the profit sharing will be granted options equivalent to twice the number of parity shares.

•         beneficiaries who spent a proportional amount below 25% of the net amount of the profit sharing will be granted options equivalent to once the number of parity shares.

The participants in the Plan signed individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders´ meeting. The Board of Directors will also use the People, Organization and Culture Committee to advise it in running this activity.

b.            The main objectives of the plan

The Stock Options Plan and Additional Stock Options Plan were aimed at: (a) attracting, retaining and motivating the participants; (b) creating value for the company shareholders; and (c) encouraging an entrepreneurial view of the business.

c.            How the plan contributes to these goals

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable compensation of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of this plan.

d.            How the plan fits into the Company´s compensation policy

The Stock Options Plan and Additional Stock Options Plan intended to top up the compensation package of its executives, reinforcing the level of attraction and retention of the Company´s main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term

The Stock Options Plan and Additional Stock Options Plan aimed to strengthen the expectation of the shareholder and the investor in the Company by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance needed for the continuation of the business.

The exercise of the options granted within the two instruments can only occur one year from the grant date based on a maximum of 1/3 of the options each year and may do so for a period of up to five years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the Company´s Stock Options Plan and Additional Stock Options Plan is equivalent to 2.5% of the total number of shares issued by the Company, corresponding to 21,811,831 shares on the date when they were discontinued. A total of 20,105,106 shares were included within the scope of these plans.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum number of shares that may be the object of stock option grants. Considered in a consolidated form, the number involved in the Stock Options Plan and Additional Stock Options Plan corresponds to 2.5% of the total number of Company shares, equivalent to 21,811,831 shares on the date when they were discontinued. The total number of options granted within the scope of these plans which were active and could be exercised within the maximum period for each came to 8,636,137 on December 31, 2015.

h.            Conditions for acquiring the shares

To acquire shares, as stated in the granting contracts, the beneficiary will respect the grace period (vesting), as described in item “j” below. Once this has been done and, if the beneficiary is interested in exercising the option, it must be done in a written notification.

Should there be no legal impediment, the Board of Directors will, at its next ordinary meeting in the month following the notification of the exercise, undertake the respective increase in the Company´s share capital, within the authorized limit, or carry out all the actions needed to authorize the private negotiation of the shares held in treasury, in such a way as to grant the participant the shares referred to in the mature exercised options.

The Company will carry out all acts necessary in order to register the shares subscribed or purchased by the participant with the financial institution responsible for the bookkeeping of the shares.

The shares purchased or subscribed to will be entitled to dividends and other income as if they had been acquired on the same date at the B3.

The option exercise, conducted under the terms of this item, will be formalized by the signing of the subscription agreement, the contract to buy and sell the shares, or any other document that may be determined by the Board of Directors and/or the financial institution responsible for the book entry of the shares, which must contain the following information: (a) the number of shares acquired or subscribed to; (b) the strike price; and (c) the method of payment.

Payment can be made by the beneficiary within five working days after registration of the shares in his/her name, with the beneficiary allowed to use the net balance of taxes on trading the shares acquired by exercising the options for the payment of the strike price.

i.              Criteria for establishing the acquisition or strike price

The strike price of the options was determined by the Board of Directors and is equivalent to the average price at the end of the trading day in the 20 previous trading sessions to the signature of the grant contract, with this rule valid for both plans.

The strike price will be restated on a monthly basis by the variation of the IPCA or any other price index chosen by the Board of Directors, from the date of granting the options to the month prior to the sending of the notification of the exercise of the options by the beneficiary.

j.              Criteria for establishing the exercise period

The setting of the exercise period took into account market practices and the average time needed for the management of the beneficiaries to bring about an appreciation of the shares and the Company´s growth.

The options granted under the Stock Options Plan and the Additional Stock Options Plan may be exercised by the participants, subject to the minimum vesting periods shown below:

(a) up to 1/3 of the total of the options may be exercised one year after signing the options or additional share options contract, as applicable;

(b) up to 2/3 of the total of the options may be exercised two years after signing the options or additional share options contract, as applicable; and

(c) all the options may be exercised three years after signing the options or additional share options contract, as applicable.

Once the time limits established above have passed, which may be extended at the sole discretion of the Board of Directors in the grant contract, the exercisable options will be considered mature options, thereby allowing the beneficiary who has acquired the right to exercise them at his/her sole discretion, subject to the maximum period of validity of the established options.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.              Restrictions on the transfer of the shares

The shares acquired or subscribed to in line with the rules of the Stock Options Plan and the Additional Stock Option Plan and individual grants contracts are not subject to any restriction period and the beneficiary may trade them freely at any time.

m.           Criteria and events that will lead to suspension, alteration and termination of the plan

In the event of a corporate reorganization, whether by merger, consolidation or transformation of the Company, or the Company leaving the Novo Mercado segment, the Board of Directors will decide on how corporate restructuring will affect the options granted to the date of such an event date.

Furthermore, in case of changing the number of shares, either by grouping, split or bonus shares, the options and the strike price may also be adjusted at the discretion of the Board of Directors, in order to avoid any distortions and damage to the Company and/or the beneficiaries.

n.            Effects of manager´s departures from the Company on his/her rights on the stock compensation plan

According to the Stock Options Plan and the Additional Stock Options Plan, the rules for departures from the company are as follows:

1. In the event of the departure being voluntary or at the Company´s initiative without just cause, the mature options will have their validity date brought forward and must be exercised within a maximum of 30 days of notification of the departure. The options which are not yet mature will be cancelled.

2. In the event of the departure being at the Company´s initiative with just cause, all the options granted to the beneficiary, including but not limited to the mature options, will be cancelled from the notification of the departure.

3. The cancelled options, as stated in items 1 and 2 above, will have no compensation right for the beneficiary.

4. The stock option and additional option contracts will be rescinded from the date of the beneficiary´s departure, with this rescission bringing no compensation right to the beneficiary.

5. The above provisions will not apply in the event of statutory directors not re-elected to their respective positions, providing they still remain on the staff of the Company and/or its subsidiaries, in which event the option contracts or additional option contracts, as applicable, will remain in effect with the same terms and conditions.

In cases of retirement for length of service or permanent disability of the beneficiary, the mature options may be exercised within the period of validity laid down in the option contract or additional option contract, as applicable. The options which are not yet mature will automatically be considered mature options immediately exercisable within the expiry date of 60 days from the date of departure from the Company. In the event of the beneficiary's death, the options will be transferred to the heirs and/or inheritors of the beneficiary, and the mature options may be exercised within a new period of validity of 12 months from the date of the beneficiary's death.

4)    Stock Option Purchase Plan (Performance Stock Option) (discontinued on March 31, 2015)

a.            General terms and conditions

The Company´s Stock Option Purchase Plan (Performance Stock Options), approved by the general shareholders´ meeting held on April 3, 2014 and discontinued on March 31, 2015 was directed at the statutory and non-statutory directors and others working for the Company and/or its subsidiaries who were eligible.

The instrument is based on the concept of stock options (performance stock options), in which the Company grants the executive a right (but not an obligation) to buy Company shares at pre-defined prices (strike price), periods and conditions based on achieving goals.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company, the appreciation of the Company´s business and determined corporate goals. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options, the calculation concept is used in which, once an expected appreciation of the Company's share price and the corporate goals have been reached within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the appreciation of the business are reached.

b.            Main objectives of the plan

The aim of the Stock Options Purchase Plan (Performance Stock Options) was to allow the beneficiaries, subject to certain conditions, to acquire Company shares to: (a) encourage the expansion, success and achievement of the Company´s social objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; and (c) allow the Company or others under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable compensation of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the plan.

d.            How the plan fits into the Company´s compensation

The Stock Options Plan (Performance Stock Options) was intended to top up the compensation package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of management and the Company in the short, medium and long term

The Stock Options Plan (Performance Stock Options) aimed to strengthen the expectation of the shareholder and investor in the Company to create the long-term vision and commitment in the executive to create value and sustainable results for the Company in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares included that may be the object of the stock options plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued. Within the scope of this plan, a total of 1,251,238 shares were granted. There are no options active from the total of the granted options within the scope of this plan on December 31, 2015.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum number of shares that can be the object of the stock options plan, which is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued.

h.            Share acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options.

Each stock option entitles the beneficiary to acquire one share of the Company, subject to the terms and conditions stated in the respective option contract.

The granting of stock options under the Stock Options Plan (Performance Stock Options) is carried out through stock option contracts between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board of Directors: (a) the number of options; (B) the Company's performance goals and other terms and conditions for acquiring the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors, may make the exercise of option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options, and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

The option contracts will be agreed individually with each beneficiary and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors.

i.              Criteria for setting the acquisition or exercise price

The exercise price of the purchase options granted under the plan will be determined by the Board of Directors on the grant date, provided that it will never be less than the average price of the Company's shares on the B3, weighted by the trading volume, in the 20 trading sessions prior to the grant date, restated according to the index chosen by the Board of Directors.

j.              Criteria for setting the exercising period

The setting of the exercise period took into account market practices and the average time needed for the beneficiaries´ management to bring about an appreciation of the shares and the Company´s growth

Without prejudice to other terms and conditions established in the respective option contracts, the options will become exercisable after a vesting period of at least 18 months and a maximum of 24 months from the grant date, at the choice of the Board of Directors.

The options will be exercisable until the last business day of the calendar year in which the 4th anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any right to compensation.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.              Restrictions on transfer of shares

The Board of Directors may make the exercise of the option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these shares.

m.           Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the law or regulations, restrict or prevent the trading of shares by the beneficiaries.

The Board of Directors, acting in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the plan.

The plan may be terminated at any time by the general meeting of the Company shareholders.

n.            Effects of manager´s departure from the companies on his/her rights under the stock compensation plan

The rules in the Stock Options Purchase Plan (Performance Stock Options) covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at its wish through dismissal with just cause or removal from his/her position for violating the managerial duties and responsibilities, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at its wish as a result of being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 60 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, will remain valid and may be exercised within the terms of the plan and respective option contract.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 12 months from the date of the end of the grace period, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her death, may be exercised, within a period of 12 months from the departure date by the beneficiary´s legal heirs and successors, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

13.5 Compensation based on shares of the Board of Directors and Statutory Management

The members of the Company´s Board of Directors are entitled to compensation based on shares as of the 2018 Fiscal Year.

In relation to the Restricted Stock Options, approved at the AGM/EGM of April 8, 2015 there is no granting of a buy option but, in fact, the transfer of Company shares through the compliance with set conditions described in item 13.4 above.

YEAR: 2018	Board of Director
b. total number of members	1
c. number of remunerated members	1
d. In relation to every grant of options to buy shares	Restricted Shares 2018
i - grant date	08/06/2018
ii – number of options granted	276.000
iii – period for the options to become exercisable	N/A
iv – maximum period to exercise the options	N/A
v – restricted period for transfer of shares	50% - 08/06/2019 50% - 08/06/2019
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	N/A
Lost during the financial year	N/A
Exercised during the financial year	N/A
Expired during the financial year	N/A
e. fair value of the options on the grant date (in Reais)	22,29
f. potential dilution in case all the options granted are exercised	0.03%

YEAR: 2018	Statutory Management
b. total number of members	7,58	7,58	7,67	7,67	6,17	6,17	6,17	4,33	4,33
c. number of remunerated members	6,00	7,00	6,00	6,00	6,17	6,17	6,17	4,33	4,33
d. In relation to every grant of options to buy shares	Grant 2014	Grant 2014 II	Grant 2016 I	Grant 2016 II	Grant 2017 - Extra	Restricted Shares 2017	Grant 2017 – Extra II	Restricted Shares 2018	Restricted Shares 2018 Extra II
i - grant date	04/04/2014	18/12/2014	28/04/2016	31/05/2016	30/03/2017	31/08/2017	01/12/2017	18/06/2018	01/10/2018
ii – number of options granted	511,744	2,226,270	3,200,000	693,860	150,000	187,333	290,771	135.000	319,030
iii – period for the options to become exercisable	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options	2018 - 30% of the shares 2019 - 70% of the shares	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options	50% - 18/06/2019 50% - 18/06/2020	1/3 em 01/10/2019 1/3 em 01/10/2020 1/3 em 01/10/2021
iv – maximum period to exercise the options	03/04/2019	17/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023	N/A	N/A
v – restricted period for transfer of shares	N/A	N/A	1 year	1 year	1 year	N/A	1 year	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	54.49	75.27	57.65	47.68	N/A	Not applicable	N/A	Not applicable	Not applicable
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	12.56	14.58	9.21	10.97	9.45	41.85	7.91	20,00	21,44
f. potential dilution in case all the options granted are exercised	0.06%	0.26%	0.39%	0.09%	0.02%	0.02%	0.04%	0,02%	0,03%

YEAR: 2017		Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67	6.17	6.17	6.17
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00	6.17	6.17	6.17
d. In relation to every grant of options to buy shares	Grant 2012	Grant 2013	Grant 2014	Grant 2014 II	Grant 2016 I	Grant 2016 II	Grant 2017 - Extra	Restricted Shares 2017	Grant 2017 – Extra II
i - grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016	30/03/2017	31/08/2017	01/12/2017
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	3,200,000	693,860	150,000	187,333	290,771
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options	2018 - 30% of the shares 2019 - 70% of the shares	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	1 year	1 year	1 year	N/A	1 year
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	48.14	60.60	54.49	75.27	57.65	47.68	N/A	Not applicable	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Expired during the financial year	48.58	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97	9.45	41.85	7.91
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.39%	0.09%	0.02%	0.02%	0.04%

YEAR: 2016	Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00
d. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2016 I	Granted 2016 II
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	3,200,000	693,860
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of options
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.39%	0.09%

(*) The grant related to the year of 2015, was canceled by the Board of Directors on 03/29/16

13.6 - Open options

The members of the Company´s Board of Directors are entitled to compensation based on shares as of the 2018 Fiscal Year.

In relation to the Restricted Stock Options, approved at the AGM/EGM of April 8, 2015 there is no granting of a buy option but, in fact, the transfer of Company shares through the compliance with set conditions described in item 13.4 above.

2018	Statutory Management
Year granted	2014	2014 II	2016	2016 I	2017 Extra	Restricted Shares 2017	2017 Extra II	Ações Restritas 2018	Ações Restritas 2018 – Extra II
b. total number of members	7.58	7.58	7.67	7.67	6.17	6.17	6.17	4,33	4,33
c. number of remunerated members	6.00	7.00	6.00	6.00	6.17	6.17	6.17	6,17	4,33
d. In relation to the options not yet exercisable
i – number	-	-	2,400,000	520,395	150,000	187,333	290,771	135.000	319,030
ii – date on which they become exercisable	-	-	800,000 in 28/04/2018 800,000 in 28/04/2019 800,000 in 28/04/2020	173,465 in 31/05/2018 173,465 in 31/05/2019 173,465 in 31/05/2020	37,500 in 30/03/2018 37,500 in 30/03/2019 37,500 in 30/03/2020 37,500 in 30/03/2021	2018 - 30% of the shares 2019 - 70% of the shares	72,692 in 01/12/2018 72,693 in 01/12/2019 72,693 in 01/12/2020 72,693 in 01/12/2021	67.500 em 18/06/2019 67.500 em 18/06/2019	1/3 em 01/10/2019 1/3 em 01/10/2020 1/3 em 01/10/2020
iii – maximum period to exercise options	04/04/2019	18/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023	N/A	N/A
iv – restricted period for transfer of shares	None	None	1 year	1 year	1 year	N/A	1 year	N/A	N/A
v – average weighted price of the exercise	55.32	76.41	58.53	48.41	38.75	Not applicable	41.87	Não aplicável	Não aplicável
vi – fair value of the options on the last day financial year[1]	12.56	14.58	9.21	10.97	9.21	Not applicable	10.97	Não aplicável	Não aplicável
d. in relation to exercisable options[1]
i – number	282,077	1,449,717	800,000	173,465	-	-	-	-	-
ii – maximum period to exercise options	04/04/2019	18/12/2019	28/04/2022	31/05/2022	30/03/2023	-	01/12/2023	-	-
iii – restricted period for transfer of shares	None	None	1 year	1 year	1 year	-	1 year	-	-
iv – average weighted price of the exercise²	55.32	76.41	58.53	48.41	N/A	-	N/A	-	-
v – fair value of the options on the last day financial year[3]	12.56	14.58	9.21	10.97	9.45	-	7.91	-	-
vi – fair price of all the options on the last day of the financial year	R$ 3,542,887.12	R$ 21,136,873.86	R$ 7,368,000.00	R$ 1,902,911.05	N/A	-	N/A	-	-

13.7 Options exercised and shares delivered relative to the share-based compensation of the Board of Directors and the Statutory Management

The members of the Company´s Board of Directors are entitled to compensation based on shares as of the 2018 Fiscal Year.

Options exercised – Financial year ended on 31/12/2018	Board of Director	Statutory Management
Total number of members	10,00	4,33
Number of remunerated members	1,00	4,00
Options exercised
Number of shares	NA	NA
Average weighted price in the year (in Reais)	NA	NA
Total value of the difference between the exercise value and the market value of the options exercised	NA	NA
Shares delivered
Number of shares	276.000	43.296
Average weighted price of acquisition	N/A	N/A
Difference between the exercise value and the market value of the options acquired	R$ -218.040	R$ -860.724

There are not any exercise during the years 2016 and 2017.

13.8 - Information needed to understand the figures presented in items 13.5 to 13.7 – Pricing method used for the shares and options

a.    Pricing model

Stock Option Plan. The Black-Scholes-Merton model is used to price the Options.

Restricted Shares Plan with grants before October, 2018. The average amount of the closing price of shares at trading held at the granting date is used to price the Options.

Restricted Shares Plan with grants before October, 2018. The average amount of the closing price of shares at tradings held at the preivous month to the granting date is used to price the Options.

b.    Data and assumptions used in the pricing model, including the average weighted price of the shares, strike price, expected volatility, option term, expected dividends and risk-free rate of return

Stock Option Plans:

As the figures related to the grants cycle are related to options granted to the date of the creation of this Reference Form, the following assumptions for the pricing of target options of the Company´s Stock Options Purchase Plan were used:

✓  Share price: the closing price in the trading session prior to the date the option was granted (B3 - ticker BRFS3);

✓    Strike price: Result of the average closing price (B3– ticker BRFS3) of the last 20 trading sessions prior to the grant date of the options, restated by the IPCA index;

✓    Term of option: The options granted within the Stock Options Plan may be exercised by the participants, within the minimum vesting periods established below:

1)    Under the present Stock Options Plan, approved at the AGM/EGM of 08/04/15: (a) up to 1/4 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/4 of the total options may be exercised two years after the signing of the grant contract; (c) up to 3/4 of the total options may be exercised three years after the signing of the grant contract; (d) all the options may be exercised four years after the signing of the grant contract; and (e) the maximum period is six years after the grant to exercise the options;

2)    Under the Stock Options Plan and the Additional Stock Options Plan discontinued on March 31, 2015: (a) up to 1/3 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/3 of the total options may be exercised two years after the signing of the grant contract; (c) all the options may be exercised three years after the signing of the grant contract; and (e) the maximum period is five years after the grant to exercise the option;

3)    Under the Stock Options Plan (Performance Stock Options) discontinued on March 31, 2015: the options will become exercisable after a minimum vesting period of 18 months and maximum of 24 months from the grant date, as defined by the Board of Directors;

✓  Risk-free Rate of Return: The risk-free rate of return of choice is the NTN-B (Brazilian Treasury Note) available on the date of pricing and with the same maturity as the options;

✓    Dividend rate: considered to be the Company´s historic dividends payment over the last two years; and

✓    Volatility of nominal shares issued by the Company: The Company uses the weighted volatility of its nominal shares to set the volatility rate.

Restricted Shares Plan:

Not applicable to the calculation models or premises since that, differently from the stock options, the quantity of shares is fixed upon the definition of the compensation amount. After such definition, the amount is converted into number of shares, considering its market value.

c.    Method used and assumptions adopted to incorporate the expected effects of the advance exercise

Stock Option Plans:

According to the pricing methodology of the target options (Black-Scholes-Merton) and the features of the Company´s Stock Options Plan, no assumptions were used to incorporate the effects of advance exercises.

Restricted Shares Plan:

Not applicable.

d.    Way of determining the expected volatility

Stock Option Plans:

The Company uses the historic performance of its nominal shares to set the volatility rate.

Restricted Shares Plan:

Not applicable.

e.    Any other option feature that may have been included in the assessment of fair value.

Stock Option Plans:

The Company uses the historic performance of its nominal shares to set the volatility rate.

Restricted Shares Plan:

Not applicable.

13.9 The number of shares or quotas directly or indirectly held in Brazil or abroad, and other securities convertible into shares or quotas issued by the Company, its direct or indirect parent companies, subsidiaries or companies under common control, by members of the Board of Directors, the Statutory Management or Fiscal Council, grouped by body

The participations in shares, quotas and other convertible securities held by the Board of Directors, management and fiscal counsellors, grouped by body, on the closing date of the last financial year, are shown below:

	Common Shares Issued by the Company	ADRs linked to Common Shares Issued by the Company
Board of Directors	6.376.083	30.750
Executive Management	31.662	0
Fiscal Council	1.200	0

13.10 Information on pension plans granted to members of the Board of Directors and Statutory Directors

2017	Board of Directors	Statutory Management
b. total number of members	10.00	4.33	4.33	4.33
c. number of remunerated members	0.00	1.00	2.00	0.00
d. name of plan	N/A	Plano II de Previdência Brasil Foods (closed for new members)	Plano III de Previdência Brasil Foods (open for new additions)	Plano de Benefícios FAF³ (closed for new members)
e. number of administrators who meet the conditions to retire¹	N/A	1.00	0.00	0.00
f. conditions for early retirement	N/A	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- Completed 10 years of contribution to the plan - To be entitled to the pension benefit for the time of the contribution under the Official Pension System - End of employment link with Employer
g. updated amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers²	N/A	R$ 410.405,95	R$ 210.816,63	N/A³
h. total amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers	N/A	R$ 86.710,95	R$ 175.491,66	R$ 0.00
i. if and under what conditions early redemption can be made	N/A	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.

_____________________________

¹ Fulfill the conditions but they need to end the employment link.

²Total amount of the employer´s contributions (since joining the Plan) plus the return.

³The FAF Benefits Plan (Plano de Benefícios FAF) is structured as a defined benefit model which is characterized by a mutual approach. As a result, the contributions to the plan, by the employers and participants, become part of the assured mathematical provisions of the benefits offered to its participants, without individualization.

13.11 Maximum, minimum and average compensation:

	Statutory Management			Board of Directors			Fiscal Council
	31/12/2018	31/12/2017	31/12/2016	31/12/2018	31/12/2017	31/12/2016	31/12/2018	31/12/2017	31/12/2016
Nº of members	4,33	6,17	7,67	10	9,42	9,00	3	3,00	3,00
Nº of remunerated members	4,33	6,17	7,67	9,66	9,42	9,00	3	3,00	3,00
Amount of highest compensation (in Reais)	4.842.479,53	2.640.000,00	4.430.709,40	1.472.400,00	1.472.400,00	1.472.400,00	197.646,00	197.646,00	197.646,00
Amount of lowest compensation (in Reais)	4.842.479,53	1.330.000,00	1.260.000,00	480.000,00	480.000,00	480.000,00	104.000,00	117.000,00	156.000,00
Average compensation (in Reais)	9.312.626,58	7.771.561,77	5.599.794,28	1.506.112,94	877.974,03	805.562,42	203.858,33	209.058,40	169.882,00

Notes

Statutory Management
31/12/2018

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2017

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2016

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

Board of Directors
31/12/2018

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2017

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2016

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

Fiscal Council
31/12/2018

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for 9 months

31/12/2017

For the Fiscal Council, the member with the highest individual compensation exercised the position for 12 months

For the Fiscal Council, the member with the lowest individual compensation exercised the position for 12 months

31/12/2016

For all the bodies, the member with the highest individual compensation exercised the position for 9 months

For the lowest individual compensation, the members who had exercised the position for less than 9 months were excluded

13.12 - Mechanisms of compensation or compensation for managers in the event of severance or retirement

The Company does not have an institutionalized policy that determines the payment of indemnification to the managers due to dismissal or retirement. Notwithstanding, the contractual arrangements in force executed with certain directors provide the payment of indemnification to the manager, for the term of 3 (three) years counted from the end of the relation with the Company, as a form to compensate for the prohibition of the practice of acts considered as competitive to the Company. Such mechanism has as purpose to reduce the financial impacts of the manager due to the limitations applied in his professional field, in reason to the execution of the agreement. If the indemnification becomes due, there will be no relevant financial impacts for the Company.

13.13 - Percentage of total compensation held by managers and members of the fiscal council who are related parties to the controllers

There was no percentage over the last three financial years of the total compensation of each body recognized in the result of related parties to the controllers, directly or indirectly, as the Company's control is diffuse and therefore it has no direct or indirect controllers.

13.14 - Compensation of managers and members of the fiscal council, grouped by body, received for any reason other than their corporate function

There was no amount over the last three fiscal years recognized in the result as compensation for members of the Board of Directors, the Statutory Management or Fiscal Council for any reason other than their corporate function, such as, for example, commissions and advisory or consultancy services provided.

13.15 - Compensation of managers and members of the Fiscal Council recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company:

In the years of 2015 and 2017, no amount was recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company, as compensation for the members of the Board of Directors, the Statutory Management or the Fiscal Council of the Company. In the financial year ended on December 31, 2016, certain amounts paid for the corporate function were recognized in the result of the subsidiaries, as shown below:

YEAR: 2016 – Annual Amounts in R$	Board of Directors	Statutory Management	Fiscal Council	Total
Controlled directly and indirectly	-		-	-
Controlled by the Company	-	948,642.35	-	948,642.35
Companies under common control	-		-	-

13.16 - Other relevant information

There is no other information the Company regards as relevant to this Section 13 of the Reference Form.

BRF S.A.

Appendix III – Information on the candidates to the positions of members of the Fiscal Council and of the Board of Director (Items 12.5 to 12.10 of the Reference Form, according to Instruction CVM n° 480, of December 7, 2009)

12.5 Composition and professional experience of the candidates to the Fiscal Council

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Attilio Guaspari	10/20/1946	Belongs only to the Fiscal Council	04/26/2018	Ordinary General Meeting of 2019
610.204.868-72	Civil Engineer	45 – C.F. (Effect.) Elected by Minor. Ordinary Shar.	04/26/2018	No
No	13th term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Maria Paula Soares Aranha	02/08/1957	Belongs only to the Fiscal Council	N/A	N/A
035.859.048-58	Banking and Economics	45 – C.F. (Effective)	N/A	N/A
No	-	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
André Vicentini	05/25/1981	Belongs only to the Fiscal Council	04/26/2018	Ordinary General Meeting of 2019
283.726.668-06	Engineer	45 – C.F. (Effective)	04/26/2018	No
No	1st term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Susana Hanna Stiphan Jabra	08/27/1957	Belongs only to the Fiscal Council	04/26/2018	Ordinary General Meeting of 2019
037.148.408-18	Economist	48 – C.F. (Alternate)	04/26/2018	No
No	3rd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Mônica Hojaij Carvalho Molina	07/05/1969	Belongs only to the Fiscal Council
137.295.488-08	Administrator	48 – C.F. (Alternate)		No
No	-	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Valdecyr Maciel Gomes	12/17/1954	Belongs only to the Fiscal Council	04/26/2018	Ordinary General Meeting of 2019
718.224.887-53	Lawyer	48 – C.F. (Alternate)	04/26/2018	No
No	1st term of office	Yes

Attilio Guaspari - 610.204.868-72

Mr. Attilio holds a bachelor's degree in Engineering from the Escola Politécnica da Universidade de São Paulo – USP and a master's degree in Administration Sciences. He was Superintendent of Audit of the BNDES from 1995 to 2001, having been Head of the Bank's Financial Department from 1980 to 1986 and Chief Financial Officer of Embrafilme from 1987 to 1988. He has participated in several Boards of Directors since 1986, such as Brasil Ferrovias SA, FAPES, Verolme-Ishibrás Industries and Projeto Jarí. He is currently the CEO of Proman (Manso S / A Producers) and a member of the Audit Committee of BNDES. Mr. Attílio has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Maria Paula Soares Aranha – 035.859.048-58

Mrs. Maria Paula has a bachelor in administration by FGV-EAESP, Post graduated in Administration with specialization in Finances by FGV-EAESP, Posts graduated in Accounting Sciences by FGV-RJ, MBA Controller by Universidade de São Paulo – USP and Master in Controllership and Accountability by FEA/USP. She was (i) Member of the Board of Directors for 5 years in Fibria Celulose S.A. (2013-2018), acting as coordinator of CAE–Committee of Statutory Audit, since its implementation, (ii) Member of the Board of Directors of Paranapanema S.A. (2014-2016), also as coordinator of the Audit Committee, in this case non-statutory, (iii) Tax Advisor for 2 years in Fibria Celulose S.A. (2011-2013) and another 2 years in Invepar S.A. (2016-2018) Currently, she acts in the Audit and Risks Committee of Grupo Hapvida as specialist in management of risks and studies of the financial statements. She is a certified Board Member by the ICSS-A, with participation in the commission of Management of Risks and Controls of IBGC and participation in the Board Members of EY. She is a specialist adviser in controllership, internal controls and systems of corporate management. Employee of Banco do Brasil from 1981 to 2007, having exercised the function of Executive Manager of the Controllership Board and Distribution Board. Has experience in 28 financial institutions, both in the conception of models, as in the implantation and development of tolls and management systems. Action in planning and budget, costs, management accounting, risks management, management in the area of distribution of bank services, management of agency network, of service terminals, of the process of service to clients. Mrs. Maria Paula has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

André Vicentini - 283.726.668-06

Mr. André Vicentini graduated in Mechanical Production Engineer by Escola Politécnica of the University of São Paulo – USP (2003). Specialization in ALM (Asset Liability Management) and in Risk Management by Educational Institute of BM&FBOVESPA (2010 and 2012). From January 2009 to March 2016, he acted as Corporate Superintendent of Treasury and Financial Services of BM&FBOVESPA S.A., being responsible for the financial management of the companies of the Group, both in Brazil and abroad, in the areas of treasury, financial planning, accounts payable, accounts receivable, credit and collection, reporting to the Financial Officer and having under direct management two managers and a total team of 20 people. He was also responsible for the financial management of the pension plan fund, acting as Director of Investments of Mercaprev (AETQ). From September 2006 to December 2008, he acted as Manager of Financial Management of Telefônica S.A., responsible for the financial operations of the group in local and International markets, for the cash management and structures of protection of market risks, managing a team of Treasury and Structured Operations composed by 6 people and reporting to the Financial Officer. From September 2003 to September 2006, he acted as Financial Analyst of Perdigão Agroindustrial, being member of the Treasury responsible for the management of cash flow, analysis of feasibility and pricing of structured operations, derivatives and operations of foreign trade. From January 2001 to September 2003, he was a trainee at Banco Votorantim, acting in the structuring desk and pricing of products. Mr. André has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

Susana Hanna Stiphan Jabra - 037.148.408-18

Ms. Susana is an economist (FEA-USP) with a specialization in financial management (MBA Insper). Susana has been working in large and medium-sized companies for more than 30 years and has participated in important operations in the capital market. She was a member of the Board of Directors of CPFL Energia SA, Companhia Paulista de Força e Luz, Companhia Piratininga de Força e Luz and CPFL Geração de Energia SA, Fras-Le SA, Telenorte Celular Participações SA, Bonaire Participações SA, among others. Tax Adviser of CPFL Energia S.A., JSL S.A., FERBASA, Universo Online S.A., Itau Unibanco S. A, among others. She is currently a member of the Fiscal Council of BRF and of Paranapanema S.A. and Member of the Board of Directors of CSU Cardsystem. Member of the Board of Directors and Fiscal Officer with Certification by the Brazilian Institute of Corporate Governance (IBGC). In the last five years, Mrs. Susana has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

Mônica Hojaij Carvalho Molina - 137.295.488-08

Mrs. Mônica Molina acts as Senior advisor in Business Strategy and M&A, as Managing partner of Condere since 2013, has more than 20 years of professional experience, including positions as statutory officer, in companies of medium and large size– Agronegócio (Grupo Louis Dreyfus, Bertin), Telecomunicações e Tecnologia (BellSouth Intl, Datasul, Bematech, CSU) and Linha Branca (Whirlpool).

Wit double certificate by IBGC, she has a seat at the Board of Directors of the state-owned company Dataprev since July 2018 and in the Consulting Board of Grupo Omni since May, 2018. In 2016, she was an independent member of the Fiscal Council of CSU CardSystem. Elected by minority shareholders, she occupied the position of alternate member of the Fiscal Council of the following public companies: Sonae Sierra, Mahle Metal Leve, SLC Agrícola, Lojas Americanas and Tegma Logística. Coauthor and teacher in the course Strategy CFO, in the Executive Education of Insper-SP, she is post graduated in Marketing by ESPM-SP and graduated in Companies Administration by FEA-USP.

Mrs. Mônica Molina has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Valdecyr Maciel Gomes – 718.224.887-53

Mr. Valdecyr is graduated in Law by Universidade Federal Fluminense – UFF (1986), with specialization in International Financial Law at Euromoney, Oxford University (1997). Participation at the Advanced Executive Program da Kellogg School of Management at Northwestern University (2013). Currently, Mr. Valdecyr acts as (i) Chairman of the Ethics Board of Anbima – Associação Brasileira de Entidades dos Mercados Financeiro e de Capitais, (ii) Manager of Primex V Fundo de Investimento Multimercado Crédito Privado Investimento no Exterior, (iii) Effective Member of the Committee of Evaluation and Selection of Board Members of the Board of Resources of the National Financial System (CAS-CRSFN), according to Ordinance 439, of 09.27.2018, MF, (iv) arbitrator appointed to be part of the arbitral tribunal in 3 proceedings in course before the FGV Chamber of Mediation and Arbitration, (v) Member of the Board of Directors of Santos Brasil Participações S.A. (public company). Was elected in 2018 as alternate member of the position of Tax Advisor of the Company. From March 2014 to September 2016, he acted as Head for Latin America and Managing Partner of Brookfield Asset Management, responsible to define the strategic plan of the activity, to lead negotiations of purchase and sale of assets; negotiate in situations of conflict and develop solutions; hire, practice, develop and evaluate the team; define strategies of investment and of divestment; propose changes and corrections in the strategy, for the preservation of value in adverse situations; supervise and execution of operations and of the structure of governance of the assets acquired manage the risk and take care of the company´s image. From March 2008 to September 2013, he was the CEO and Chairman of Brookfield Asset Management, as well as of other companies of the group (Banco Brascan S.A., Brookfield Serviços Financeiros Ltda., Brascan Corretora de Títulos e Valores Mobiliários, BRKB DTVM S.A., BRKB Consultoria and of Brookfield Gestão de Ativos Ltda.). From September 2013 to September 2016, he was Director and Vice President of Brookfield Asset Management, as well as: Director and Vice Executive President and Managing Partner of Brookfield Brasil Ltda. And of Brookfield Participações Ltda.; Director of Brookfield Brazil Ltd. and of Brookfield Brasil Asset Management Investimentos Ltda.; Director of Fisher Eagle Capital Investments LLC and of Marlin Capital Investiments LLC. From 2008 to June 2011 he was Director of Brascan Holdings Plc, responsible for the establishment and management of the company whose function was to raise funds abroad for investments in Brazil. From 2001 to 2008, he was Executive Vice President of Banco Brascan S.A., having acted as Legal Director at the same institution from 1997 to 2001. From 1990 to 1997, he acted as fiscal of the Municipality of Rio de Janeiro and as lawyer of Brascan Brasil Ltda. From 1983 to 1990, he was a lawyer at Banco Garantia S.A. and, in 1982, he was Government Official of the Federal Government, as troop commander. Mr. Valdecyr has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or 141 administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

12.6. State in table form the participation rate of each member of the board of directors or fiscal council over the last year at the meetings held by the respective body in the same period after taking up the position

Body	Member	Percentage Share
Fiscal Council	Attilio Guaspari	100%
Fiscal Council	André Vicentini	85%

12.7 – Provide the information mentioned in item 12.5 in relation to the statutory members, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory

Not applicable.

12.8. State the participation rate of each member of the statutory committees, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory, state, in a table format, the percentage rate at meetings carried out by the respective body in the same period, that have occurred after entering the position

Not applicable.

12.9.      Report the existence of marital relationship, stable union or kinship to the second degree:

a.	Company Management
b.	Company Management and managers of companies controlled, directly or indirectly
c.	Company Management or managers of companies controlled, directly or indirectly and direct or indirect Controllers of the Company
d.	Company Management and managers of companies controlled, directly or indirectly by the Company

Not applicable. The candidates to members of the Fiscal Council do not have any of the relationships mentioned in this Item 12.9.

12.10. Report relationships of subordination, service provision or control maintained over the past 3 years between the Company´s management and:

a.    company controlled directly or indirectly by the Company, with the exception of those in which the Company holds all the share capital, directly or indirectly

b.    direct or indirect controller of the Company

c.     if relevant, supplier, customer, debtor or creditor of the Company, its subsidiary or controller or companies controlled by any of these people

Not applicable. No one in the Company has any of the relationships mentioned in this Item 12.10.